    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 1997


                                                      REGISTRATION NO. 333-16453
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 2 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              SHOP VAC CORPORATION
             (Exact name of registrant as specified in its charter)

              NEW JERSEY                                  3589                                  13-5609081
    (State or other jurisdiction of           (Primary Standard Industrial                   (I.R.S. Employer
    incorporation or organization)             Classification Code Number)                  Identification No.)

                            ------------------------

                                2323 REACH ROAD
                        WILLIAMSPORT, PENNSYLVANIA 17701
                                 (717) 326-0502
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                W. EARL STOGNER
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              SHOP VAC CORPORATION
                                2323 REACH ROAD
                        WILLIAMSPORT, PENNSYLVANIA 17701
                                 (717) 326-0502
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                   Copies to:
                            KIRK A. DAVENPORT, ESQ.
                                LATHAM & WATKINS
                                885 THIRD AVENUE
                                   SUITE 1000
                            NEW YORK, NEW YORK 10022
                                 (212) 906-1200
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                                PROPOSED
                                                                OFFERING      PROPOSED
                TITLE OF EACH                                     PRICE       AGGREGATE    AMOUNT OF
             CLASS OF SECURITIES                AMOUNT TO BE       PER        OFFERING    REGISTRATION
               TO BE REGISTERED                  REGISTERED      NOTE(1)      PRICE(1)        FEE
------------------------------------------------------------------------------------------------------
10 5/8% Senior Secured Notes
  due 2003....................................   $100,000,000     100%      $100,000,000   $30,303.03
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              SHOP VAC CORPORATION
                             CROSS REFERENCE SHEET

           PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K
               SHOWING LOCATION IN PROSPECTUS OF THE INFORMATION
                         REQUIRED BY PART I OF FORM S-4

  1.  Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus...  Outside Front Cover Page; Cross Reference
                                                     Sheet; Inside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus............................  Inside Front Cover Page; Outside Back Cover
                                                     Page
  3.  Risk Factors, Ratio of Earnings to Fixed
        Charges and Other Information............  Prospectus Summary; Risk Factors; Selected
                                                     Consolidated Financial Data
  4.  Terms of the Transaction...................  The Exchange Offer; Certain Federal Income
                                                     Tax Considerations; Description of
                                                     Exchange Notes
  5.  Pro Forma Financial Information............  Prospectus Summary; Selected Consolidated
                                                     Financial Data
  6.  Material Contacts with the Company Being
        Acquired.................................  Not Applicable
  7.  Additional Information Required for
        Reoffering by Persons and Parties Deemed
        to be Underwriters.......................  Not Applicable
  8.  Interests of Named Experts and Counsel.....  Not Applicable
  9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  Not Applicable
 10.  Information with Respect to S-3
        Registrants..............................  Not Applicable
 11.  Incorporation of Certain Information by
        Reference................................  Not Applicable
 12.  Information with Respect to S-2 or S-3
        Registrants..............................  Not Applicable
 13.  Incorporation of Certain Information by
        Reference................................  Not Applicable
 14.  Information with Respect to Registrants
        Other Than S-3 or S-2 Registrants........  Prospectus Summary; Capitalization;
                                                   McCulloch Disposition; Selected
                                                     Consolidated Financial Data; Management's
                                                     Discussion and Analysis of Financial
                                                     Condition and Results of Operations;
                                                     Business; Management; Certain
                                                     Relationships And Related Transactions;
                                                     Principal Stockholders; Description of
                                                     Certain Indebtedness; Description of
                                                     Exchange Notes; Book Entry; Delivery and
                                                     Form; Plan of Distribution; Legal
                                                     Matters; Experts; Available Information;
                                                     Consolidated Financial Statements
 15.  Information with Respect to S-3
        Companies................................  Not Applicable

 16.  Information with Respect to S-2 or S-3
        Companies................................  Not Applicable
 17.  Information with Respect to Companies Other
        Than S-2 or S-3 Companies................  Not Applicable
 18.  Information if Proxies, Consents or
        Authorizations are to be Solicited.......  Not Applicable
 19.  Information if Proxies, Consents or
        Authorizations are not to be Solicited or
        in an Exchange Offer.....................  Management; The Exchange Offer; Certain
                                                     Relationships And Related Transactions

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED JANUARY 23, 1997


PROSPECTUS

                                  $100,000,000

                               OFFER TO EXCHANGE

                     10 5/8% SENIOR SECURED NOTES DUE 2003
           FOR ALL OUTSTANDING 10 5/8% SENIOR SECURED NOTES DUE 2003
                                       OF

                              SHOP VAC CORPORATION
                            ------------------------

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M, NEW YORK CITY TIME ON
          , 1997 UNLESS EXTENDED.

     Shop Vac Corporation, a New Jersey corporation ("Shop Vac" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10 5/8% Senior Secured Notes due 2003 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 10 5/8% Senior Secured Notes due 2003 (the "Private Notes"), of which $100,000,000 in aggregate principal amount are outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of the Private Notes under the Registration Rights Agreement (as defined), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Private Notes (which they replace) and will be entitled to the benefits of an indenture dated as of October 1, 1996 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of Exchange Notes."


     The Notes will rank pari passu in right of payment with all existing and future senior Indebtedness of the Company, including the New Revolving Credit Facility (as defined), and will rank senior in right of payment to future subordinated Indebtedness of the Company. The Notes are secured by a first priority pledge of all of the outstanding capital stock of the Company (the "Millers' Stock"). The New Revolving Credit Facility will be secured by a pledge of the inventories and accounts receivable of the Company and Felchar Manufacturing Corporation, the Company's domestic motor manufacturing subsidiary ("Felchar"). See "Description of Certain Indebtedness." As of September 30, 1996, after giving pro forma effect to the Private Offering and the application of the net proceeds therefrom, the aggregate principal amount of senior Indebtedness of the Company and its subsidiaries would have been approximately $113.6 million, $100.0 million of which would have been represented by the Notes. In addition, the Notes would have been structurally subordinated to approximately $6.4 million of Indebtedness and approximately $38.7 million of other liabilities (including trade payables) of the Company's subsidiaries.


     The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, the Exchange Notes will bear interest at the rate of 10 5/8% per annum and the interest thereon will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing March 1, 1997. The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (October 1, 1996). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                The date of this Prospectus is January 23, 1997

     The Exchange Notes will be redeemable at the option of the Company, in whole or in part, on or after September 1, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the date of redemption. If less than all of the Exchange Notes are to be redeemed at any time, selection of Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Exchange Notes of $1,000 or less shall be redeemed in part. Upon the occurrence of a Change of Control (as defined), Holders of the Exchange Notes will have the right to require the Company to repurchase their Exchange Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. The New Revolving Credit Facility contains prohibitions of certain events that constitute a Change of Control. In addition, the exercise by the Holders of Exchange Notes of their right to require the Company to repurchase the Exchange Notes or of their rights under the Pledge Agreement could cause a default under the New Revolving Credit Facility. The Company's ability to pay cash to the Holders of Exchange Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control."

     The Company will accept for exchange any and all validly tendered Private
Notes not withdrawn prior to 5:00 p.m., New York City time, on           , 1997,
unless the Exchange Offering is extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer -- Conditions."

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a Holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the Holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company believes that none of the registered Holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities
Act) of the Company.

     Prior to the Exchange Offer, there has been no public market for the Notes. The Exchange Notes will not be listed on any securities exchange, but the Private Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) market. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors -- Absence of Public Market; Restrictions on Transfer."

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date. See "The Exchange Offer -- Resale of the Exchange Notes" and "Plan of Distribution."

     The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer. See "The Exchange Offer -- Resale of the Exchange Notes."

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     SEE "RISK FACTORS," BEGINNING ON PAGE 12, FOR A DISCUSSION OF CERTAIN FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL           , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS OFFERING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION THEREWITH. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, the Depository Trust Company ("DTC" or the "Depositary") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global note representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. After the initial issuance of such global note, Exchange Notes in certificated form will be issued in exchange for the global note only in accordance with the terms and conditions set forth in the Indenture. See "The Exchange Offer -- Book-Entry Transfer" and "Book Entry; Delivery and Form."
                            ------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed financial and other information contained elsewhere herein. Prospective investors are urged to read this Prospectus in its entirety. Unless otherwise indicated, all references herein to the "Company" include information relating to the Shop Vac business only and do not include the McCulloch business.


                                  THE COMPANY


OVERVIEW


     Shop Vac believes that it is a leading worldwide manufacturer and marketer of consumer and industrial wet/dry vacuum cleaners and accessories. The Company has maintained a leadership position in North America since it introduced the wet/dry vacuum to the consumer market under the Shop-Vac(R) brand name in the late 1960s. The Company estimates that its products account for over half of the domestic consumer wet/dry vacuum market, with almost twice the market share of its closest competitor. The Company also markets its wet/dry vacuums internationally in over 70 countries under the Aqua-Vac(R) and Goblin(R) brand names. Based upon the Company's knowledge and experience in the industry, the Company believes that the Aqua-Vac(R) line of wet/dry vacuums is a leading brand in Western Europe. Shop Vac believes that it has maintained a leading worldwide market position by promoting strong brand awareness and product quality, building and maintaining close relationships with its customers and, in North America, utilizing cost-effective vertically integrated manufacturing processes. For the nine months ended September 30, 1996, the Company had net sales and EBITDA (as defined) of $151.3 million and $14.5 million, respectively.


     The Company manufactures and markets a comprehensive line of wet/dry vacuums in various combinations of tank size, motor horsepower and attachment accessories, which are designed for consumer, industrial/commercial and professional needs. Features include motors ranging from 1.0 to 5.0 peak horsepower, tank sizes ranging from one to 55 gallons, detachable hand-held blowers and a variety of accessories such as extension wands, brushes and nozzles. The Company designs most of its products for the consumer market, which accounted for approximately 90% of the Company's net sales in 1995. The Company also manufactures and markets a full line of floor care products, including conventional dry vacuums, carpet cleaners and steam cleaners, to selected international markets.


     Shop Vac's product design, operations, sales and marketing are managed in two groups: (i) North America, which is comprised of the United States, Canada, Latin America and Australia, and (ii) Europe, which is comprised of Europe and the remaining countries in which the Company does business. The Company sells its products in North America through its own direct sales force primarily through national and regional mass merchandisers, home centers, hardware chains, warehouse clubs and industrial distributors. The Company's major North American customers include Ace Hardware Corporation ("Ace Hardware"), Builder's Square, a division of Kmart Corporation ("Kmart"), Canadian Tire Corporation ("Canadian Tire"), The Home Depot ("Home Depot"), Kmart, Wal-Mart Stores, Inc. ("Wal-Mart") and W.W. Grainger, Inc. ("W.W. Grainger"). The Company has been recognized for its quality products and service during the last seven years with "Vendor of the Year" or similar awards from a number of major retailers, including Canadian Tire, Kmart and WalMart. The Company markets its products internationally primarily through home centers and electrical appliance chains, as well as through catalogs. Shop Vac's customers in Europe include home centers, such as Castorama, S.A. ("Castorama") in France; electrical appliance chains, such as DSG Retail Limited ("Curry's") in the United Kingdom; catalog showrooms, such as Argos Distributors Limited ("Argos") in the United Kingdom; mail order catalogs, such as Otto Versand G.m.b.H & Co. ("Otto") in Germany; and hypermarkets, such as Carrefour S.N.C. ("Carrefour") in France. The customers noted in this paragraph contributed approximately 47% of the Company's total revenues for the year ended December 31, 1995 and the nine months ended September 30, 1996.

DISCONTINUED MCCULLOCH OPERATIONS

     In 1990, the Company acquired the McCulloch chainsaw and lawn and garden business (the "McCulloch Acquisition") in order to take advantage of Shop Vac's manufacturing expertise and distribution network, as well as complementary product selling seasons. At that time, the Company initiated a strategy to capitalize on McCulloch's strengths, focusing on sales growth through product diversification and the expansion of international operations. Following the McCulloch Acquisition, the Company made a substantial investment in expanding McCulloch's product lines, including redesigning McCulloch's gasoline and electric chain saw lines, as well as introducing electric trimmers and leaf blowers into the market. During this period, a significant portion of the Company's cash flow and management resources were diverted to McCulloch. Despite this investment, subsequent operating results of McCulloch were below expectations largely due to intense competition within McCulloch's industry and greater than expected working capital needs. Consequently, in 1995 the Company's Board of Directors undertook a strategic plan to focus on the Company's core wet/dry vacuum business, to reduce debt and to establish a capital structure that would provide Shop Vac with the financial and operating flexibility to maximize its core business opportunities. Accordingly, on November 1, 1995, McCulloch was sold, and, for financial reporting purposes, the McCulloch business has been classified as a discontinued operation. In addition, a charge was taken in the last quarter of 1995 to reflect a loss on the sale of McCulloch. See "McCulloch Disposition," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 11 to the consolidated financial statements of the Company and its subsidiaries included elsewhere herein.

COMPETITIVE STRENGTHS

     Management believes that the Company enjoys the following competitive advantages:

     Strong Brand Name Recognition. The Shop-Vac(R) brand name has been synonymous in North America with the wet/dry vacuum since the Company introduced the wet/dry vacuum cleaner to the consumer market in the late 1960s. Independent market research indicates that awareness of the Shop-Vac(R) brand name among potential wet/dry vacuum purchasers in the United States has averaged approximately 90% since 1987. The Company's international brands, Aqua-Vac(R) and Goblin(R) also have strong brand name recognition in their respective markets. The Company has built and maintained its well-recognized brand name by manufacturing and selling high quality, powerful products at competitive prices.

     Market Leadership. The Shop-Vac(R) brand image has helped the Company achieve and maintain the leading position in its major markets. The Company estimates that its products currently account for more than half of the $275 million domestic consumer wet/dry vacuum industry, with almost twice the market share of its largest domestic competitor. In addition, the Aqua-Vac(R) brand of wet/dry vacuums is a leading brand in Western Europe. See "Risk
Factors -- Competition" and "Business -- Competition."

     Established Customer Relationships and Extensive Distribution Network. The Company has been the primary supplier of wet/dry vacuums to its top ten customers in the United States and Canada for an average of over 17 years. In addition, the Company believes that its products currently account for virtually all of the wet/dry vacuum business of seven of its top ten customers in the United States and Canada, and many retailers carry the Company's products at all of their locations. Although the European market is more fragmented than in the United States and Canada, the Company benefits from its well-established relationships with major retailers in various Western European countries. The Company estimates that its products are distributed through over 25,000 retail outlets in North America and over 5,000 retail outlets in Europe.

     Distinct Product Position. In North America, the Company's wet/dry products are positioned by retailers as utility vacuums and, therefore, are sold through hardware, rather than floor care, departments. As a result, in North America Shop Vac's wet/dry products do not compete with conventional vacuums for retailer shelf space. In addition, the Company enjoys diversified distribution through hardware chains and home centers, as well as through mass merchants. As a hardware product, Shop Vac has benefited from the trend towards "do-it-yourself" work by homeowners and the growth of national home center chains. A similar trend is developing in Europe which the Company believes will enhance its sales in Europe in light of the Company's relationships with European home center chains.

     Brand Loyalty. Management estimates that approximately half of the Company's domestic sales in 1995 were to customers who owned or had previously owned a Shop-Vac(R). The Company estimates that it has an installed base of approximately 18.0 million wet/dry vacuum units in North America and approximately 3.5 million units in Europe, with these Shop-Vac(R) and Aqua-Vac(R) owners being likely to purchase new or replacement Shop-Vac(R) and Aqua-Vac(R) vacuums in the future. In addition, the Company's installed base results in Shop-Vac(R) and Aqua-Vac(R) owners purchasing replacement parts, filters and other related products, which accounted for approximately 10% of net sales in 1995.

     Low Cost Producer. The Company has over 25 years of experience in developing, manufacturing and continually enhancing its line of wet/dry vacuum cleaners and related products. To maximize profitability, the Company is vertically integrated in North America. By controlling all major aspects of the manufacturing process through its integrated facilities in North America, the Company is able to control product quality and reduce lead times and delivery costs. In addition, as a vertically integrated manufacturer, the Company is able to design new products and enhance existing products in order to facilitate a simplified manufacturing process, thereby reducing costs. Since the European market is more fragmented, the Company outsources the majority of its components in Europe, which allows for the added flexibility that is necessary to offer smaller and more diverse product offerings for sale in various countries.

     Family Management and Ownership. The Company is owned and operated by Jonathan and Matthew Miller, the sons of the Company's founder. Jonathan Miller, the Chairman of the Board and Chief Executive Officer of the Company and the President of the North American Group, has worked at the Company or its predecessor, Craftool Company, since 1970. Matthew Miller, the President of the European Group, has worked at the Company since 1975. The Miller family collectively owns all of the capital stock of the Company (the "Millers' Stock"), which has been pledged as collateral for the Notes. See "Risk
Factors -- Control by Principal Stockholders; Dependence on Key Personnel," "Principal Stockholders," and "Description of Exchange Notes -- Security."

BUSINESS STRATEGY

     The Company's business strategy consists of the following key elements:


     Emphasize Improved Profitability and Cash Flow. Following the decision to sell McCulloch, the Company focused on its core operations and initiated a series of operational improvements targeted at reducing expenses and increasing cash flow. These improvements include consolidation of certain manufacturing operations, administrative personnel reductions, improved inventory control and implementation of manufacturing innovations and automation. For example, in 1995, the Company began using an automated liquid coloring system instead of a manual mixing process and converted certain plastic parts from thermal plastic to a lower cost thermoset material. In 1996, the Company consolidated its plastic molding facility formerly in Norwich, New York into its Canton, Pennsylvania operations and has initiated consolidation of a small manufacturing facility in France into its European manufacturing operations in Ireland. The benefits of these programs and the impact of certain other factors are evident in the Company's recent operating results, including gross margin improvement from 23.0% to 24.7% and a reduction in selling, general and administrative expenses as a percentage of net sales from 16.7% to 15.9% for the nine months ended September 30, 1995 and 1996, in each case, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Results of Operations."


     Maintain Leading Market Position. The Company intends to continue to capitalize on the strengths of its brands and maintain its worldwide market leadership position. In this capacity, the Company will continue to maintain close relationships with its customers and manufacture quality products which lead to high levels of customer satisfaction.

     Expand International Sales. The Company intends to continue to leverage the Shop-Vac(R) and Aqua-Vac(R) brand names to achieve global distribution of products and product line extensions. The Company intends to increase its advertising and promotional activity to broaden international awareness of its products. As part of this strategy, the Company is seeking to develop independent distribution channels in countries where it currently does not have a major presence. In addition, from time to time, the Company coordinates with its major customers' expansion into new markets. For example, while Shop Vac's products have been sold in Mexico in the past, the Company intends to expand its presence in Mexico and the rest of Latin America alongside Wal-Mart, its longtime customer. See "Risk Factors -- Foreign Operations."

     Emphasize Product Innovation. The Company seeks to expand the wet/dry vacuum cleaner product category by introducing new products under the Shop-Vac(R) and Aqua-Vac(R) brand names and continually upgrading existing products in response to consumer preferences, changing market dynamics and technological advancements. For example, in 1994, the Company successfully introduced into the North American market the Shop-Vac 1x1(R), a smaller light-weight hand-held wet/dry vacuum intended for use in the home. In addition, in 1995, the Company began to offer the QSP(R)(Quiet Super Power) line of wet/dry vacuums which offer easier handling and quieter operations without sacrificing motor power. The QSP(R) is the only "quiet" wet/dry vacuum in the market, and consumer response has been very favorable. In Europe, the Synchro(R) line of vacuums ("Synchro(R)") was introduced in 1991. The Synchro(R) includes an adaptor that enables power tools, such as electric saws and sanders equipped with dust extraction outlets, to be connected directly to the vacuum. In 1995, the new "quiet" operating wet/dry vacuum and carpet shampooer, the Aqua Vac(R) Multipro(R) (the "Multipro(R)"), was introduced in Europe.

FINANCING

     The Company undertook the Private Offering in order to refinance substantially all of its existing indebtedness. On October 1, 1996, the Company and Felchar, as borrowers, entered into a Credit Agreement with First Union National Bank of North Carolina (the "New Revolving Credit Facility") which provides for revolving credit borrowings of up to $25 million in aggregate principal amount, at any one time outstanding, subject to certain borrowing base requirements. As of October 31, 1996, no amounts were outstanding under the New Revolving Credit Facility and approximately $23.0 million was available based upon the Company's Borrowing Base (as defined). The New Revolving Credit Facility is secured by the inventory and accounts receivable of the Company and Felchar. See "Description of Certain Indebtedness -- New Revolving Credit Facility" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company is a New Jersey corporation that has its principal executive offices at 2323 Reach Road, Williamsport, Pennsylvania, 17701, telephone: (717) 326-0502.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER..............   The Company is offering to exchange $1,000
                                   principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. The
                                   Company will issue Exchange Notes on or
                                   promptly after the Expiration Date. There is $100,000,000 aggregate principal amount of
                                   Private Notes outstanding. See "The Exchange
                                   Offer -- Purpose of the Exchange Offer."

                                   Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a Holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the Holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer -- Resale of the Exchange Notes."

REGISTRATION RIGHTS AGREEMENT...   The Private Notes were sold by the Company on
                                   October 1, 1996 to Lehman Brothers Inc. and
                                   First Union Capital Markets Corp.
                                   (collectively, the "Initial Purchasers") pursuant to a Purchase Agreement, dated
                                   September 25, 1996, by and among the Company and the Initial Purchasers (the "Purchase
                                   Agreement"). Pursuant to the Purchase
                                   Agreement, the Company and the Initial
                                   Purchasers entered into a Registration Rights
                                   Agreement, dated as of October 1, 1996 (the
                                   "Registration Rights Agreement"), which
                                   grants the Holders of the Private Notes
                                   certain exchange and registration rights. The
                                   Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. See "The
                                   Exchange Offer -- Termination of Certain
                                   Rights."

EXPIRATION DATE.................   The Exchange Offer will expire at 5:00 p.m.,
                                   New York City time, on           , 1997,
                                   unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange
                                   Offer is extended. See "The Exchange Offer --
                                   Expiration Date; Extensions; Amendments."

ACCRUED INTEREST ON THE EXCHANGE
  NOTES AND THE PRIVATE NOTES...   The Exchange Notes will bear interest from
                                   and including the date of issuance of the Private Notes (October 1, 1996). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private
                                   Notes. See "The Exchange Offer -- Interest on the Exchange Notes."

CONDITIONS TO THE EXCHANGE
  OFFER.........................   The Exchange Offer is subject to certain
                                   customary conditions that may be waived by the Company. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange. See "The Exchange
                                   Offer -- Conditions."

PROCEDURES FOR TENDERING
  PRIVATE NOTES.................   Each Holder of Private Notes wishing to
                                   accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to Marine Midland Bank, as exchange agent (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the Holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such Holder of Private Notes in connection with the Exchange Offer are being acquired by such Holder in the ordinary course of its business, (ii) if such Holder is not a broker-dealer, such Holder is not currently participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes,
                                   (iii) if such Holder is a broker-dealer
                                   registered under the Exchange Act or is
                                   participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such Holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The
                                   Exchange Offer -- Resale of Exchange Notes"),
                                   (iv) such Holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such Holder in exchange for Private Notes acquired by such Holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such Holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the Holder is a broker-dealer that will receive Exchange
                                   Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such Holder will be required to acknowledge in the Letter of Transmittal that such Holder will deliver a prospectus in con-nection with any resale of such Exchange
                                   Notes; however, by so acknowledging and by delivering a prospectus, such Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer --
                                   Procedures for Tendering."

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS.............   Any beneficial owner whose Private Notes are
                                   registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private
                                   Notes in the Exchange Offer should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See
                                   "The Exchange Offer -- Procedures for
                                   Tendering."

GUARANTEED DELIVERY
  PROCEDURES....................   Holders of Private Notes who wish to tender
                                   their Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer -- Guaranteed
                                   Delivery Procedures."

ACCEPTANCE OF THE PRIVATE NOTES
  AND DELIVERY OF THE EXCHANGE
  NOTES.........................   Subject to the satisfaction or waiver of the
                                   conditions to the Exchange Offer, the Company will accept for exchange any and all Private
                                   Notes that are properly tendered in the
                                   Exchange Offer prior to the Expiration Date.
                                   The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the
                                   Expiration Date. See "The Exchange
                                   Offer -- Terms of the Exchange Offer."

WITHDRAWAL RIGHTS...............   Tenders of Private Notes may be withdrawn at
                                   any time prior to the Expiration Date. See
                                   "The Exchange Offer -- Withdrawal of
                                   Tenders."

CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS................   For a discussion of certain material federal
                                   income tax considerations relating to the exchange of the Exchange Notes for the Private Notes, see "Certain Federal Income
                                   Tax Considerations."

EXCHANGE AGENT..................   Marine Midland Bank is serving as the
                                   Exchange Agent in connection with the
                                   Exchange Offer.

                               THE EXCHANGE NOTES

     The Exchange Offer applies to $100,000,000 aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of Exchange Notes."

SECURITIES OFFERED..............   $100,000,000 aggregate principal amount of
                                   10 5/8% Senior Secured Notes due 2003.

ISSUER..........................   Shop Vac Corporation.

INTEREST........................   The Exchange Notes will bear interest at the
                                   rate of 10 5/8% per annum, and such interest will be payable semi-annually in arrears on March 1 and September 1, commencing on March
                                   1, 1997, to Holders of record at the close of business on the immediately preceding
                                   February 15 and August 15. See "Description of Exchange Notes -- Principal, Maturity and
                                   Interest."

INTEREST PAYMENT DATES..........   March 1 and September 1, commencing March 1,
                                   1997.

MATURITY DATE...................   September 1, 2003.

OPTIONAL REDEMPTION.............   The Notes will be redeemable, in whole or in
                                   part, at the option of the Company at any time on or after September 1, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated
                                   Damages (as defined), if any, to the date of redemption. See "Description of Exchange
                                   Notes -- Optional Redemption."

CHANGE OF CONTROL...............   In the event of a Change of Control (as
                                   defined), the Holders of the Notes will have the right to require the Company to purchase their Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See
                                   "Description of Exchange Notes -- Repurchase at the Option of Holders -- Change of Control."


RANKING.........................   The Exchange Notes will rank pari passu in
                                   right of payment with all existing and future senior Indebtedness of the Company and senior in right of payment to all future subordinated Indebtedness of the Company. As of September 30, 1996, after giving pro forma effect to the Private Offering and the application of the net proceeds therefrom, the aggregate principal amount of outstanding senior Indebtedness of the Company and its subsidiaries would have been approximately
                                   $113.6 million, $100.0 million of which would have been represented by the Notes. In addition, the Notes would have been structurally subordinated to approximately
                                   $6.4 million of Indebtedness and
                                   approximately $38.7 million of other
                                   liabilities (including trade
                                   payables) of the Company's subsidiaries. See
                                   "Description of Exchange Notes -- General."

SECURITY........................   The Notes are secured by a first priority
                                   pledge of the Millers' Stock. The New
                                   Revolving Credit Facility is secured by a pledge of the inventories and accounts receivable of the Company and Felchar. See
                                   "Description of Exchange Notes -- Security" and "Description of Certain
                                   Indebtedness -- New Revolving Credit
                                   Facility."

CERTAIN COVENANTS...............   The Indenture contains certain covenants
                                   that, among other things, limit the ability of the Company and its subsidiaries to incur additional Indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase Equity Interests or subordinated Indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell Equity Interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the
                                   Company will be required to offer to purchase the Exchange Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the proceeds of certain asset sales. See
                                   "Description of Exchange Notes -- Certain
                                   Covenants."

                                  RISK FACTORS

     See "Risk Factors" on pages 12 through 18 hereof, for a discussion of certain factors that should be considered in connection with the Exchange Offer and an investment in the Exchange Notes.

                             SUMMARY FINANCIAL DATA

     The following table sets forth selected historical consolidated financial information of the Company as of and for the periods indicated below. The summary consolidated financial data, excluding pro forma data, as of and for the years ended December 31, 1993, 1994, and 1995 were derived from the audited consolidated financial statements of the Company included elsewhere herein. The summary financial data for the nine months ended September 30, 1995 and September 30, 1996 have been derived from unaudited interim consolidated financial statements of the Company and are not necessarily indicative of the results to be expected for the full fiscal year. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, together with the related notes thereto, included elsewhere herein.


                                                                                                     NINE MONTHS
                                                               YEAR ENDED DECEMBER 31,           ENDED SEPTEMBER 30,
                                                           -------------------------------      ---------------------
                                                             1993       1994       1995           1995         1996
                                                           --------   --------   ---------      --------     --------
                                                                             (DOLLARS IN THOUSANDS)
CONSOLIDATED OPERATING DATA:
Net sales................................................  $224,726   $250,843   $ 231,323      $165,135     $151,308
Cost of sales............................................   162,710    182,694     179,416       127,229      113,980
                                                           --------   --------   ---------      --------     --------
  Gross profit...........................................    62,016     68,149      51,907        37,906       37,328
Selling, general and administrative expense..............    38,421     41,867      35,637        27,442       24,044
Restructuring charges....................................        --         --          --            --        4,714
                                                           --------   --------   ---------      --------     --------
  Income from operations.................................    23,595     26,282      16,270        10,464        8,570
Interest expense.........................................     7,210      8,826      11,629         8,966        7,175
Non-operating expense (income), net......................      (870)         9         459           299          396
                                                           --------   --------   ---------      --------     --------
  Income from continuing operations before income taxes
    and cumulative effect of changes in accounting
    principles...........................................    17,255     17,447       4,182         1,199          999
Income taxes.............................................     5,130      4,964       1,425         1,006        1,172
                                                           --------   --------   ---------      --------     --------
  Income (loss) from continuing operations before
    cumulative effect of changes in accounting
    principles...........................................    12,125     12,483       2,757           193         (173)
                                                           --------   --------   ---------      --------     --------
Discontinued operations:
  Loss from operations of discontinued business, net.....    (4,148)    (4,525)    (10,639)       (6,397)          --
  Loss on disposal of discontinued business, net.........        --         --    (120,296)(1)        --           --
                                                           --------   --------   ---------      --------     --------
  Loss on discontinued operations........................    (4,148)    (4,525)   (130,935)(1)    (6,397)          --
                                                           --------   --------   ---------      --------     --------
Income (loss) before cumulative effect of changes in
  accounting principles..................................     7,977      7,958    (128,178)       (6,204)        (173)
Cumulative effect of changes in accounting principles,
  net....................................................    (1,049)        --          --            --           --
                                                           --------   --------   ---------      --------     --------
Net income (loss)........................................  $  6,928   $  7,958   $(128,178)     $ (6,204)    $   (173)
                                                           ========   ========   =========      ========     ========
Ratio of earnings to fixed charges(2)....................      3.3x       2.9x        1.4x          1.1x         1.1x
Pro forma ratio of earnings to fixed charges(2)..........                             1.2x                         --
OTHER DATA:
EBITDA(3)................................................  $ 27,873   $ 31,336   $  22,402      $ 15,050     $ 14,533
Depreciation and amortization............................     4,278      5,054       6,132         4,586        5,963(8)
Capital expenditures, net................................     7,656      7,838       8,042         7,614          155
Net cash provided (used) by:
  Operating activities...................................     6,639      3,707     (18,930)      (23,156)      (4,366)
  Investing activites....................................   (14,809)   (20,390)     19,293        (9,920)        (155)
  Financing activities...................................     6,246     15,635         230        33,871        4,856
Pro forma ratio of EBITDA to cash interest                                            1.9x                       1.6x
  expense(3)(4)(5).......................................
Pro forma ratio of total debt to EBITDA(3)(5)............                             5.2x                       5.9x



                                                        AS OF DECEMBER 31,                    AS OF SEPTEMBER 30, 1996
                                               -------------------------------------       ------------------------------
                                                 1993          1994          1995           ACTUAL         AS ADJUSTED(6)
                                               --------      --------      ---------       ---------       --------------
                                                                         (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Total assets(7)..............................  $207,678      $252,582      $ 135,480       $ 137,635         $  148,569
Total debt...................................    78,669        94,304         95,650         100,506            113,640
Stockholders' equity (deficit)...............    72,539        82,906        (41,601)        (41,608)           (44,012)

---------------
(1) Reflects a charge taken with respect to the sale of McCulloch. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "McCulloch Disposition."


(2) Pro forma income (loss) from continuing operations before income taxes was $2.8 million and $(1.5) million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, and includes the effect of the Exchange Offer as if it had been consummated on January 1, 1995. For the purpose of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on non-cancelable leases and amortization of debt issuance costs and debt discount. For the nine months ended September 30, 1996, earnings were insufficient to cover pro forma charges by approximately $1.5 million.


(3) EBITDA represents pretax income from continuing operations, plus depreciation and amortization, and does not include non-operating expense (income), net, which represents non-cash charges to earnings associated with foreign currency translations. EBITDA is presented because it is a widely accepted financial indicator of cash flow and the ability to service debt. EBITDA is not intended to represent cash flow, as determined in accordance with generally accepted accounting principles ("GAAP"), and it should not be considered as an alternative to, or more meaningful than, operating income or net income as an indicator of operating performance and should not be considered as a substitute for measures of performance prepared in accordance with GAAP. EBITDA has been included because the Company uses it as one means of analyzing its ability to service its debt, the Company's lenders use it for the purpose of analyzing the Company's performance with respect to the credit agreement and the Indenture and the Company understands that it is used by certain investors as one measure of a company's historical ability to service debt. Not all companies calculate EBITDA in the same fashion and therefore EBITDA as presented may not be comparable to other similarly titled measures of other companies. Management believes that the improvement in EBITDA (excluding the non-recurring restructuring charge taken in the period ending September 30, 1996) reflects an improvement in its operating results and its ability to service indebtedness.


(4) Pro forma cash interest expense represents total pro forma interest expense of $12.8 million and $9.5 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, assuming that the Private Notes had been sold and the proceeds therefrom had been applied as of January 1, 1995, and excludes the sum of amortized debt issuance costs and discounts on sales of receivables of $900,000 and $600,000 for those periods, respectively.



(5) The pro forma ratio of EBITDA to cash interest expense and the pro forma ratio of total debt to EBITDA provide additional indicators of the Company's ability to service debt. Management believes that these ratios should be reviewed by prospective investors because the Company uses them as one means of analyzing its ability to service its debt, the Company's lenders use them for the purpose of analyzing the Company's performance with respect to the credit agreement and the Indenture and the Company understands that they are used by certain investors as one measure of a company's historical ability to service its debt. Not all companies calculate EBITDA in the same fashion and therefore these ratios as presented may not be comparable to other similarly titled measures of other companies. The pro forma ratio of EBITDA to cash interest expense and the pro forma ratio of total debt to EBITDA are based on the assumption that the Private Notes had been sold and the proceeds therefrom had been applied as of January 1, 1995.


(6) After giving effect to the Private Offering and the use of the estimated net proceeds therefrom as if the Private Offering had been consummated on September 30, 1996.


(7) Includes $53.1 million, $67.1 million, $19.0 million and $21.3 million of net current assets associated with McCulloch as of December 31, 1993, 1994 and 1995 and September 30, 1996, respectively, and $47.6 million and $54.4 million of net non-current assets associated with McCulloch as of December 31, 1993 and 1994, respectively. Net non-current assets associated with McCulloch as of December 31, 1995 and September 30, 1996 were nil. See "McCulloch Disposition" and Note 11 to the consolidated financial statements of the Company and its subsidiaries included elsewhere herein.


(8) Includes $1.0 million of charges included in the September 30, 1996 restructuring charge.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should carefully consider all of the information contained in this Prospectus and, in particular, should evaluate the following risk factors. Certain statements in this Prospectus that are not historical fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, the following:

FAILURE TO EXCHANGE PRIVATE NOTES

     The Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, Holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any Holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own accounts in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

SUBSTANTIAL LEVERAGE; RECENT DEFAULTS

     The Company is, and will continue to be after the issuance of the Exchange Notes offered hereby, highly leveraged. As of September 30, 1996, after giving pro forma effect to the Private Offering and the use of proceeds therefrom, the Company would have had, on a consolidated basis, indebtedness of $113.6 million and a stockholders' deficit of $44.5 million. After giving pro forma effect to the Private Offering and the use of proceeds therefrom as if such transaction had occurred on January 1, 1995, for the year ended December 31, 1995 and for the nine months ended September 30, 1996, the Company's ratio of earnings to fixed charges would have been 1.2 to 1 and .8 to 1, respectively.

     The degree to which the Company will be leveraged following the Exchange Offer could have important consequences to Holders of the Notes, including, but not limited to, the following (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to the Company's interest expense obligations and may not be available to the Company for its operations, working capital, capital expenditures or other purposes and (ii) the Company's ability to obtain financing in the future for such purposes may be limited. The Company believes that, based on current levels of operations and anticipated improvements in operating results, cash flow from operations together with revolving credit borrowings will be sufficient to conduct its business after the issuance of the Exchange Notes and to meet its near-term debt service obligations and working capital needs. However, there can be no assurance that future cash flow of the Company will be sufficient to meet the Company's obligations and commitments or that anticipated improvements in operating results will be achieved. In the event the Company is unable to meet its obligations with respect to its existing indebtedness, it may be required to refinance or restructure all or a portion of such indebtedness, sell material assets or operations or seek to raise additional debt or equity capital. There can be no assurance that the Company would be able to effect any such refinancing or restructuring or sell assets or obtain any such additional capital on satisfactory terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     Prior to the Company's repayment of the Old Revolving Credit Facility and the Old Senior Notes with a portion of the proceeds from the Private Offering, the Company had been in breach of various financial covenants contained in the agreements governing the Old Revolving Credit Facility and the Old Senior Notes. Consequently, the Holders of the Old Senior Notes and the lender under the Old Revolving Credit Facility had the right at any time after such breach to accelerate the Company's obligations and to require the Company to repay all of the principal and accrued and unpaid interest due thereon, as well as any penalties with respect to such acceleration. In addition, the Company failed to make an aggregate principal payment of $6.7 million to the Holders of the Old Senior Notes that was due on April 30, 1996. Prior to April 30, 1996, the Company commenced discussions with the Holders of the Old Senior Notes and the lender under the Old Revolving Credit Facility with a view to amending the terms of its outstanding debt agreements. On August 28, 1996, the Company entered into the Amendment Agreements (referred to herein, individually, as an "Amendment Agreement" and, collectively, the "Amendment Agreements") with the Holders of the Old Senior Notes and the lender under the Old Revolving Credit Facility which suspended the relevant financial covenants and payment dates with respect to payments due or past due under either the Old Senior Notes or the Old Revolving Credit Facility to provide that no principal payments will become due until October 31, 1996. Both the Old Revolving Credit Facility and the Old Senior Notes have been repaid in full with a portion of the proceeds of the Private Offering, and the Company is in full compliance with the terms of the agreements governing all of its outstanding indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," "Description of Certain Indebtedness" and "Description of Exchange Notes -- Certain Covenants."

RELIANCE ON CERTAIN CUSTOMERS


     During 1995 and the nine months ended September 30, 1996, the Company's aggregate net sales to its ten largest customers were 49% and 56%, respectively, of its total net sales. Wal-Mart accounted for approximately 13% and 10% of the Company's aggregate net sales for 1995 and the nine-month period ended September 30, 1996, respectively. Two of the Company's ten largest customers, Wal-Mart and Sam's Club, are affiliated with each other; combined net sales to these two entities represented approximately 14% and 12% of the Company's net sales in 1995 and the first nine months of 1996, respectively. Although Europe is a fragmented market, in some countries certain merchandisers account for a substantial portion of the Company's sales in such countries. For example, the Company's sales through Argos and GUS accounted for 38% and 17%, respectively, of the Company's sales in the United Kingdom for the nine-month period ended September 30, 1996, and the Company's sales through Castorama and Carrefour accounted for 33% and 11%, respectively, of the Company's sales in France, respectively, for the nine-month period ended September 30, 1996. The Company believes that its dependence on sales to a limited number of major retail customers will increase as mass merchandisers continue to dominate the consolidating retail industry. The Company does not have contracts with any of its customers. The Company's business with its customers is done on a purchase order basis. A decrease in business from any of its major customers could have a material adverse effect on the Company's results of operations and financial condition which in turn could adversely affect the Company's ability to meet its principal and interest obligations on the Notes. In addition, the timing of purchases by these major customers could cause quarterly fluctuations in the Company's results of operations. See "Business -- Sales and Marketing," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 9 to the Consolidated Financial Statements of the Company and Its Subsidiaries included elsewhere herein.


FOREIGN OPERATIONS

     The Company has significant operations outside the United States and Canada, located principally in Western Europe. During the year ended December 31, 1995 and the nine months ended September 30, 1996, the Company generated revenues from sales outside the United States and Canada of $83.3 million and $57.4 million, respectively, representing approximately 36% and 38%, respectively, of the Company's total net sales during such periods. In addition, the Company's products sold in Europe are manufactured outside of the United States. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."


     The Company incurred aggregate restructuring charges of approximately $4.7 million in the third quarter of 1996 in connection with the consolidation of certain of its foreign operations. In addition, the Company recorded charges of approximately $200,000 and $600,000 related to accounts receivable and inventories at these locations. These amounts are recorded in selling, general and administrative expenses and cost of sales, respectively. Furthermore, the Company expects to incur approximately $500,000 of additional expenses in the fourth quarter of 1996 and the first quarter of 1997 related to these locations. Although the Company expects that the termination of these distribution operations will negatively impact sales in the near-term, the Company expects to continue sales to its major customers in these markets on a direct basis. There can be no assurance, however, that the Company's direct sales efforts will be successful in recapturing any lost volume in the near-term or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     The value of the Company's foreign sales and earnings varies with currency exchange rate fluctuations. Changes in currency exchange rates have in the past affected the Company's results of operations and could in the future have an adverse effect on the Company's results of operations, which in turn could adversely affect the Company's ability to meet its interest and principal obligations under its indebtedness, including the Notes. Furthermore, international manufacturing and sales are subject to other inherent risks including labor unrest, political instability, restrictions on transfer of funds, export duties and quotas, domestic and foreign customs and tariffs, current and changing regulatory environments, difficulty in obtaining distribution and support, and potentially adverse tax consequences. There can be no assurance that these factors will not have a material adverse effect on the Company's financial condition and results of operations, or its ability to increase or maintain its international sales.

     In general, United States federal and foreign tax laws provide that income of foreign subsidiaries is subject to tax only in the local jurisdiction and is not subject to United States federal income tax unless, and only to the extent, that such income is distributed as a dividend to the United States parent company. In general, the Company does not intend to cause its foreign subsidiaries to pay dividends to the Company and expects that the net income of such subsidiaries will be retained abroad in most circumstances. Consequently, the Company may not be able to utilize the cash flow generated by its foreign operations to service its domestic indebtedness.

COMPETITION

     Competition in the wet/dry vacuum market is, and will continue to be, intense. Some of the Company's current and potential competitors are larger and have greater financial and marketing resources than the Company. Intensified competition could force the Company to decrease its prices and, as a consequence, reduce its margins. In North America, since 1993, the Hoover Company ("Hoover"), The Eureka Company ("Eureka") and Royal Manufacturing Company ("Royal") have introduced limited lines of consumer wet/dry vacuum products. Upon the entrance of these new competitors into the market, the Company made a strategic decision to reduce product prices slightly, and, as a result, Shop Vac experienced a modest decline in gross margin upon implementation of the new pricing structure in the first quarter of 1993. There can be no assurance that in the future heightened or additional competition will not have a material adverse effect on the Company's financial condition and results of operations. In Europe, Karcher, Alfred, G.m.b.H. & Co. ("Karcher"), a large and well-financed manufacturer, is a leading competitor with the Company's wet/dry vacuum, conventional vacuum and steam cleaner products. There can be no assurance that existing competitors will not substantially increase their resources devoted to the development and marketing of products that are competitive with those of the Company, nor can there be any assurance that additional competitors with substantial resources will not seek to enter the wet/dry vacuum market and compete directly with the Company. See
"Business -- Competition."

MCCULLOCH DISPOSITION AND RELATED OBLIGATIONS

     As a result of the McCulloch disposition, the Company has certain continuing indemnity obligations including, but not limited to, indemnification of the purchaser of McCulloch with respect to certain potential environmental, lease, product and workers' compensation liabilities. See "-- Environmental" and "McCulloch Disposition."

ENVIRONMENTAL

     The Company is subject to constantly changing federal, state, local and foreign laws and regulations that govern activities or operations that may have adverse environmental effects such as discharges to air and water and handling and disposal practices for solid and hazardous wastes. These laws and regulations generally impose liability for the costs of cleaning up damage resulting from past spills, improper disposals or other releases of hazardous materials. The Company believes that it currently conducts its operations and in the past has operated its business in substantial compliance with applicable environmental laws and regulations. However, there can be no assurance that future environmental laws or regulations, or reinterpretations of existing laws and regulations, or conditions existing as of the date hereof of which the Company's management is currently unaware, will not subject the Company to substantial expense or otherwise have a material adverse impact on its operations.

     The Company has agreed to indemnify the purchaser of McCulloch against all environmental liabilities with respect to all circumstances existing prior to the closing of the McCulloch disposition, subject to certain thresholds with respect to known chromium contamination at the McCulloch facility at Lake Havasu City, Arizona. Since the closing of the McCulloch disposition, McCulloch has discovered two distinct incidences of contamination at the Lake Havasu City facility in addition to the chromium contamination: (i) low concentrations of trichloroethylene in groundwater and (ii) gasoline-related substances (i.e., benzene, toluene, ethylbenzene and xylene) down-gradient of the site where two underground gasoline storage tanks were removed in 1992. The sites are currently under investigation by McCulloch and the Arizona Department of Environmental Quality ("ADEQ"), and additional groundwater sampling has been proposed. Although the Company has a reserve to satisfy current and potential environmental claims, there can be no assurance that such reserve will be sufficient to cover all charges with respect to the Company's environmental indemnity obligations or that the Company will have adequate resources to satisfy McCulloch's claims under the environmental indemnity. If the Company fails to honor its contractual obligations, it could be subject to a lawsuit seeking specific performance or other remedies. See "Business -- Environmental," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental" and "McCulloch Disposition."

EFFECTIVE RANKING

     The Notes will rank pari passu with the Company's other senior obligations, including the Company's trade payables, and payment of the Company's obligations under the Notes is secured by the Millers' Stock, which has been pledged by the Millers. However, the Company's obligations under the New Revolving Credit Facility is secured by first priority liens on the inventory and accounts receivable of the Company and Felchar. Under certain circumstances, certain other indebtedness of the Company and its subsidiaries may be secured by liens on other assets of the Company and such subsidiaries. If the Company becomes insolvent or is liquidated or if any of its secured indebtedness is accelerated, the holders of such secured indebtedness would be entitled to payment in full out of the assets securing such indebtedness prior to any payment to the Holders of Notes. If the lender under the New Revolving Credit Facility or the holders of any other secured indebtedness were to foreclose on the collateral securing the Company's obligations to them, it is possible that after satisfaction of all such other secured indebtedness in full, the value of the security granted to the Holders of the Notes and their portion, if any, of the Company's assets not pledged to any other creditor would be insufficient to satisfy fully the claims of the Holders of Notes. See "Description of Certain Indebtedness -- New Revolving Credit Facility" and "Description of the Exchange Notes."

     The Company's stockholders will have no obligations under the Notes, the Indenture or the Pledge Agreement. The Holders of the Notes shall have no recourse to the income or assets of any of the Company's stockholders, except with respect to the Millers' Stock. See "Description of Exchange
Notes -- Security."


     In addition, the Company conducts a portion of its operations, including substantially all of its foreign operations, through subsidiaries. To the extent that any such subsidiary incurs indebtedness and becomes insolvent or is liquidated, secured and unsecured creditors of such subsidiary would be entitled to payment from the proceeds of such subsidiary's assets before the Company and its creditors would derive any value from such subsidiary's assets. As of September 30, 1996, after giving effect to the Private Offering and the New Revolving Credit Facility, the Company's subsidiaries would have had approximately $6.4 million of indebtedness and approximately $38.7 million of other liabilities (including trade payables) outstanding. The Company's subsidiaries may incur additional indebtedness in the future, subject to the restrictions imposed by the New Revolving Credit Facility and the Indenture. See "Description of Certain Indebtedness -- New Revolving Credit Facility" and "Description of Exchange Notes."


CHANGE OF CONTROL

     The Indenture provides that, upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to purchase all of the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. If a Change of Control were to occur, the Company might not have the financial resources to repay all of its obligations under the New Revolving Credit Facility, the Notes and other indebtedness that might become payable upon the occurrence of such Change of Control. See "Description of Exchange Notes" and "Description of Certain Indebtedness -- New Revolving Credit Facility."

COST OF RAW MATERIALS

     Raw materials purchased comprised approximately 56% of the Company's annual cost of sales in 1995. There can be no assurance that increases in raw materials costs will be recovered through price increases. Copper, polypropylene resins and corrugated paper are the Company's primary raw materials, and the prices of such materials fluctuate significantly. Although the Company is studying the potential benefits of hedging the cost of some of its raw materials with the use of commodities futures contracts, the Company has not historically done so and may not engage in hedging transactions. As a result, there can be no assurance that the Company's gross margins will not be adversely affected by increases in raw materials costs in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Raw Materials."

CONTROL BY PRINCIPAL STOCKHOLDERS; DEPENDENCE ON KEY PERSONNEL

     Jonathan Miller and Matthew Miller together beneficially own 100% of the outstanding voting securities of the Company. As a result, they have the ability to control the Company's management, policies and financing decisions and to elect all of the members of the Company's Board of Directors. In addition, the Company's success will depend, in large part, on the efforts, abilities and experience of Jonathan Miller, Matthew Miller and W. Earl Stogner. The loss of the services of such individuals could have a material adverse effect on the Company's financial condition and results of operations. See "Management" and "Principal Stockholders."

LACK OF PRODUCT DIVERSITY

     The Company's business is focused on the production and marketing of a line of wet/dry vacuum cleaners. In the year ended December 31, 1995 and the first nine months of 1996, respectively, the Company generated 88% and 91% of net sales and 93% and 97% of gross profits from sales of wet/dry vacuum cleaners and related accessories. Because the Company is largely dependent on a single product line, the Company is vulnerable to changing consumer preferences and product innovations which would result in decreased sales or market share.

DEPENDENCE ON MANUFACTURING FACILITIES

     The Company's business strategy and efforts to control cost depend, in part, on the vertical integration of the Company's manufacturing, assembly and distribution of its products. The Company currently owns and operates (i) a motor manufacturing facility in Binghamton, New York (the "Motor Factory") which manufactures substantially all of the motors used in the assembly of the Company's wet/dry vacuum products for the domestic market and (ii) a plastic molding facility in Canton, Pennsylvania (the "Plastic Factory") which manufactures substantially all of the plastic components for the Company's domestic wet/dry vacuum products. Although the Company insures both facilities, if either the Motor Factory or the Plastic Factory were destroyed or otherwise rendered unusable for an extended period of time, the Company would have to purchase components from independent vendors. The prices charged by independent vendors may vary and are likely to be higher than the costs the Company currently incurs to manufacture those components. In addition, the quality of components available from independent vendors varies and may be inferior to the quality of the components currently manufactured by the Company, and there can be no assurance that such replacement components would be available on a timely basis or at all. Consequently, the loss of either the Motor Factory or the Plastic Factory could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Manufacturing."

LEGAL PROCEEDINGS

     The Company is involved in various lawsuits from time to time in the ordinary course of business. See "Business -- Legal Proceedings."

FRAUDULENT TRANSFER CONSIDERATIONS

     Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if the Company, at the time it issued the Private Notes, (a) incurred such indebtedness with the intent to hinder, delay or defraud creditors, or (b)(i) received less than reasonably equivalent value or fair consideration and (ii)(A) was insolvent at the time of such incurrence, (B) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (C) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business, or
(D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Notes or, in the alternative, subordinate the Notes to existing and future indebtedness of the Company. The measure of insolvency for purposes of the foregoing would likely vary depending upon the law applied in such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at a fair valuation, or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liabilities on its existing debts, including contingent liabilities, as such debts become absolute and matured. Management of the Company believes that, for purposes of the United States Bankruptcy Code and state fraudulent transfer or conveyance laws, the Private Notes were issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, and that the Company will receive reasonably equivalent value or fair consideration therefor, and that after the issuance of the Private Notes and the application of the net proceeds therefrom, the Company is solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. However, there can be no assurance that a court passing on such issues would agree with the determination of the Company's management.

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

     As of the date of this Prospectus, there are 11 registered Holders of the Private Notes. The Company believes that, as of the date of this Prospectus, none of such Holders is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company. Prior to the Private Offering there had been no market for the Notes, and there can be no assurance that such a market will develop or, if such a market develops, as to the liquidity of such market. The Exchange Notes will not be listed on any securities exchange, but the

Private Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market. The Exchange Notes are new securities for which there is currently no market. The Initial Purchasers have advised the Company that it intends to make a market in the Exchange Notes, as well as the Private Notes, as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so, and may discontinue any such market making activities at any time without notice. In addition, such market making activity may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement (as defined in the Registration Rights Agreement). Therefore, there can be no assurance that an active market for the Notes will develop. If a trading market develops for the Exchange Notes future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the performance of the Company and other factors. In addition, based on such factors, the Notes may trade at a discount from their initial offering price. See "The Exchange Offer" and "Plan of Distribution."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Private Notes were sold by the Company on October 1, 1996 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes to (i) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A and (ii) a limited number of institutional "accredited investors" ("Accredited Institutions"), as defined in Rule 501(a)(1),(2), (3) or (7) under the Securities Act. As a condition to the sale of the Private Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on October 1, 1996. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 60 days after the Closing Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 120 days after the Closing Date and (iii) commence the Exchange Offer and use its best efforts to issue, on or prior to 30 days after the date on which the Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Private Notes tendered prior thereto in the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

     With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a Holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any Holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such Holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) Holders of the Exchange Notes will not be entitled to any of the rights of Holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, $100,000,000 in aggregate principal amount of the Private Notes are outstanding. Only a registered Holder of the Private Notes (or such Holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered Holders of the Private Notes entitled to participate in the Exchange Offer.

     Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

     Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on
          , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered Holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "-- Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered Holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at a rate equal to 10 5/8% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on each March 1 and September 1, commencing March 1, 1997. Holders of Exchange Notes will receive interest on March 1, 1997 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Private Notes from the date of initial delivery to the date of exchange thereof for Exchange Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

     Only a registered Holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below.

     The tender by a Holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Private Notes.

     If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "-- Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each Holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such Holder of Private Notes in connection with the Exchange Offer are being acquired by such Holder in the ordinary course of the respective business of such Holder, (ii) such Holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) if such Holder is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under Section 25102(i) of the Corporate Securities Law of 1968 and Rules 260.102.10 and 260.105.14 of the California Blue Sky Regulations, (iv) if such Holder is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under Sections 203(c), 102(d) and (k) of the Pennsylvania Securities Act of 1972, Section 102.111 of the Pennsylvania Blue Sky Regulations and an interpretive opinion dated November 16, 1985, (v) such Holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters,
(vi) such Holder understands that a secondary resale transaction described in clause (v) above and any resales of Exchange Notes obtained by such Holder in exchange for Private Notes acquired by such Holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or

Item 508, as applicable, of Regulation S-K of the Commission and (vii) such Holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the Holder is a broker-dealer that will receive Exchange Notes for such Holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such Holder will be required to acknowledge in the Letter of Transmittal that such Holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

     If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the Holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering Holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to 5:00 P.M. on the Expiration Date.

     To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer -- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

     If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Private Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

     All rights under the Registration Rights Agreement (including registration rights) of Holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such Holders (including any broker-dealers) and certain parties related to such Holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any Holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Private Notes by broker-dealers for a period of up to 120 days from the Expiration Date and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of up to 180 days after the Expiration Date.

LIQUIDATED DAMAGES

     In the event of a Registration Default (as defined in the Registration Rights Agreement), the Company will pay Liquidated Damages to each Holder of Transfer Restricted Securities (as defined below), with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Private Notes constituting Transfer Restricted Securities held by such Holder. Transfer Restricted Securities shall mean each Private Note until (i) the date on which such Private Note has been exchanged for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of such Private Note for one or more Exchange Notes, the date on which such Exchange Notes are sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus,
(iii) the date on which such Private Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement (as defined in the Registration Rights Agreement) or (iv) the date on which such Private Note is distributed to the public pursuant to Rule 144(k) under the Securities Act. The amount of Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Private Notes constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 principal amount of Private Notes constituting Transfer Restricted Securities. Following the cure of all Registration Defaults, the accrual of all Liquidated Damages will cease. The filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer will eliminate all rights of the Holders of Private Notes eligible to participate in the Exchange Offer to receive damages that would have been payable if such actions had not occurred.

     Holders of Transfer Restricted Securities will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted Securities included in the Shelf Registration Agreement and benefit from the provisions regarding Liquidated Damages set forth above.

EXCHANGE AGENT

     Marine Midland Bank has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

         By Registered or Certified Mail:                 By Hand Delivery:
               Marine Midland Bank                       Marine Midland Bank
             140 Broadway -- A Level                   140 Broadway -- A Level
            Corporate Trust Operations                Corporate Trust Operations
          New York, New York 10005-1180             New York, New York 10005-1180
              By Overnight Delivery:                        By Facsimile:
               Marine Midland Bank                          (212) 658-2292
             140 Broadway -- A Level
            Corporate Trust Operations                  Confirm by Telephone:
          New York, New York 10005-1180
                                                            (212) 658-5931

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $100,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the Exchange Offer. The net proceeds from the Private Offering, which were approximately $95.6 million after deducting discounts, commissions and estimated fees and expenses incurred in connection therewith, were applied to repay certain indebtedness of the Company and its subsidiaries which included: (a) approximately $57.0 million outstanding under the Old Revolving Credit Facility and (b) approximately $30.0 million of outstanding 10.83% Old Senior Notes due 2001 and approximately $2.5 million of related prepayment fees and expenses. The remainder is being used for general corporate purposes. For a description of the indebtedness repaid with the proceeds of the Private Offering, see "Description of Certain Indebtedness."

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of September 30, 1996, and on an as adjusted basis to give effect to the Private and Exchange Offering and the use of the estimated net proceeds therefrom as if such transactions had occurred on September 30, 1996. The information contained in this table should be read in conjunction with the consolidated financial statements of the Company, together with the related notes thereto, included elsewhere herein.


                                                                       SEPTEMBER 30, 1996
                                                                    ------------------------
                                                                     ACTUAL      AS ADJUSTED
                                                                    --------     -----------
                                                                     (DOLLARS IN THOUSANDS)
    Total debt (including current maturities):
      Old Revolving Credit Facility.............................    $ 56,874      $      --
      Old Senior Notes..........................................      29,992             --
      New Revolving Credit Facility(1)..........................          --             --
      10 5/8% Senior Secured Notes due 2003.....................          --        100,000
      Bank lines, substantially foreign.........................       5,076          5,076
      Capital lease obligations.................................       8,564          8,564
                                                                    --------       --------
              Total debt........................................     100,506        113,640
    Stockholders' equity (deficit)(2)...........................     (41,608)       (44,012)
                                                                    --------       --------
              Total capitalization..............................    $ 58,898      $  69,628
                                                                    ========       ========


---------------
(1) The New Revolving Credit Facility provides for a $25 million secured line of credit which bears interest at the lender's prime rate plus 0.75% or LIBOR plus 2.0% and matures September 30, 1999. As of October 31, 1996, the Company had no outstanding borrowings under the New Revolving Credit Facility and approximately $23.0 million available based upon the Company's Borrowing Base (as defined). See "Description of Certain Indebtedness."

(2) Stockholders' equity (deficit), as adjusted, reflects a $2.5 million prepayment penalty (approximately $2.4 million on an after-tax basis) to the Holders of the Old Senior Notes.

                             MCCULLOCH DISPOSITION

     In 1990, the Company acquired the McCulloch chainsaw and lawn and garden business in order to take advantage of Shop Vac's manufacturing expertise and distribution network, as well as complementary product selling seasons. At that time, the Company initiated a strategy to capitalize on McCulloch's strengths, focusing on sales growth through product diversification and the expansion of international operations. Following the McCulloch Acquisition, the Company made a substantial investment in expanding McCulloch's product lines, including redesigning McCulloch's gasoline and electric chain saw lines, as well as introducing electric trimmers and leaf blowers into the market. During this period, a significant portion of the Company's cash flow and management resources were diverted to McCulloch. Despite this investment, subsequent operating results of McCulloch were below expectations largely due to intense competition within McCulloch's industry and greater than expected working capital needs. Consequently, in 1995 the Company's Board of Directors undertook a strategic plan to focus on the Company's core wet/dry vacuum business, to reduce debt and to establish a capital structure that would provide Shop Vac with the financial and operating flexibility to maximize its core business opportunities. Accordingly, on November 1, 1995, McCulloch was sold, and for financial reporting purposes the McCulloch business has been classified as a discontinued operation. In connection with the McCulloch disposition, the Company entered into a distribution agreement pursuant to which the Company agreed to distribute McCulloch products in certain countries in Western Europe. The Company has notified McCulloch of its intent to terminate the distribution agreement effective not later than December 31, 1996. All prior year financial statements have been restated to exclude McCulloch results from continuing operations in accordance with Accounting Principles Board Opinion No. 30, and a charge was taken in the last quarter of 1995 to reflect the loss of $120.3 million on the sale of McCulloch. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 11 to the consolidated financial statements of the Company and its subsidiaries included elsewhere herein.

     Pursuant to the terms of the agreement governing the McCulloch disposition, the Company is obligated to indemnify the purchaser for claims arising with respect to the following issues, among others, (i) environmental claims, (ii) workers' compensation and product liability claims which relate to any action, omission, occurrence or circumstance arising prior to the McCulloch disposition (other than those reflected on the books of McCulloch as of July 31, 1995) and
(iii) a computer equipment lease currently in dispute. With respect to environmental claims, the Company has agreed to indemnify the purchaser of McCulloch against all environmental liabilities with respect to all circumstances existing prior to the closing of the McCulloch disposition, subject to certain thresholds with respect to known chromium contamination at the McCulloch facility at Lake Havasu City, Arizona. Since the closing of the McCulloch disposition, McCulloch has discovered two distinct incidences of contamination at the Lake Havasu City facility in addition to the chromium contamination: (i) low concentrations of trichloroethylene in groundwater and
(ii) gasoline-related substances (i.e., benzene, toluene, ethylbenzene and xylene) down-gradient of the site where two underground gasoline storage tanks were removed in 1992. The sites are currently under investigation by McCulloch and the ADEQ and additional groundwater sampling has been proposed. Although the Company has a reserve to satisfy current and potential environmental claims, there can be no assurance that such reserve will be sufficient to cover all charges with respect to the Company's environmental indemnity obligations or that the Company will have adequate resources to satisfy McCulloch's claims under the environmental indemnity or other indemnity provisions. See "Risk Factors -- Environmental," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental" and
"Business -- Environmental."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The historical selected consolidated financial data, excluding pro forma data, presented below for, and as of the end of, the years ended December 31, 1993 through December 31, 1995 have been derived from the consolidated financial statements of the Company and its subsidiaries, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The historical financial data presented below for, and as of the end of, the years ended December 31, 1991 and 1992 have been derived from the financial records of the Company and its subsidiaries for those years. Data has been restated (where appropriate) to exclude McCulloch results from continuing operations in a manner which, in the opinion of the Company, is in accordance with Accounting Principles Board Opinion No. 30 and fairly presents the results for such periods. The selected consolidated operating data and other data presented below for the nine-month periods ended September 30, 1995 and 1996, and the consolidated balance sheet data presented below as of September 30, 1996 have been derived from the unaudited consolidated financial statements of the Company and its subsidiaries included elsewhere herein. In the opinion of management, the unaudited consolidated financial statements for the interim periods include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full fiscal year. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, together with the related notes thereto, included elsewhere herein.


                                                                                                               NINE MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                     -----------------------------------------------------     ------------------
                                                       1991       1992       1993       1994       1995          1995      1996
                                                     --------   --------   --------   --------   ---------     --------  --------
                                                                                (DOLLARS IN THOUSANDS)
CONSOLIDATED OPERATING DATA:
Net sales........................................... $202,930   $217,471   $224,726   $250,843   $ 231,323     $165,135  $151,308
Cost of sales.......................................  141,833    155,350    162,710    182,694     179,416      127,229   113,980
                                                     --------   --------   --------   --------   ---------     --------  --------
  Gross profit......................................   61,097     62,121     62,016     68,149      51,907       37,906    37,328
Selling, general and administrative expense.........   41,015     34,985     38,421     41,867      35,637       27,442    24,044
Restructuring charges...............................       --         --         --         --          --           --     4,714
                                                     --------   --------   --------   --------   ---------     --------  --------
  Income from operations............................   20,082     27,136     23,595     26,282      16,270       10,464     8,570
Interest expense....................................    8,174      8,142      7,210      8,826      11,629        8,966     7,175
Non-operating expense (income), net.................       28        532       (870)         9         459          299       396
                                                     --------   --------   --------   --------   ---------     --------  --------
  Income from continuing operations before income
    taxes and cumulative effect of changes in
    accounting principles...........................   11,880     18,462     17,255     17,447       4,182        1,199       999
Income taxes........................................    5,424      5,553      5,130      4,964       1,425        1,006     1,172
                                                     --------   --------   --------   --------   ---------     --------  --------
  Income (loss) from continuing operations before
    cumulative effect of changes in accounting
    principles......................................    6,456     12,909     12,125     12,483       2,757          193      (173)
                                                     --------   --------   --------   --------   ---------     --------  --------
Discontinued operations:
  Loss from operations of discontinued business,
    net.............................................     (760)    (4,421)    (4,148)    (4,525)    (10,639)      (6,397)       --
  Loss on disposal of discontinued business, net....       --         --         --         --    (120,296)(1)       --        --
                                                     --------   --------   --------   --------   ---------     --------  --------
Loss on discontinued operations.....................     (760)    (4,421)    (4,148)    (4,525)   (130,935)(1)   (6,397)       --
                                                     --------   --------   --------   --------   ---------     --------  --------
Income (loss) before cumulative effect of changes in
  accounting principles.............................    5,696      8,488      7,977      7,958    (128,178)    $ (6,204) $   (173)
Cumulative effect of changes in accounting
  principles, net...................................       --         --     (1,049)        --          --           --        --
                                                     --------   --------   --------   --------   ---------     --------  --------
Net income (loss)................................... $  5,696   $  8,488   $  6,928   $  7,958    (128,178)    $ (6,204) $   (173)
                                                     ========   ========   ========   ========   =========     ========  ========
Ratio of earnings to fixed charges(2)...............     2.4x       3.2x       3.3x       2.9x        1.4x         1.1x      1.1x
Pro forma ratio of earnings to fixed charges(2).....                                                  1.2x                     --

OTHER DATA:
EBITDA(3)........................................... $ 26,560   $ 32,731   $ 27,873   $ 31,336   $  22,402     $ 15,050  $ 14,533
Depreciation and amortization.......................    6,478      5,595      4,278      5,054       6,132        4,586     5,963(8)
Capital expenditures, net...........................    1,344      1,221      7,656      7,838       8,042        7,614       155
Net cash provided (used) by:
  Operating activities..............................    4,378     28,259      6,639      3,707     (18,930)     (23,156)   (4,366)
  Investing activities..............................   (8,362)    (7,282)   (14,809)   (20,390)     19,293       (9,920)     (155)
  Financing activities..............................    2,205    (19,334)     6,246     15,635         230       33,871     4,856
Pro forma ratio of EBITDA to cash interest
  expense(3)(4)(5)..................................                                                   1.9x                   1.6x
Pro forma ratio of total debt to EBITDA(3)(5).......                                                   5.2x                   5.9x

                                                                     DECEMBER 31,                          SEPTEMBER 30, 1996
                                                 ----------------------------------------------------   -------------------------
                                                   1991       1992       1993       1994       1995      ACTUAL    AS ADJUSTED(6)
                                                 --------   --------   --------   --------   --------   --------   --------------
                                                                              (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Total assets(7)................................  $194,656   $187,809   $207,678   $252,582   $135,480   $137,635      $148,569
Total debt.....................................    91,757     72,423     78,669     94,304     95,650    100,506       113,640
Stockholders' equity (deficit).................    64,503     69,122     72,539     82,906    (41,601)   (41,608)      (44,012)


---------------
(1) Reflects a charge taken with respect to the sale of McCulloch. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "McCulloch Disposition."


(2) Pro forma income (loss) from continuing operations before income taxes was $2.8 million and $(1.5) million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, and includes the effect of the Exchange Offer as if it had been consummated on January 1, 1995. For the purpose of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on non-cancelable leases and amortization of debt issuance costs and debt discount. For the nine months ended September 30, 1996, earnings were insufficient to cover pro forma fixed charges by approximately $1.5 million.



(3) EBITDA represents pretax income from continuing operations, plus depreciation and amortization and does not include non-operating expense (income), net, which represents non-cash charges to earnings associated with foreign currency translations. EBITDA is presented because it is a widely accepted financial indicator of cash flow and the ability to service debt. EBITDA is not intended to represent cash flow, as determined in accordance with GAAP, and it should not be considered as an alternative to, or more meaningful than, operating income or net income as an indicator of operating performance and should not be considered as a substitute for measures of performance prepared in accordance with GAAP. EBITDA has been included because the Company uses it as one means of analyzing its ability to service its debt, the Company's lenders use it for the purpose of analyzing the Company's performance with respect to the credit agreement and the Indenture and the Company understands that it is used by certain investors as one measure of a company's historical ability to service debt. Not all companies calculate EBITDA in the same fashion and therefore EBITDA as presented may not be comparable to other similarly titled measures of other companies. Management believes that the improvement in EBITDA (excluding the non-recurring restructuring charge taken in the period ending September 30,
    1996) reflects an improvement in its operating results and its ability to service indebtedness.



(4) Pro forma cash interest expense represents total pro forma interest expense of $12.8 million and $9.5 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, assuming that the Private Notes had been sold and the proceeds therefrom had been applied as of January 1, 1995, and excludes the sum of amortized debt issuance costs and discounts on sales of receivables of $900,000 and $600,000 for those periods, respectively.



(5) The pro forma ratio of EBITDA to cash interest expense and the pro forma ratio of total debt to EBITDA provide additional indications of the Company's ability to service debt. Management believes that these ratios should be reviewed by prospective investors because the Company uses them as one means of analyzing its ability to service its debt, the Company's lenders use them for the purpose of analyzing the Company's performance with respect to the credit agreement and the Indenture and the Company understands that they are used by certain investors as one measure of a company's historical ability to service its debt. Not all companies calculate EBITDA in the same fashion and therefore these ratios as presented may not be comparable to other similarly titled measures of other companies. The pro forma ratio of EBITDA to cash interest expense and the pro forma ratio of total debt to EBITDA are based on the assumption that the Private Notes had been sold and the proceeds therefrom had been applied as of January 1, 1995.


(6) After giving effect to the Private Offering and the use of the estimated net proceeds therefrom as if the Private Offering had been consummated on September 30, 1996.


(7) Includes $36.7 million, $36.5 million, $53.1 million, $67.1 million, $19.0 million and $21.3 million of net current assets associated with McCulloch as of December 31, 1991, 1992, 1993, 1994 and 1995 and September 30, 1996,
    respectively, and $44.3 million, $45.8 million, $47.6 million and $54.4 million of net non-current assets associated with McCulloch as of December 31, 1991, 1992, 1993 and 1994, respectively. Net non-current assets associated with McCulloch as of December 31, 1995 and September 30, 1996 were nil. See "McCulloch Disposition" and Note 11 to the consolidated financial statements of the Company and its subsidiaries included elsewhere herein.


(8) Includes $1.0 million of charges included in the September 30, 1996 restructuring charge.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" as well as the consolidated financial statements of the Company and the notes thereto contained elsewhere in this Prospectus.



OVERVIEW



     The Company derives its revenues primarily from its core business, the manufacture and sale of wet/dry vacuums. Shop Vac's product design, operations, sales and marketing are managed in two groups: (i) North America, which is comprised of the United States, Canada, Latin America and Australia, and (ii) Europe, which is comprised of Europe and the remaining countries in which the Company does business. The Company has been the North American wet/dry vacuum market leader since it introduced the wet/dry vacuum to the consumer market in the late 1960s. The Company's European operations also manufacture and sell wet/dry vacuums, as well as a full line of conventional vacuums, carpet cleaners and steam cleaners, in Europe and internationally.


     Historically, there have been relatively few participants in the domestic consumer wet/dry vacuum industry, and prior to 1993, Sears Roebuck and Company ("Sears") and The Genie Company ("Genie") were the Company's only significant competitors. Since 1993, Hoover, Eureka and Royal have introduced limited lines of consumer wet/dry vacuum products. The Company has not lost a single major customer as a result of these new entrants, which, singly and in the aggregate, have not had a material impact on the Company's market share. However, upon the entrance of these new competitors into the market the Company made a strategic decision to reduce certain product prices slightly, and, as a result, the Company experienced a modest decline in gross margins upon the implementation of the new pricing structure in the first quarter of 1993. See
"Business -- Competition" and "Risk Factors -- Competition."

     On November 1, 1995, the Company sold McCulloch, and for financial reporting purposes the McCulloch business was classified as a discontinued operation. In connection with the McCulloch disposition, the Company entered into a distribution agreement pursuant to which the Company agreed to distribute McCulloch products in certain countries in Western Europe. The Company has notified McCulloch of its intent to terminate the distribution agreement effective not later than December 31, 1996. All prior year financial statements have been restated to exclude McCulloch results from continuing operations in accordance with Accounting Principles Board Opinion No. 30. See "-- Liquidity and Capital Resources" and "McCulloch Disposition."

RECENT OPERATING IMPROVEMENTS

     Following the decision in April 1995 to sell McCulloch, the Company focused on operating improvements targeted at reducing expenses and increasing cash flow. These improvements include (i) consolidation of certain manufacturing operations and implementation of other manufacturing efficiencies, (ii) improvement of inventory control and (iii) reduction of manufacturing, selling and administrative personnel, as discussed below.

     M Recent manufacturing and engineering improvements and cost-saving measures undertaken by the Company include:

      - Implementation in June 1995 of an automated liquid color system, thereby eliminating a costly manual mixing process (estimated annualized cost savings: $600,000);

      - Implementation in the summer of 1995 of production changes which improved yields, including reduction of manufacturing set-up costs and reduction of scrap costs (estimated annualized cost savings: $725,000);

      - Conversion in December 1995 of plastic molding material from thermal plastic to a lower cost thermoset material (estimated annualized cost savings: $800,000); and


      - Consolidation in February 1996 of the plastic molding operations formerly housed in its Norwich, New York facility into the Canton, Pennsylvania facility and the temporary conversion of the Norwich facility to a warehouse pending its sale (estimated annualized cost savings: $800,000).

     - In January 1995, control of all domestic inventories was assigned to a single person who was made responsible for reducing inventory levels, which was a substantial factor contributing to a $11.9 million reduction in domestic inventory levels from September 1995 to September 1996.


     - In April 1996, the Company implemented a reduction in its European overhead, selling and administrative personnel (estimated annualized cost savings: $2.9 million).


     The benefits of these programs are reflected in the Company's operating results from the dates of their implementation. The estimated annualized cost savings set forth above are based on 1995 production levels, and the actual savings will vary based on future production levels and other factors. There can be no assurance that all of such estimated cost savings will be realized in the near-term or at all. Consequently, the Company is unable to determine with more likely than not certainty that future taxable income will be generated to enable the Company to realize the benefits of its net operating loss carryforwards and other deferred tax benefits. Factors considered by the Company in making this determination include the deficit in stockholders' equity, the Company's significant debt service requirements, the Company's default on its debt agreements during 1996 and the decrease from 1994 to 1995 in pretax income from continuing operations. Therefore, the Company has recognized a valuation allowance equal to its net deferred tax asset position.


     In addition to the foregoing operating improvements, the Company intends to terminate the manufacture of steam cleaners at its facility in Salindres, France in order to consolidate all of its European manufacturing activities into its facility in Tralee, County Kerry, Ireland. The Company expects the cumulative annual cost savings resulting from this consolidation to offset the closedown charge within two years and does not expect to incur substantial additional fixed costs as a result of this consolidation. There can be no assurance that such estimated cost savings will be realized in the next two years or at all. The Company also intends to terminate its distribution operations in Austria, Germany, Hungary, the Netherlands and Spain in favor of selling directly to customers in these markets. See "-- Liquidity and Capital Resources."


     Despite the cost savings described above, the Company is unable to determine with more likely than not certainty that future taxable income will be generated to enable the Company to realize the benefits of its net operating loss carryovers and other deferred tax assets. Factors considered by the Company in making this determination include the deficit in stockholders' equity, the Company's significant debt service requirements, the Company's default on its debt agreements during 1996 and the decrease from 1994 to 1995 in pretax income from continuing operations. Therefore, the Company has recognized a valuation allowance equal to its net deferred tax asset position. See Note 7 to the consolidated financial statements of the Company and its subsidiaries included elsewhere herein.


RESULTS OF OPERATIONS


     The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items in the Company's consolidated statement of earnings:



                                                                                    NINE MONTHS
                                                                                       ENDED
                                                    YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                                   -------------------------     -----------------
                                                   1993      1994      1995      1995        1996
                                                   -----     -----     -----     -----       -----
    Net sales....................................  100.0%    100.0%    100.0%    100.0%      100.0%
    Cost of sales................................   72.4      72.8      77.6      77.0        75.3
                                                   -----     -----     -----     -----       -----
         Gross profit............................   27.6      27.2      22.4      23.0        24.7
    Selling, general and administrative
      expense....................................   17.1      16.7      15.4      16.7        15.9
    Restructuring charges........................     --        --        --        --         3.1
                                                   -----     -----     -----     -----       -----
         Operating income........................   10.5      10.5       7.0       6.3         5.7
    Interest expense.............................    3.2       3.5       5.0       5.4         4.7
    Non-operating expense (income), net..........   (0.4)       --       0.2       0.2         0.3
                                                   -----     -----     -----     -----       -----
         Income (loss) from continuing operations
           before income taxes and cumulative
           effect of changes in accounting
           principles............................    7.7       7.0       1.8       0.7         0.7
    Income taxes (benefit).......................    2.3       2.0       0.6       0.6         0.8
                                                   -----     -----     -----     -----       -----
         Income (loss) from continuing operations
           before cumulative effect of change in
           accounting principles.................    5.4       5.0       1.2       0.1       (0.1)
                                                   =====     =====     =====     =====       =====

  Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

     Net sales in the nine months ended September 30, 1996 totaled $151.3 million, a decrease of approximately $13.8 million or 8.4%, compared to net sales of $165.1 million in the nine months ended September 30, 1995. This decrease is attributable primarily to (i) three major domestic retailers' general reduction of their respective wet/dry vacuum inventory balances in conjunction with overall programs to reduce inventory levels and reduced QSP sales in the third quarter of 1996 compared to 1995 due to the introduction of the QSP which resulted in increased third quarter 1995 sales to fill base inventory requirements ($9.8 million) and (ii) lower sales volume in Europe ($4.0 million), which reflects a reduction in the volume of steam cleaner sales due to negative publicity about steam cleaning generally ($2.7 million) and the strengthening U.S. dollar in 1996 ($1.3 million). The Company's steam cleaner sales have declined due to such negative publicity and there is no assurance that the Company will not experience similar effects in the future. The negative publicity regarding steam cleaning products in mid-1994 resulted in a decline in the Company's (as well as the general market's) sale of these products in 1995 and a further decline in the nine months ended September 30, 1996. However, the Company believes that the decline in sales of these products has leveled off and future sales are expected to approximate 1996 amounts. At this level of sales, the Company believes that it can more efficiently manufacture this product at its Irish manufacturing facility rather than continuing to maintain its separate French steamer manufacturing location.


     Gross profit in the nine months ended September 30, 1996 totaled $37.3 million, a decrease of approximately $600,000 or 1.5% when compared to gross profit of $37.9 million in the nine months ended September 30, 1995. Gross profit as a percentage of net sales increased from 23.0% in the nine months ended September 30, 1995 to 24.7% in the nine months ended September 30, 1996. This increase in gross profit as a percentage of net sales resulted from (i) a reduction in the cost of raw materials ($1.2 million), (ii) a lesser impact in the 1996 period of the inventory reduction at its major domestic customers compared to the 1995 period ($1.0 million), (iii) the manufacturing cost savings implemented in late 1995 ($1.0 million) and (iv) the charges incurred in 1995 relating to the replacement of wet/dry vacuums in Australia as a result of defective motor components purchased from an independent vendor (from whom the Company no longer purchases any components) and incorporated in the Company's products sold in Australia ($300,000). These improvements were offset by a decline in gross profit as a result of the decrease in net sales when compared to the prior year ($3.5 million) as well as a write down of inventories recognized in connection with the shut down of certain European operations ($600,000).



     SG&A expense decreased to $24.0 million in the nine months ended September 30, 1996 from $27.4 million in the nine months ended September 30, 1995, a decrease of approximately $3.4 million or 12.4%. SG&A expense as a percentage of net sales decreased from 16.7% in the nine months ended September 30, 1995 to 15.9% in the nine months ended September 30, 1996. This decrease in SG&A expense was primarily attributable to reductions to European sales and administrative personnel and related expenses ($1.9 million), reductions in executive compensation ($400,000), and reductions in domestic and foreign advertising and product promotions corresponding to the reduced sales ($600,000 and $700,000 respectively). See "Management -- Other Arrangements." These improvements were partially offset by allowances for doubtful accounts receivable recognized in connection with the shut down of certain European operations ($200,000).



     Before the restructuring charge described below, operating income increased to $13.3 million in the nine months ended September 30, 1996 from $10.5 million in the nine months ended September 30, 1995, an increase of approximately $2.8 million or 26.9%. Operating income before restructuring as a percentage of net sales increased to 8.8% in the nine months ended September 30, 1996 from 6.3% in the nine months ended September 30, 1995.



     An operating charge for restructuring European operations was incurred in the third quarter of 1996 for $4.7 million. A $1.5 million charge resulted from the anticipated cost of severance, lease payments, and related shutdown expenses of the Salindres, France facility that currently manufactures steam cleaners. These operations will be consolidated with the current floor care manufacturing facilities in Tralee, Ireland in 1977 and will help the Company improve efficiencies. Further, a $3.2 million charge was recognized for severance, lease payments, and related shutdown expenses of the distribution operations in Austria, Germany, Hungary, the Netherlands, and Spain. The Company will ship products to its major European customers directly from its manufacturing facility in Ireland. There can be no assurance that the Company's sales in these countries will not decline as a result of its reduced presence in these countries.


     Operating income after restructuring decreased to $8.6 million in the nine months ended September 30, 1996 from $10.5 million in the nine months ended September 30, 1995, a decrease of approximately $1.9 million or 18.1%. Operating income as a percentage of net sales decreased to 5.7% in the nine months ended September 30, 1996 from 6.3% in the nine months ended September 30, 1995.


     Interest expense was $7.2 million in the nine months ended September 30, 1996, a decrease of $1.8 million or approximately 20.0%, compared to $9.0 million in the nine months ended September 30, 1995. Interest expense as a percentage of net sales decreased from 5.4% in the nine months ended September 30, 1995 to 4.7% in the nine months ended September 30, 1996. This decrease was related to a decrease in borrowings in the first nine months of 1996 due to (i) the McCulloch disposition, which eliminated the need to finance McCulloch's working capital, and (ii) the application of the McCulloch sale proceeds to reduce existing outstanding debt.

  Fiscal Year Ended December 31, 1995 Compared to Fiscal Year Ended December 31, 1994

     Net sales in 1995 totaled $231.3 million, a decrease of approximately $19.5 million or 7.8%, compared to net sales of $250.8 million in 1994. This decrease was primarily related to (i) a decrease in sales of the Company's steam cleaners in France and Germany from $31.9 million to $16.0 million following negative press reports in 1994 about the safety of steam cleaning products, which was partially offset by a general increase in sales of European floor care products ($9.0 million), and (ii) a $12.6 million decrease in North American sales of wet/dry vacuums due, in part, to (a) a decrease in net sales to warehouse clubs which typically rotate product offerings in order to appeal to a captive customer base ($3.9 million), (b) reductions in net sales to retailers which experienced financial difficulties in 1995 ($3.8 million), (c) a decrease in inventory levels maintained by two major customers in conjunction with an overall program to reduce inventory levels ($3.0 million), and (d) mild winter weather as well as other general factors ($1.9 million).

     Gross profit in 1995 totaled $51.9 million, a decrease of approximately $16.2 million or 23.8%, compared to gross profit of $68.1 million in 1994. Gross profit as a percentage of net sales decreased from 27.2% in 1994 to 22.4% in 1995. This decrease in gross profit as a percentage of net sales was primarily related to (i) the decline in European sales of steam cleaners described above ($4.8 million) and the absence of a corresponding reduction in fixed manufacturing overhead ($2.0 million), (ii) an increase in raw materials cost that was only partially offset by a corresponding price increase instituted by the Company ($3.7 million), (iii) the decline in North American sales described above ($3.3 million) and (iv) fixed overhead costs incurred during a temporary domestic manufacturing slowdown implemented by management in response to lower sales volume in the first six months of 1995 ($3.2 million). In addition, the Company recorded a $1.0 million charge due to the return of products sold in Australia as a result of defective motor components described above. These decreases were partially offset by increased gross profit of $1.8 million on European sales of wet/dry vacuums.

     SG&A expense decreased to $35.6 million in 1995 from $41.9 million in 1994, a decrease of approximately $6.2 million or 14.9%. SG&A expense as a percentage of net sales decreased from 16.7% for 1994 to 15.4% for 1995. This decrease was primarily attributable to (i) reductions in executive compensation ($1.1 million), reductions in domestic administrative personnel ($500,000) and reductions in European sales and administrative personnel ($1.2 million) implemented in the second quarter of 1995, (ii) reductions of various domestic corporate overhead costs ($1.4 million), (iii) lower domestic media advertising in 1995 than in 1994, which had been increased in 1994 in anticipation of the launch of the Company's new QSP(R) product line ($1.0 million), (iv) other reductions in domestic selling expenses ($500,000) and (v) reductions in European advertising and selling expenses ($500,000).

     Operating income decreased to $16.3 million in 1995 from $26.3 million in 1994, a decrease of approximately $10.0 million or 38.1%. Operating income as a percentage of net sales decreased to 7.0% in 1995 from 10.5% in 1994. This decrease was a result of the factors discussed above.

     Interest expense was $11.6 million in 1995, an increase of approximately $2.8 million or 31.8%, compared to $8.8 million in 1994. Interest expense as a percentage of net sales increased from 3.5% in 1994 to 5.0% in 1995. This increase was primarily related to additional borrowings under the Old Revolving Credit Facility, as well as increased interest rates in 1995.

  Fiscal Year Ended December 31, 1994 Compared to Fiscal Year Ended December 31, 1993

     Net sales totaled $250.8 million in 1994, an increase of approximately $26.1 million or 11.6%, compared to net sales of $224.7 million in 1993. This increase was primarily due to (i) the successful introduction of the Shop-Vac 1x1(R) in April 1994 ($17.2 million) and (ii) increased sales of the Company's other wet/dry vacuum products in North America ($6.6 million) and in Europe ($2.3 million).

     Gross profit in 1994 totaled $68.1 million, an increase of approximately $6.1 million or 9.9%, compared to gross profit of $62.0 million in 1993. However, gross profit as a percentage of net sales decreased from 27.6% for 1993 to 27.2% in 1994. The increase in gross profit from 1993 to 1994 was attributable to higher sales volume. The decrease in gross profit as a percentage of net sales was attributable to a slight decline in gross margin, reflecting a shift in product mix after the introduction of the Shop-Vac 1x1(R), which bears a lower gross margin than the Company's larger wet/dry vacuum products.

     SG&A expense increased to $41.9 million in 1994 from $38.4 million in 1993, an increase of approximately $3.4 million or 9.0%. SG&A expense as a percentage of net sales decreased from 17.1% in 1993 to 16.7% in 1994. The increase in SG&A expense was attributable to (i) increased cooperative advertising and product promotion expenses in North America ($1.3 million) and Europe ($1.1 million) and
(ii) unusually high media advertising expenditures incurred in the fourth quarter of 1994 in anticipation of the introduction of the Company's new QSP(R) product line in April 1995 ($1.0 million).

     Operating income increased to $26.3 million in 1994 from $23.6 million in 1993, an increase of approximately $2.7 million or 11.4%. This increase in operating income was a result of the factors described above.

     Interest expense increased to $8.8 million in 1994, an increase of approximately $1.6 million or 22.4% from $7.2 million in 1993. Interest expense as a percentage of net sales increased slightly from 3.2% in 1993 to 3.5% in 1994. The increase in interest expense was primarily attributable to additional borrowings under the Old Revolving Credit Facility in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal sources of cash are cash flow from operations and borrowings under its revolving credit facilities. The Company anticipates that its principal uses of cash will be to provide working capital, finance capital expenditures and meet debt service requirements.

     Net cash provided (used) by operating activities was $6.6 million, $3.7 million, $(18.9 million) and ($4.4 million) in 1993, 1994, 1995 and the first nine months of 1996, respectively, which includes net cash (used) in connection with the discontinued McCulloch operations of $(11.4 million), $(7.1 million), $(9.3 million) and $(3.2 million) in 1993, 1994, 1995 and the first nine months of 1996, respectively. Net cash used for operating activities in 1995 of $18.9 million represents a use of cash borrowed under the Old Revolving Credit Facility and foreign lines of credit to reduce accounts payable and accrued expenses.

     The Company's capital expenditures in 1993, 1994, 1995 and the first nine months of 1996, excluding capital expenditures incurred with respect to the discontinued McCulloch operations, were approximately $7.7 million, $7.8 million, $8.0 million and $200,000, respectively. The Company's remaining capital expenditure requirements for 1996 are budgeted to be approximately $1.8 million. Capital expenditures for 1997 and 1998 are budgeted to be $3.0 million and $3.5 million, respectively. The decline in the Company's capital expenditure budget for 1996 and later years reflects a decline in anticipated capital requirements as a consequence of major capital improvements made by the Company in 1993, 1994 and 1995. The Company's capital expenditures incurred with respect to the discontinued McCulloch operations in 1993, 1994, 1995 and the first nine months of 1996 were approximately $7.2 million, $12.6 million, $2.9 million and nil, respectively.

     On May 25, 1995, the Old Revolving Credit Facility and the Old Senior Notes were amended to permit the Company to incur $20.0 million of additional borrowings under the Old Revolving Credit Facility for seasonal working capital needs, of which approximately $16 million was borrowed during July 1995 and all but $3.4 million was repaid as of October 31, 1995. However, in exchange for such accommodation, the Company agreed to reduce its aggregate outstanding debt by $60 million by not later than December 31, 1995.

     On November 1, 1995, the Company sold McCulloch in exchange for aggregate net proceeds of $30 million, and a charge of $120.3 million was taken in the last quarter of 1995 to reflect the Company's loss on the sale of McCulloch, including a $19.6 million charge for certain obligations arising as a result of the sale of McCulloch and the closure of the McCulloch operations in Europe.

     Anticipated cash costs of approximately $16.6 million to be paid over the next five years, approximately two-thirds of which are anticipated to be paid by December 31, 1997, relate to the Company's indemnification obligations to the purchaser of McCulloch, the closure of McCulloch operations in Europe and the United States, severance obligations, warehouse closings and lease terminations, among other items. Through September 30, 1996 approximately $1.9 million of cash had been paid with respect to those items. In connection with the McCulloch disposition, the Company entered into a distribution agreement pursuant to which the Company agreed to distribute McCulloch products in certain countries in Western Europe. The Company has notified McCulloch of its intent to terminate the distribution agreement effective not later than December 31, 1996. The Company expects that a limited portion of the costs associated with the closure of McCulloch's European distribution operations will be offset by the estimated net proceeds generated from the liquidation of McCulloch-related assets of approximately $8.6 million. There can be no assurance, however, as to the actual amount, or timing of the receipt, of proceeds to be received with respect to the liquidation of such inventory and accounts receivable. See "McCulloch Disposition" and Note 11 to the consolidated financial statements of the Company and its subsidiaries included elsewhere herein.

     The Company applied the $30 million of aggregate net proceeds from the sale of McCulloch (i) to repay the remaining $3.4 million outstanding under the $20 million loan, (ii) to retire an $8.0 million term loan, (iii) to repay $8.3 million borrowed under the Old Revolving Credit Facility, (iv) to retire $9.2 million of the Old Senior Notes and (v) to pay a $1.1 million prepayment penalty with respect to the Old Senior Notes. The Company, the lender under the Old Revolving Credit Facility and the Holders of the Old Senior Notes agreed to modify the terms of certain financial covenants through January 1, 1996 to permit the Company to reconfigure its capital structure following the sale of McCulloch. Prior to the Company's repayment of the Old Revolving Credit Facility and the Old Senior Notes with a portion of the proceeds from the Private Offering, the Company had been in breach of various financial covenants of both the Old Senior Notes and the Old Revolving Credit Facility. In addition, the Company failed to make a $6.7 million required principal payment in April 1996 to the Holders of the Old Senior Notes, and that payment default caused a cross-default under the Old Revolving Credit Facility. See "Risk
Factors -- Substantial Leverage; Recent Defaults" and "Description of Certain Indebtedness."

     On August 28, 1996 the Company entered into the Amendment Agreements, whereby (i) the Old Revolving Credit Facility was increased to $62.5 million and
(ii) the requirements to comply with financial covenants and make principal payments were suspended through October 31, 1996 under each of the Old Revolving Credit Facility and the Old Senior Notes. Both the Old Revolving Credit Facility and the Old Senior Secured Notes were repaid in full with a portion of the proceeds of the Private Offering. The Company currently is in full compliance with the terms of all of its financings.


     The Company intends to terminate the manufacture of steam cleaners at its facility in Salindres, France in order to consolidate all of its European manufacturing activities into its facility in Tralee, County Kerry, Ireland. In connection with the foregoing consolidation, the Company incurred a charge in the third quarter of 1996 of approximately $1.5 million to cover severance, lease payments, shut-down and related expenses, of which approximately $1.1 million will be cash expenditures incurred over the next twelve months. See "Risk Factors -- Foreign Operations."



     The Company also intends to terminate its distribution operations in Austria, Germany, Hungary, the Netherlands and Spain in favor of selling directly to customers in these markets. In connection with such termination, the Company incurred a charge in the third quarter of 1996 of approximately $3.2 million to cover severance, lease payments, shut-down and related expenses, of which approximately $2.0 million will be cash expenditures incurred over the next twelve months. Although the Company expects that the termination of these distribution operations will negatively impact sales in the near-term, the Company expects to continue sales to its major customers in these markets on a direct basis. In addition, the Company recorded charges of approximately $200,000 and $600,000 related to accounts receivable and inventories at these locations. These amounts are recorded in selling, general and administrative expenses and cost of sales, respectively. Furthermore, the Company expects to incur approximately $500,000 of additional expenses in the fourth quarter of 1996 and the first quarter of 1997 related to these locations. See "Risk
Factors -- Foreign Operations."

     In connection with the Private Offering, the Company entered into the New Revolving Credit Facility. The New Revolving Credit Facility permits borrowings in an amount not to exceed the lesser of $25 million or a borrowing base as set forth in the New Revolving Credit Facility. Amounts outstanding under the New Revolving Credit Facility will bear interest at either (i) 0.75% plus the higher of (a) the federal funds rate plus 0.50% per annum and (b) the agent's prime commercial lending rate or (ii) LIBOR plus 2%, determined at the Company's option, and are secured by a first priority lien on the accounts receivable and inventory of the Company and Felchar. As of October 31, 1996, the Company had approximately $23.0 million of unborrowed availability under the New Revolving Credit Facility. In addition, in connection with the Private Offering, the Company entered into employment agreements with certain executives that provide for incentive compensation. See "Description of Certain Indebtedness -- New Revolving Credit Facility" and "Management -- Other Arrangements."

     The Company is, and will continue to be after the issuance of the Exchange Notes offered hereby, highly leveraged and borrowings under the New Revolving Credit Facility will increase the Company's debt service requirements. The Company believes that, based on current levels of operations and anticipated improvements in operating results, cash flow from operations and borrowings under the New Revolving Credit Facility will be sufficient to conduct its business and to meet its near-term debt service obligations, working capital needs, capital expenditures and the cash charges described above. However, there can be no assurance that future cash flow of the Company will be sufficient to meet the Company's obligations and commitments or that anticipated improvements in operating results will be achieved. In the event the Company is unable to meet its obligations with respect to such indebtedness, it may be required to refinance or restructure all or a portion of such indebtedness, sell material assets or operations or seek to raise additional debt or equity capital. There can be no assurance that the Company would be able to effect any such refinancing or restructuring or sell assets or obtain any such additional capital on satisfactory terms or at all. See "Risk Factors -- Substantial Leverage; Recent Defaults."

TAX LOSS CARRYFORWARD

     The Company has an estimated tax loss carryforward for income tax purposes of $48.7 million at December 31, 1995 and September 30, 1996. That tax loss carryforward is available to reduce federal income taxes, if any, through 2010 and to reduce state income taxes over various carryforward periods. Based on the Company's historical and current pretax earnings, management believes that the recorded deferred tax assets, net of valuation allowance, will be realized.

FOREIGN OPERATIONS

     The Company has significant operations outside the United States and Canada, located principally in Western Europe. During the year ended December 31, 1995 and the nine months ended September 30, 1996, the Company generated revenues from sales outside of the United States and Canada of $83.3 million and $57.4 million, respectively, representing approximately 36% and 38% of the Company's total revenues during such periods. See "Risk Factors -- Foreign Operations" and Note 8 to the consolidated financial statements of the Company and its subsidiaries included elsewhere herein.

     When appropriate, the Company enters into foreign exchange contracts to hedge its foreign exchange exposure. The objective of the hedging program is to manage the risk of adverse cash flow due to fluctuations in foreign currencies. At December 31, 1995 and September 30, 1996, the Company had approximately $36.2 million and $12.9 million in foreign exchange forward contracts outstanding, respectively. See Note 1 to the consolidated financial statements of the Company and its subsidiaries included elsewhere herein.

ENVIRONMENTAL

     As a result of inspections by the ADEQ, the Company became aware of chromium contamination beneath McCulloch's plating operations in Lake Havasu City, Arizona. See "Business -- Environmental" and "Risk
Factors -- Environmental." In January 1995, McCulloch entered into a consent order with the ADEQ pursuant to which McCulloch has begun to remediate the site. In connection with the McCulloch disposition, the Company agreed to indemnify the purchaser for environmental liabilities with respect to all circumstances existing prior to the closing of the McCulloch disposition, other than (i) the first $1.25 million and (ii) 50% of the second $1.25 million of environmental liabilities stemming from chromium contamination beneath McCulloch's plating operations in Lake Havasu City, Arizona. Since the closing of the McCulloch disposition,

McCulloch has discovered two distinct incidences of contamination at the Lake Havasu City facility in addition to the chromium contamination: (i) low concentrations of trichloroethylene in groundwater and (ii) gasoline-related substances (i.e., benzene, toluene, ethylbenzene and xylene) down-gradient of the site where two underground gasoline storage tanks were removed in 1992. The sites are currently under investigation by McCulloch and the ADEQ, and additional groundwater sampling has been proposed. Although the Company has a reserve to satisfy current and potential environmental claims, there can be no assurance that such reserve will be sufficient to cover all charges with respect to the Company's environmental indemnity obligations or that the Company will have adequate resources to satisfy McCulloch's claims under the environmental indemnity. If the Company fails to honor its contractual obligations, it could be subject to a lawsuit seeking specific performance or other remedies. See "Risk Factors -- Environmental" and "McCulloch Disposition."

RAW MATERIALS

     The Company's operating profit margins are sensitive to the price of raw materials, particularly copper, plastic resin and corrugated boxes. From January 1, 1994 through September 30, 1995, the Company experienced a 23% increase in the price of copper, a 26% increase in the price of plastic resin and a 33% increase in the price of corrugated paper, and the Company instituted a price increase to offset these higher costs partially. At September 30, 1996, the prices of these raw materials had moderated such that they were comparable to prices existing at January 1, 1994. The Company does not believe that future raw material price increases in excess of price increases that may be obtained from customers will have a materially adverse effect on its operations taken as a whole. See, however, "Risk Factors -- Cost of Raw Materials." Although historically the Company has not hedged the prices of its raw materials, management is in the early stages of evaluating the benefits of hedging some of its raw materials purchases with the use of futures contracts. See
"Business -- Raw Materials and Suppliers."

SEASONALITY

     Because the Company's business is largely dependent on the retail industry, seasonality and cyclical trends in the retail industry can affect the Company's results of operations. The Company typically generates the largest percentage of its annual revenues in September, October and November in connection with the Christmas season. Correspondingly, working capital needs usually peak during August, September and October as the Company increases production in anticipation of increased sales. The Company's sales as a percentage of total annual sales in the three-month periods ended November 30, 1993, 1994 and 1995 were 29%, 32% and 30%, respectively.

NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS No. 121") in March 1995. SFAS No. 121 is mandatory with respect to fiscal years beginning after December 15, 1995; however, the Company does not expect that complying with SFAS No. 121 will have a significant effect on the Company's consolidated financial statements. In addition, FASB has issued SFAS No. 123, "Accounting for Stock-Based Compensation," and SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," neither of which are expected to have a significant effect on the Company's consolidated financial statements. The AICPA has issued Statement of Position 96-1, "Environmental Remediation Liabilities" which is required to be adopted for the fiscal year ending December 31, 1997 and is not expected to have a significant effect on the Company's consolidated financial statements.

                                    BUSINESS

OVERVIEW


     Shop Vac believes that it is a leading worldwide manufacturer and marketer of consumer and industrial wet/dry vacuum cleaners and accessories. The Company estimates that its products account for over half of the domestic consumer wet/dry vacuum market, with almost twice the market share of its closest competitor. The Company also markets its wet/dry vacuums internationally in over 70 countries under the Aqua-Vac(R) and Goblin(R) brand names. Based upon the Company's knowledge and experience in the industry, the Company believes that the Aqua-Vac(R) line of wet/dry vacuums is a leading brand in Western Europe. Shop Vac believes that it has maintained a leading worldwide market position by promoting strong brand awareness and product quality, building and maintaining close relationships with its customers and, in North America, utilizing cost-effective vertically integrated manufacturing processes.


     In 1956, Martin Miller, the founder of the Company, pioneered the original concept of a shop vacuum. The Company has maintained its leadership position in North America since the Company introduced the wet/dry vacuum to the consumer market under the Shop-Vac(R) brand name in the late 1960s. In the early 1970s, Mr. Miller's sons, Jonathan and Matthew, the current presidents of the Company's North American and European divisions, respectively, joined the Company and began to expand operations both domestically and internationally. In the early 1980s, in order to increase production efficiency and to minimize costs, the Company made strategic decisions to expand the manufacturing capability of its domestic operations by establishing operations to produce motors and plastic parts for the Company's products and creating a dedicated in-house sales force. The Company also expanded its international operations, particularly in Europe, in order to take advantage of the growing European demand for its products and to pursue distribution in developing markets in Africa, the Middle East and Asia.

     The Company produces a comprehensive line of wet/dry vacuums in various combinations of tank size, motor horsepower and accessories, which are designed for consumer, industrial/commercial and professional needs. Features include motors ranging from 1.0 to 5.0 peak horsepower, tank sizes ranging from one to 55 gallons, detachable hand-held blowers and a variety of accessories such as extension wands, brushes and nozzles. The Company designs most of its products for the consumer market, which accounted for approximately 90% of the Company's net sales in 1995. The Company introduced into the North American market its new corded, portable wet/dry vacuum, the Shop-Vac 1x1(R), in April 1994, and the QSP(R) (Quiet Super Power) line of wet/dry vacuums, offering easier handling and a quieter operation without sacrificing motor power, in April 1995. In Europe, the Company also manufactures and markets a full line of floor care products in addition to its wet/dry vacuums, including conventional vacuums, carpet cleaners and steam cleaners to selected markets. In 1991, the Synchro(R) line of vacuums was introduced in Europe. The Synchro(R) includes an adaptor that enables power tools, such as electric saws and sanders equipped with dust extraction outlets, to be connected directly to the vacuum. In 1995, the Multipro(R), a new "quiet" operating wet/dry vacuum and carpet shampooer, was introduced in Europe. As a result of the introduction of these new products and other factors, the Company has maintained and strengthened its leading market position.

     Shop Vac's product design, operations, sales and marketing are managed in two groups: (i) North America, which is comprised of the United States, Canada, Latin America and Australia, and (ii) Europe, which is comprised of Europe and the remaining countries in which the Company does business. The Company sells its products in North America through its own direct sales force primarily through national and regional mass merchandisers, home centers, hardware chains, warehouse clubs and industrial distributors. The Company's major North American customers include Ace Hardware, Canadian Tire, W.W. Grainger, Home Depot, Kmart and Wal-Mart. The Company sells its products in the more fragmented European market primarily through home centers and electrical appliance chains, as well as through catalogs. Shop Vac's customers in Europe include home centers, such as Homebase Limited ("Homebase") in the United Kingdom, Castorama in France and Baus Handelsges A.G. ("Bauhaus") in Germany; electrical appliance chains, such as Curry's in the United Kingdom and ETS Darty et Fils ("Darty") in France; catalog showrooms, such as Argos in the United Kingdom; mail order catalogs, such as GUS Home Shopping Limited ("GUS") in the United Kingdom, S.A. La Redoute France ("La Redoute") in France and Otto in

Germany; and hypermarkets, such as Carrefour in France and MGE Einkauf G.m.b.H. (the "Metro Group") in Germany.

COMPETITIVE STRENGTHS

     Management believes that the Company enjoys the following competitive advantages:

     Strong Brand Name Recognition. The Shop-Vac(R) brand name has been synonymous in North America with the wet/dry vacuum since the Company introduced the wet/dry vacuum cleaner to the consumer market in the late 1960s. Independent market research indicates that awareness of the Shop-Vac(R) brand name among potential wet/dry vacuum purchasers in the United States has averaged approximately 90% since 1987. The Company's international brands, Aqua-Vac(R) and Goblin(R) also have strong brand name recognition in their respective markets. The Company has built and maintained its well-recognized brand name by manufacturing and selling high quality, powerful products at competitive prices.

     Market Leadership. The Shop-Vac(R) brand image has helped the Company achieve and maintain the leading position in its major markets. The Company estimates that its products currently account for more than half of the $275 million domestic consumer wet/dry vacuum industry, with almost twice the market share of its largest domestic competitor. In addition, the Aqua-Vac(R) brand of wet/dry vacuums is a leading brand in Western Europe. See "Risk
Factors -- Competition" and " -- Competition."

     Established Customer Relationships and Extensive Distribution Network. The Company has been the primary supplier of wet/dry vacuums to its top ten customers in the United States and Canada for an average of over 17 years. In addition, the Company believes that its products currently account for virtually all of the wet/dry vacuum business of seven of its top ten customers in the United States and Canada, and many retailers carry the Company's products at all of their locations. Although the European market is more fragmented than in the United States and Canada, the Company benefits from its well-established relationships with major retailers in various Western European countries. The Company estimates that its products are distributed through over 25,000 retail outlets in North America and over 5,000 retail outlets in Europe.

     Distinct Product Position. In North America, the Company's wet/dry products are positioned by retailers as utility vacuums and, therefore, are sold through hardware, rather than floor care, departments. As a result, in North America Shop-Vac(R)'s wet/dry products do not compete with conventional vacuums for retailer shelf space. In addition, the Company enjoys diversified distribution through hardware chains and home centers, as well as through mass merchants. As a hardware product, Shop Vac has benefited from the trend towards "do-it-yourself" work by homeowners and the growth of national home center chains. A similar trend is developing in Europe which the Company believes will enhance its sales in Europe in light of the Company's relationships with European home center chains.

     Brand Loyalty. Management estimates that approximately half of the Company's domestic sales in 1995 were to customers who, at that time, owned or had previously owned a Shop-Vac(R). The Company estimates that it has an installed base of approximately 18.0 million wet/dry vacuum units in North America and approximately 3.5 million units in Europe, with these Shop-Vac(R) and Aqua-Vac(R) owners being likely to purchase new or replacement Shop-Vac(R) and Aqua-Vac(R) vacuums in the future. In addition, the Company's installed base results in Shop-Vac(R) and Aqua-Vac(R) owners purchasing replacement parts, filters and other related products, which accounted for approximately 10% of net sales in 1995.

     Low Cost Producer. The Company has over 25 years of experience in developing, manufacturing and continually enhancing its line of wet/dry vacuum cleaners and related products. To maximize profitability, the Company is vertically integrated in North America. By controlling all major aspects of the manufacturing process through its integrated facilities in North America, the Company is able to control product quality and reduce lead times and delivery costs. In addition, as a vertically integrated manufacturer, the Company is able to design new products and enhance existing products in order to facilitate a simplified manufacturing process, thereby reducing costs. Since the European market is more fragmented, the Company outsources the majority of its components, which allows for the added flexibility that is necessary to offer smaller and more diverse product offerings for sale in various countries.

     Family Management and Ownership. The Company is owned and operated by Jonathan and Matthew Miller, the sons of the Company's founder. Jonathan Miller, the Chairman of the Board and Chief Executive Officer of the Company and the President of the North American Group, has worked at the Company or its predecessor, Craftool Company, since 1970. Matthew Miller, the President of the European Group, has worked at the Company since 1975. The Miller family collectively owns all of the capital stock of the Company, which has been pledged as collateral for the Notes. See "Risk Factors -- Control by Principal Stockholders; Dependence on Key Personnel," "Principal Stockholders," and "Description of Exchange Notes -- Security."

BUSINESS STRATEGY

     The Company's business strategy consists of the following key elements:


     Emphasize Improved Profitability and Cash Flow. Following the decision to sell McCulloch, the Company focused on its core operations and initiated a series of operational improvements targeted at reducing expenses and increasing cash flow. These improvements include consolidation of certain manufacturing operations, administrative personnel reductions, improved inventory control and implementation of manufacturing innovations and automation. For example, in 1995, the Company began using an automated liquid coloring system instead of a manual mixing process and converted certain plastic parts from thermal plastic to a lower cost thermoset material. In 1996, the Company consolidated its plastic molding facility formerly in Norwich, New York into its Canton, Pennsylvania operations and has initiated consolidation of a small manufacturing facility in France into its European manufacturing operations in Ireland. The benefits of these programs and the impact of certain other factors are evident in the Company's recent operating results, including gross margin improvement from 23.0% to 24.7% and a reduction in selling, general and administrative expenses as a percentage of net sales from 16.7% to 15.9% for the nine months ended September 30, 1995 and 1996, in each case, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Results of Operations."


     Maintain Leading Market Position. The Company intends to continue to capitalize on the strengths of its brands and maintain a worldwide market leadership position. In this capacity, the Company will continue to maintain close relationships with its customers and manufacture quality products which lead to high levels of customer satisfaction.

     Expand International Sales. The Company intends to continue to leverage the Shop-Vac(R) and Aqua-Vac(R)brand names to achieve global distribution of products and product line extensions. The Company intends to increase its advertising and promotional activity to broaden international awareness of its products. As part of this strategy, the Company is seeking to develop independent distribution channels in countries where it currently does not have a major presence. In addition, from time to time, the Company coordinates with its major customers' expansion into new markets. For example, while Shop Vac's products have been sold in Mexico in the past, the Company intends to expand its presence in Mexico and the rest of Latin America alongside Wal-Mart, its longtime customer. See "Risk Factors -- Foreign Operations."

     Emphasize Product Innovation. The Company seeks to expand the wet/dry vacuum cleaner product category by introducing new products under the Shop-Vac(R) and Aqua-Vac(R) brand names and continually upgrading existing products in response to consumer preferences, changing market dynamics and technological advancements. For example, in 1994, the Company successfully introduced into the North American market the Shop-Vac 1x1(R), a smaller light-weight hand-held wet/dry vacuum intended for use in the home. In addition, in 1995, the Company began to offer the QSP(R)(Quiet Super Power) line of wet/dry vacuums which offer easier handling and quieter operations without sacrificing motor power. The QSP(R) is the only "quiet" wet/dry vacuum in the market, and consumer response has been very favorable. In Europe, the Synchro(R) line of vacuums was introduced in 1991. The Synchro(R) includes an adaptor that enables power tools, such as electric saws and sanders equipped with dust extraction outlets, to be connected directly to the vacuum. In 1995, the new "quiet" operating wet/dry vacuum and carpet shampooer, the Multipro(R), was introduced in Europe.

INDUSTRY OVERVIEW

     The consumer wet/dry vacuum cleaner was introduced by the Company commercially in the late 1960s. A wet/dry vacuum differs from a conventional household vacuum primarily because (i) the wet/dry vacuum is specially designed to allow debris entering the vacuum to bypass the motor, enabling the wet/dry vacuum to intake water and heavy debris such as glass and nails; (ii) the wet/dry vacuum utilizes a strong, concentrated suction to clean, as opposed to an upright vacuum, which relies on a "beater bar" to agitate debris; and (iii) the wet/dry vacuum does not require many of the expensive parts (such as a beater bar, sophisticated wheels and canister cord rewinds) of a conventional vacuum, thus significantly lowering manufacturing costs and enabling the wet/dry product to retail at a substantially lower price.

  North America

     In North America, the consumer wet/dry vacuum is positioned as a utility vacuum and is sold through hardware, rather than floor care departments. As a result, the wet/dry product does not compete for retailer shelf space with conventional vacuum cleaners. Generally viewed as a secondary household vacuum, the wet/dry product is able to perform heavier cleaning functions in areas such as the basement, garage and workshop that the standard vacuum cannot attempt. Primary users of the consumer wet/dry vacuum are homeowners, many of whom undertake "do-it-yourself" projects in their garages or workshops. According to industry data, approximately half of the wet/dry vacuums sold in the United States in 1995 were sold to first time purchasers. Based on informal marketing surveys and the Company's experience, management believes that repeat customers generally display a substantial amount of brand loyalty, typically purchasing additional wet/dry products from the same manufacturer.

     The Company estimates that the total market in the United States and Canada for consumer wet/dry vacuum cleaners accounted for approximately $275.0 million in annual sales in 1995. Consumer wet/dry vacuums are typically distributed and sold through mass merchandise retailers, such as Kmart, Target Stores ("Target") and Wal-Mart; home centers, such as Builder's Square, Hechinger Stores Company ("Hechinger") and Home Depot; warehouse clubs, such as Price Costco and Sam's Club; hardware stores, such as Ace Hardware, Cotter & Company ("True Value Hardware") and ServiStar Corporation ("ServiStar"). Over the last decade, the expansion of mass merchandisers and home centers has contributed to the consolidation of the retail industry. The proliferation of mass merchants and home centers throughout the United States and, to a lesser extent, internationally has led to a substantial increase in certain consumer purchases, such as the wet/dry vacuum, at such locations and a decrease in such purchases at less well-recognized and less accessible catalog showrooms and warehouse clubs.

  International

     In Europe and the Middle East, the Company has positioned its products in response to the fragmentation of that market and differing consumer expectations and demands. Generally, consumers in Europe own only one vacuum because of space limitations, as well as a lack of garages and basements. Consequently, in European markets, the Company emphasizes the practical utility of its products by offering additional features and accessories. As the European Community continues to exert its influence over cross-border trading in Europe, the fragmentation of that market should decrease. Historically, sales in Europe have been conducted through local distributorships that adapted to local requirements and consumer expectations. As fragmentation decreases and the need for local distributors diminishes accordingly, manufacturers of consumer products are more likely to sell directly to retailers to bypass costly middlemen and enhance their competitive positions throughout Europe. See "-- Products" and "-- Sales and Marketing."

PRODUCTS

  North America

     In North America, the Company offers the industry's broadest line of consumer and industrial wet/dry vacuums, manufacturing 46 consumer models and approximately 49 industrial models, in addition to a full line of accessories. The table below sets forth an overview of the Company's wet/dry vacuum products offered in North America, as well as the primary distribution channels, target markets and product categories:

                                              PRIMARY
     SIZE/POWER          MODEL(S)       DISTRIBUTION CHANNEL       TARGET MARKET
--------------------    ----------    ------------------------    ----------------
1 Gallon                Hand-held     Mass Merchants              Consumer
1.0 Horsepower                        Home Centers
                                      Hardware Chains
                                      Industrial Distributors
5-25 Gallon             Original      Mass Merchants              Consumer
1.25-5.0 Horsepower     QSP(R)        Home Centers
                                      Hardware Chains
                                      Industrial Distributors
                                      Warehouse Clubs
10-16 Gallon            Original      Home Centers                Contractor
3.0-5.0 Horsepower                    Industrial Distributors
5-55 Gallon             Original      Industrial Distributors     Industrial
1.7-3.5 Horsepower

     Consumer Line. The Company's consumer line of wet/dry products accounts for the majority of its sales, totalling approximately 86% of 1995 net sales in the United States (including wet/dry accessories). The consumer line consists of 46 models, differing primarily in size, motor power and included accessories, which are marketed at suggested manufacturers' retail prices of between $29.99 and $129.99. The storage capacity of the Company's consumer vacuums ranges from one gallon to 25 gallons, motor power varies from 1.0 to 5.0 peak horsepower, and various accessories include filters, brushes and hoses. Certain of Shop Vac's products include detachable motors that can be used as leaf blowers in conjunction with a nozzle accessory. The hand-held blower allows easy clean-up of leaves, grass and other light debris from sidewalks, pool areas, decks and patios.

     Industrial/Commercial Line. The industrial line, comprised of 49 models and marketed primarily to heavier users such as factories, warehouses and hospitals, features more powerful, longer-lasting motors and larger capacity tanks (ranging from five to 55 gallons) made of plastic, metal or stainless steel. The units are equipped with heavy-duty carts for easy mobility and additional accessories and filtration devices. The Company's industrial wet/dry vacuums are manufactured for daily use and have a longer average useful life than the Company's consumer products. The industrial line, which includes products manufactured for W.W. Grainger under the Dayton brand name, accounted for approximately 11% of the Company's net sales in the United States in 1995.

     Contractor Line. The contractor line of wet/dry vacuums, marketed primarily to small industrial businesses, independent contractors and experienced woodworkers, offers larger capacity metal or stainless steel tanks, more powerful motors and better filtration than the consumer line, and comes equipped with heavy-duty carts to facilitate mobility. This line of products is primarily sold in home centers such as Home Depot and warehouse clubs such as Sam's Club and Price Costco. The contractor line accounted for approximately 3% of the Company's net sales in the United States in 1995.

     Private Label. The Company produces wet/dry products for other manufacturers or retailers under such entity's brand label. Customers include Makita U.S.A., Inc., Milwaukee Electric Tool Corporation and Sioux Tool, Inc. The Company also sells vacuum components to other manufacturers such as Parts Company of America and Tennant Co. Private label sales accounted for approximately 1% of the Company's net sales in the United States in 1995.

     Accessories. The Company offers the industry's widest range of wet/dry vacuum accessories, manufacturing 125 stock keeping units ("SKUs") aimed at increasing the versatility of its products. Accessories include replacement parts such as filters and hoses and additional tools such as brushes, wands, nozzles and crevice tools which can be used in conjunction with the basic unit. Customers may purchase accessories from retail locations or order them directly from the Company. Accessory sales represented approximately 10% of the Company's net sales in the United States in 1995.

     Industrial Sweepers. The Company produces a line of three motorized "walk-behind" sweepers for W.W. Grainger, and manufactures a manual push sweeper for sale under the Shop-Vac(R) brand name and for certain private labels. These sweepers are primarily used to clean aisles in factories and warehouses.

  Europe and International

     The Company conducts most of its European operations under the trade names of Aqua-Vac(R) and Goblin(R). Goblin(R) is an established British conventional vacuum brand name that the Company purchased in 1984. The table below sets forth an overview of the Company's product offerings in Europe, as well as the primary distribution channels and target markets:

                                                                         PRIMARY
       PRODUCT             SIZE/POWER           MODELS             DISTRIBUTION CHANNEL       TARGET MARKET
---------------------   ----------------   -----------------   ----------------------------   --------------
Wet/Dry                 15-30 liter        Original            Home Centers                   Consumer
Vacuum Cleaners         900-1100 watts                         Electrical Appliance Chains    Do-It-Yourself
                                                               Catalog Showrooms
                                                               Mail Order Catalogs
                                                               Hypermarkets
                        18-30 liter        Quiet Operations    Home Centers                   Domestic
                        1200-1400 watts                        Electrical Appliance Chains      Vacuum Users
                                                                                              Step-up
                                                                                              Do-It-Yourself
                        20-60 liter        Industrial          Home Centers                   Contractors
                        1200-1400 watts    Synchro(R)          Industrial Outlets
                                                               Catalog Showrooms
                        20-30 liter        Carpet              Electrical Appliance Chains    Consumer
                        1000-1100 watts    Shampooer                                          Commercial
Steam Cleaners          0.5-4.0            Steamatic(R)        Home Centers                   Consumer
                        bar pressure       Mondial(R)          Electrical Appliance Chains    Do-It-Yourself
                                                               Catalog Showrooms
                                                               Mail Order Catalogs
                                                               Hypermarkets
Domestic Vacuum         4 liter            Uprights            Electrical Appliance Chains    Consumer
Cleaners                dust capacity                          Catalog Showrooms
(Sold in the United     450-475 watts                          Mail Order Catalogs
Kingdom, Germany and                                           Hypermarkets
Austria)
                        3-5 liter          Cylinders           Electrical Appliance Chains    Consumer
                        dust capacity      (Canisters)         Catalog Showrooms
                        1000-1400 watts                        Mail Order Catalogs
                                                               Hypermarkets
                        Rechargeable/      Handheld            Electrical Appliance Chains    Consumer
                        corded                                 Catalog Showrooms
                        150-250 watts                          Mail Order Catalogs
                                                               Hypermarkets

     Wet/Dry Vacuum. In Europe, the Company produces and distributes a variety of wet/dry vacuums under the AquaVac(R) brand name to the consumer and industrial/commercial markets. The Company's wet/dry vacuums sold internationally generally contain noise dampening features similar to those in the QSP(R).

     Conventional Vacuum Lines. The Company also offers a variety of conventional and canister vacuums under the Aqua-Vac(R) and Goblin(R) brand names, differing primarily in size, power and enhancements such as filtration, cord rewinds and internal tool storage.

     Steam Cleaners and Carpet Cleaners. The Company also manufactures and markets a full line of steam cleaners, which clean items and areas such as carpets, upholstery, furniture and floor surfaces using powerful steam generators rather than detergents, solvents or abrasive cleaners. Features include varying steam power, precise control of steam output and a wide range of accessories such as additional nozzles and irons. The Company also offers two types of carpet cleaners: a "3-in-1" integrated cleaner with pure dry and wet/dry capacity as well as an internal reservoir and separate pump motor to facilitate carpet shampooing; and an attachment for a wet/dry vacuum that enables the product to perform light carpet cleaning.

     Other Product Lines. The Company sells hand-held vacuums, both corded and rechargeable, which are purchased by the Company from independent sources.

  Continuous Product Innovation

     From time to time, the Company enhances its product lines and adds innovative features to respond to customer feedback, which adds to the Company's loyal customer base, appeals to additional market segments and expands the wet/dry vacuum market.

     In 1991, the Company introduced the Synchro(R) line of vacuums in Europe. The Synchro(R) was designed for the do-it-yourself market and professional tradesmen. It includes an adapter that enables power tools, such as electric saws and sanders that have dust extraction outlets, to be connected to the vacuum. Power tools are plugged into a socket on the Synchro(R) instead of a wall socket, and the Synchro(R) unit is activated by the trigger on the attached power tool.

     In April 1994, the Company introduced the Shop-Vac 1x1(R) portable wet/dry vacuum product, which is targeted at the portable vacuum market. The Shop-Vac 1x1(R), which has a capacity of one gallon and runs on a 1.0 peak horsepower motor, is currently the only corded portable wet/dry vacuum in the market. Most of the Company's major retail customers offer the Shop-Vac 1x1(R) for sale. Consumer response to the Shop-Vac 1x1(R) has been very favorable. During 1995 and the first nine months of 1996, Shop-Vac 1x1(R) sales accounted for 15% and 10% of total North American sales, respectively.

     In April 1995, the Company introduced its new line of QSP(R) (Quiet Super Power) wet/dry vacuums. The QSP(R) is the only "quiet" wet/dry vacuum in the market and was designed in response to customer demand for a quieter product. Products in the QSP(R) line offer a variety of enhancements to the Company's original wet/dry vacuum, including noise dampening insulation; more powerful motors in its largest capacity models; top and side handles for ease of maneuvering; more stable tanks; tool storage attachments; and a more modern design profile, and are generally slightly higher priced than the Company's original line. The Company has coordinated closely with its major retail customers to introduce wet/dry vacuums in the QSP(R) line. Consumer response to the QSP(R) product has been very favorable. In connection with the launch of the QSP(R) product line in April 1995, the Company has also updated its original model to include some of the design features of the QSP(R). During 1995 and the first nine months of 1996, QSP(R) sales represented 23% and 28% of total North American sales, respectively.

     In 1995, the Company also introduced the Multipro(R), a new "quiet" operating wet/dry vacuum and carpet shampooer, in Europe. By incorporating noise dampening technology into a versatile new product, the Company is offering a product tailored to the European market which focuses on practical utility combined with added features and accessories.

SALES AND MARKETING

  General

     As of September 30, 1996, the Company had 20 sales and marketing employees in North America and 56 sales and marketing employees servicing Europe and other international markets, all of whom concentrated exclusively on the promotion and sale of the Company's products and the development and execution of marketing strategies.

     Shop Vac's sales and marketing is enhanced by the Company's strong historical ties with its major U.S. customers, all of whom are serviced by the Company's in-house sales force. These employees work with the national accounts to plan inventory purchases, promotional activities and programs to increase demand for Shop Vac products. Private label customers are serviced similarly. All other customers are serviced by 11 field sales employees covering the United States. Hardware wholesale accounts are also called on by the field sales personnel, and hardware sales activity is coordinated by the Company's Director of Hardware Industry Sales to ensure uniformity.

     In Europe, sales and marketing have historically been conducted through local distribution companies in each of the United Kingdom, France, Germany, Austria, Hungary and the Netherlands. As fragmentation of the European market decreases, the Company is consolidating its distribution operations and expanding its direct sales to retailers, thereby reducing its distribution costs and enhancing Shop Vac's competitive position. The Company will continue to service its longstanding customers and is strengthening its ties to them through a variety of methods, including maintaining a high level of product quality, rapid delivery, superior after-sale service and selected private label production. In addition, the Company is also pursuing opportunities in other markets where its brand names and reputation are less well known, such as Poland, Russia, Turkey and the Far East through its export sales force.

  North America

     Consumer Products. Shop Vac sells its products in the United States, Canada, Mexico and Australia/New Zealand (considered to be part of the Company's North American operations for administrative purposes) through a direct sales force of approximately 20 people. This sales force focuses on distribution of the Company's products to the end consumer through mass merchandisers, such as Kmart, Target and Wal-Mart; home centers, such as Builder's Square, Hechinger and Home Depot; hardware chains, such as Ace Hardware, ServiStar and True Value Hardware; and warehouse clubs, such as B.J.'s Wholesale Club, Price Costco and Sam's Club. The Company estimates that its product is carried in over 9,000 mass merchant locations, over 8,000 hardware stores, over 2,000 home centers nationwide and approximately 6,000 retail outlets in Canada.

     Through its large retail customer base, the Company has achieved extensive penetration in the wet/dry vacuum market. The Company accounts for virtually all of the wet/dry vacuum business of seven of its top ten customers, and many retailers carry the Company's products at all of their locations. The Company has sustained strong relationships with many of its distributors for a number of years, doing business with Kmart and W.W. Grainger since 1969, True Value Hardware since 1970, Ace Hardware since 1977 and Wal-Mart since 1978. The Company has been recognized for its quality products and service during the last seven years with "Vendor of the Year" or similar awards from a number of major retailers, including Canadian Tire, Kmart and Wal-Mart.

     In order to support its sales efforts and its well-recognized brand name, the Company engages an outside advertising agency for creative direction, production of various television commercials and media placement. The Company also participates in various co-operative advertising programs with its retailers to create flyers, newspaper advertisements, radio spots, catalogs, television commercials, billboards, store handouts and coupons. The Company actively promotes its product through activities such as arranging "end caps" in retail stores, offering bonus packages for particular items or events, offering discounts to correspond with store openings, organizing trade show displays and creating rebate programs. The Company also conducts "product knowledge" sessions with retail store personnel and produces videos, guides and point-of-purchase materials to educate retailers and consumers as to the features of the Company's products.

     Mass Merchandisers. The Company has benefited from the recent explosion in the growth of mass merchandisers, such as Kmart, Target and Wal-Mart, through which the Company sells a significant portion of its consumer products. Typically, these retailers work with the Company to develop selling programs for all of their stores which include five to six SKUs of the wet/dry product and a variety of accessories. The proliferation of mass merchants throughout the United States and, to a lesser extent, internationally has led to a substantial increase in certain consumer purchases, such as the wet/dry vacuum, at such locations. The Company believes that this trend will continue to contribute to its success as mass merchants continue to expand their operations and distribute Shop Vac products to a broader customer base through their extensive networks of well-recognized retail locations. Due to the well-recognized Shop-Vac(R) brand name, the Company's products often serve as focal points in mass merchants' in-store displays and advertising circulars.

     Home Centers/Hardware Trade. The Company actively markets its products to home centers and hardware chains such as Ace Hardware, Builder's Square, Canadian Tire, Home Depot and ServiStar. Hardware retailers often sell packages containing a wet/dry vacuum and additional tools designed to attract the more specialized purchaser. Home center stores tend to carry the Company's larger vacuums to service their customer base.

     Warehouse Clubs. The Company markets selected models through warehouse clubs which are membership only retail outlets. These retailers include B.J.'s. Wholesale Club, Sam's Club and Price Costco.

     Industrial/Commercial Products. The Company markets its industrial/commercial line of vacuums primarily for use in factories, hospitals, warehouses and other similar facilities with heavier cleaning needs. These products are typically sold through industrial distributors, such as W.W. Grainger and McMaster-Carr Supply Company, and industrial toolhouses. The Company estimates that its commercial products are carried in over 1,000 industrial supply locations nationwide. The Company sells a majority of its industrial/commercial products, manufactured with the "Dayton" brand name, to W.W. Grainger, which in turn markets the wet/dry products through a nationwide network of distributors and by catalog.

     Service. The Company operates service centers at its distribution facilities and provides additional warranty and nonwarranty service to its customers through an extensive network of 450 servicing dealers throughout North America. The Company includes a two-year full warranty with each of its consumer vacuums and a similar one-year warranty with each of its industrial/commercial and contractor vacuums.

     Distribution. Most of the Shop Vac products sold in the United States are shipped from the Company's distribution center in Williamsport, Pennsylvania. The Company distributes to its western United States customers through a leased distribution facility in Cerritos, California. The Company ships most of its customers' orders by independent common carrier, although several of the Company's major customers, including Wal-Mart, pick up their shipments utilizing their own fleet of trucks. The centralization of its distribution process enables the Company to process and fill orders rapidly. The Company also has distribution centers in Burlington, Ontario; Melbourne, Australia; and Auckland, New Zealand.

     The Company services approximately 50 customers, including Home Depot, Kmart, Wal-Mart, and W.W. Grainger through the use of Electronic Data Interchange ("EDI"). EDI transmissions of orders and invoices enable the Company to provide its time-sensitive customers with rapid, efficient service.

  International

     Europe. The Company markets its products in Europe primarily through home centers, electrical appliance retail chains, mail order/catalog showrooms and hypermarkets, which are similar to superstores in the United States. Industrial products are sold through industrial mail order catalogs or hardware stores. The Company's major customers in the United Kingdom, France and Germany include:

                                                                PRINCIPAL CUSTOMERS
                                                     ------------------------------------------
                      SALES OUTLET                   UNITED KINGDOM     FRANCE       GERMANY
     ----------------------------------------------  --------------   -----------  ------------
     Home Centers..................................    Homebase       Castorama    Bauhaus
     Electrical Appliance Chains...................    Curry's        Darty        --
     Catalog Showrooms.............................    Argos          --           --
     Mail Order Catalogs...........................    GUS            La Redoute   Otto
     Hypermarkets..................................    --             Carrefour    Metro Group


     The above customers contributed approximately 11% and 13% of the Company's total revenues for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.


     As the European Community continues to exert its influence over cross-border trading in Europe, the Company expects that the fragmentation in that market should decrease. Although the Company has historically sold its products in Europe through local distributorships, as market fragmentation decreases in Europe, the Company intends to shift its focus to selling directly to retailers, thereby reducing distribution costs.

     United Kingdom. Historically, the Company has been the leading supplier of wet/dry vacuums in the United Kingdom and enjoyed a market share in 1995 of approximately 90% and as a major player in the conventional vacuum cleaner market enjoyed a market share in 1995 of approximately 13%. The Company's strategy is to focus on its distribution of products through home centers, electrical appliance chains, catalog showrooms and mail order catalogs. Sales in the United Kingdom represented approximately 13% of the Company's 1995 net sales.

     Germany, Austria, Hungary and the Netherlands. In 1995, the Company had approximately 33% and approximately 11% of the wet/dry vacuum and steam cleaner markets in Germany, respectively, while in Austria, the Company had approximately 22% and approximately 17% of the wet/dry vacuum and steam cleaner markets, respectively. In both Germany and Hungary, the Company estimates that it was the second leading supplier of wet/dry vacuums in those markets. The Company's strategy in Western Europe is to focus on direct sales relationships with its major customers, rather than depending upon distributors and other middlemen and intends to close its distribution operations in these countries. See "Risk Factors -- Foreign Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Combined sales in Germany, Austria, Hungary and the Netherlands represented approximately 9% of the Company's 1995 net sales.

     France. Generally, the Company sells its wet/dry vacuums and steam cleaners in the French market through home centers, electrical appliance chains, mail order catalogs and hypermarkets. Home centers seek to attract customers by discounting non-food products, while hypermarkets depend on a profit from all products. Wet/dry vacuums are sold under the Aqua-Vac(R) brand name through do-it-yourself specialists and under the Goblin(R) brand name through electrical appliance specialists and hypermarkets. Steam cleaners are sold under Aqua-Vac(R) and Powersteam(R) brand names through do-it-yourself specialists and under the Goblin(R) and Steamatic(R) brand names through electrical appliance specialists and hypermarkets. Sales in France represented approximately 6% of the Company's 1995 net sales.

     Service. Responsiveness and service are important considerations among European vacuum purchasers and are among the Company's competitive strengths in that market. The Company currently supports a network of over 300 service agents in Europe and each subsidiary employs a number of dedicated customer service representatives. Several of the Company's service agents regularly travel throughout Europe. The Company enjoys a favorable reputation with respect to the provision of service in Europe, and has received a high service rating from a British consumer magazine.

     Latin America. The Company exports its wet/dry products to South America and Central America from its Williamsport facility. Such exports represented approximately 1% of its 1995 net sales. In order to increase its market share in that region, Shop Vac has recently engaged an independent distributor in Guadalajara, Mexico to promote and market the Company's products and is pursuing similar opportunities elsewhere in Latin America. In addition, the Company has recently entered the Mexican market alongside Wal-Mart, its long-time customer, and intends to continue a strategy of coordinating international expansion with its major customers. The Company also supports service centers in Latin America to service products distributed through the local retail outlets of certain mass merchandisers, such as Wal-Mart and Kmart, which purchase such products from the Company in the United States for sale in Latin America. The Company believes that its exports will continue to increase as a result of further exposure to these markets through the proliferation of such mass merchants.

MANUFACTURING

  North America

     The Company manufactures virtually all of the components of its wet/dry vacuums sold throughout North America except for metal screws, switches and packaging cartons. The Company's vertical integration enables it to manufacture its products rapidly, with fewer concerns regarding supplier delays, and thus better service its customers' needs by responding promptly to sales orders. Generally, the Company is able to ship product within 24 hours of a customer's order, although ordinarily the time between order and shipment ranges from five to seven days.

     The Company's corporate headquarters in Williamsport, Pennsylvania includes a manufacturing facility at which the Company produces a substantial portion of the plastic tanks for its consumer products, hoses, caster feet and all of the components for its industrial metal tank line and reusable dry filters. The Company manufactures additional plastic components, wheels and ball floats at its facility in Canton, Pennsylvania. The Company manufactures most of the motors used in its products at Felchar's Binghamton, New York facility, which is currently operating at approximately 60% of capacity. The Company plans to utilize the excess capacity, which reflects, in part, the McCulloch disposition, by shipping the motors to Shop Vac's European assembly facilities (which currently purchase motors from unrelated vendors) and/or selling motors to third parties.

     In Williamsport the Company assembles most of the products it sells in the North American market under both the Shop-Vac(R) brand name and for private labels, except for the Shop-Vac 1x1(R), which is assembled at the Company's Canton, Pennsylvania location. The Company distributes its products throughout the west coast from its facility in Cerritos, California and in Canada through a distribution center in Burlington, Ontario.

  International

     The Company manufactures and assembles most of the products that it distributes throughout Europe at its Tralee, County Kerry, Ireland facility. At this facility, the Company manufactures hoses and assembles its wet/dry vacuums, conventional vacuums and carpet cleaners. In addition, the Company intends to transfer the production of its steam cleaners from its plant in Salindres, France, which Shop Vac intends to cease operating, to its facility in Ireland in December 1996. The Company purchases most of the plastic components and all of the motors used in the manufacture of its European products from local sources. The Company also purchases a small number of canister vacuums and its hand-held vacuums from outside sources. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

COMPETITION

     The worldwide market for wet/dry products is competitive, and is based on brand name, price, quality and consumer advertising. The Company has enjoyed the largest share of the worldwide market for consumer and industrial wet/dry vacuums and related accessories since the Company introduced the wet/dry vacuum to the consumer market in the late 1960s. The Company believes that its strong brand name recognition, competitive pricing (resulting from a vertically integrated manufacturing process), breadth of product line, comprehensive marketing program, long-term relationships with major retail chains and well-established distribution network provide it with a strong competitive position. However, some of the Company's competitors are larger and have greater financial resources than the Company, and there can be no assurance that such competitors will not substantially increase their resources devoted to the development and marketing of products competitive with those of the Company.

  North America

     Historically, there have been relatively few participants in the United States consumer wet/dry vacuum industry, and prior to 1993, Sears and Genie were the Company's only significant competitors. Sears has the second largest share of the consumer wet/dry vacuum market, with an estimated market share of less than half that of the Company in each of the last five years. Sears offers a full line of wet/dry vacuums under the "Craftsman" brand name. The Company believes that Sears' ability to grow market share is limited because Sears markets its product only through its own retail stores and its mail order catalog. Thus, the Company competes for the remaining retailers' shelf space only with Genie, which produces a full line of consumer wet/dry vacuums, and, to a limited extent, the new entrants into the industry described below.

     Since 1993, Hoover, Eureka and Royal have introduced limited lines of consumer wet/dry vacuum products. The Company has not lost a single major customer as a result of these new entrants, which, singly and in the aggregate, have not had a material impact on the Company's market share. Although these companies have strong brand name recognition in the conventional vacuum market, wet/dry product tests to date, as well as the Company's sustained market share, indicate that such recognition does not translate into the wet/dry market, which is sold as hardware as opposed to floor care and targets a different consumer. However, upon the entrance of these new competitors into the market, the Company made a strategic decision to reduce product prices slightly, and, as a result, the Company experienced a modest decline in gross margin upon implementation of the new pricing structure in the first quarter of 1993. See "Risk Factors -- Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

  International

     Competition in the conventional and wet/dry vacuum markets differs in each European country, although the market for floor care products is generally more competitive than that for wet/dry products throughout Europe. The Company's significant competitors include Electrolux Holdings Limited and Hoover, which offer both conventional and wet/dry vacuums in several European markets, as well as Rowenta, Royal and Vax Limited in the United Kingdom; and Karcher, Tornado S.A. and Polti France S.A. in France; and Karcher, Robert Thomas and Einhell, Hans, A.G. in Germany and Austria. However, most of the Company's competitors sell their products primarily through electrical appliance outlets and mail order catalogs, and the Company enjoys a significant percentage of the retail shelf space for conventional and wet/dry vacuums in the growing home center retail distribution channel throughout Europe. Competition in Europe is based more significantly on product enhancement than in the United States, as a result of the European consumer's general willingness to purchase products perceived as having additional features.

RAW MATERIALS AND SUPPLIERS

     Raw materials purchased represented approximately 56% of the Company's cost of sales in 1995. The primary raw materials purchased by the Company are resins for the outside casing of the product, copper for motor production and corrugated packaging material. Shop Vac has multiple suppliers for each of its primary raw materials, with many of whom the Company has long-standing trading relationships. No single supplier accounts for a material amount of the Company's total raw material purchases. In addition, the Company's agreements with its largest suppliers guarantee raw material availability and outline discounts and rebates but do not establish pricing. Moreover, the prices of certain of the Company's primary raw materials, such as copper, are subject to fluctuations in the commodities markets, which fluctuations can be substantial at times. Although historically the Company has not hedged the price of its raw material commodities, management is in the early stages of evaluating the benefits of hedging some of its raw materials purchases with the use of futures contracts. See "Risk Factors -- Cost of Raw Materials."

ENVIRONMENTAL

     The Company's operations are subject to constantly changing federal, state, local and foreign regulations that impose limitations on the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes. The Company believes that its operations are in compliance in all material respects with the terms of all applicable environmental laws and regulations as currently interpreted. See, however, "Risk Factors -- Environmental," "McCulloch Disposition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental."

PATENTS AND TRADEMARKS

     The Company owns and controls patents, trademarks, trade secrets, trade names, copyrights and technology know-how, that are of material importance to its business. The Company's trademarks are registered in the United States and in a number of foreign countries. The Company also has more than 345 patents and pending patents worldwide. The Company intends to renew and maintain in a timely manner those trademarks and patents that are renewable and maintainable and are deemed important to the business of the Company.

     The Company believes that its trademark position is adequately protected. The Company also believes that its marks are generally well recognized by consumers of its products and are associated with a high level of quality and value. Because the Company believes that it is a product innovator, it is the Company's policy to apply for design and utility patents on those products which management believes may be of significance to the Company. However, management believes that the Company's success depends predominantly on its skills in marketing, distribution and manufacturing rather than on the patented features of its products.

FACILITIES

     The Company owns or leases the following manufacturing, warehouse, distribution and assembly facilities around the world:

                                                      SQUARE                                         OWN/
                     LOCATION                          FEET              TYPE OF FACILITY           LEASE
---------------------------------------------------   -------      ----------------------------     ------
UNITED STATES:
    Williamsport, Pennsylvania.....................   247,000      Headquarters, manufacturing      Own
                                                                   and assembly
    Williamsport, Pennsylvania.....................   103,000      Warehouse                        Lease
    Williamsport, Pennsylvania.....................    50,000      Distribution                     Lease
    Williamsport, Pennsylvania.....................    19,000      Assembly                         Lease
    Canton, Pennsylvania...........................    94,000      Manufacturing                    Own
    Binghamton, New York...........................   102,500      Manufacturing                    Own
    Binghamton, New York...........................    67,500      Manufacturing                    Own
    Norwich, New York..............................    33,000      Warehouse                        Own
    Cerritos, California...........................    30,850      Distribution                     Lease
INTERNATIONAL:
  * Amsterdam, Netherlands.........................     1,400      Distribution office              Lease
    Auckland, New Zealand..........................     3,200      Distribution                     Lease
  * Bochum, Germany................................    22,935      Distribution                     Lease
  * Budapest, Hungary..............................     3,000      Distribution                     Lease
    Burlington, Ontario............................    79,000      Distribution                     Own
    Evry, France...................................    18,623      Distribution                     Lease

                                                      SQUARE                                         OWN/
                     LOCATION                          FEET              TYPE OF FACILITY           LEASE
---------------------------------------------------   -------      ----------------------------     ------
  * Madrid, Spain..................................    22,750      Distribution                     Lease
    Melbourne, Australia...........................    17,500      Distribution/Assembly            Lease
  * Salindres, France..............................    27,000      Manufacturing                    Own
  * Salindres, France..............................    11,700      Warehouse                        Lease
    Tralee, County Kerry, Ireland..................    85,000      Manufacturing                    Own
  * Vienna, Austria................................     6,700      Distribution                     Lease
    Normanton, United Kingdom......................    60,000      Offices/Distribution             Lease

---------------
* To be closed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company has entered into an option agreement with an independent real estate developer which entitles the developer to purchase the Company's former manufacturing facility in Norwich, New York for $675,000. The option agreement expires on December 19, 1996 and is renewable through June 19, 1998. The facility is currently used by the Company as a warehouse, and the Company believes that upon a sale of the facility, the Company will be able to obtain alternative warehouse space as necessary at reasonable cost.

EMPLOYEES

     The Company employed approximately 2,400 persons world-wide as of September 30, 1996. Of these, 1,988 were hourly and 412 were salaried. The hourly work force is comprised of predominantly unskilled workers, with some semi-skilled and skilled job classifications. Each of the Company's facilities recruits hourly personnel from its respective labor market and the Company believes that the labor market for each facility is favorable. None of the Company's employees are represented by any labor union, except in Ireland and Australia (in accordance with local custom), and management believes that the Company's employee relations are good. Certain of the Company's employees were represented by the United Auto Workers Union until 1993, when the employees voted to decertify the union.

LEGAL PROCEEDINGS

     McCulloch leased computer hardware and software from American Technologies Credit, Inc. ("ATC"), and the Company guaranteed that lease. The terms of the lease have been the subject of litigation. In connection with the McCulloch disposition, the Company has agreed to indemnify McCulloch for any liability it may have with respect to the lease. On August 23, 1996, the court granted judgment on the pleadings in favor of the Company with respect to two of ATC's causes of action. Subsequently, the Company and ATC have agreed to a settlement whereby the Company will pay $325,000 in full satisfaction of all claims by ATC.

     The Company and Goblin France, the Company's French subsidiary, are each engaged in litigation with Recorget, a European manufacturer of steam cleaner components and accessories. Recorget obtained a FF 1.7 million (approximately $300,000) judgment against Goblin France in 1988, which Goblin France is currently appealing. Recorget has also sued the Company in 1995 alleging breach of a distribution agreement and is seeking over FF 36.0 million (approximately $7.2 million) in damages. Although management firmly believes that Recorget's claims against the Company are groundless and that the Company will ultimately prevail, there can be no assurance that the disputes between Recorget and the Company will not be resolved in favor of Recorget, which could have a material adverse effect on the Company's financial condition and results of operations.

     In addition to the foregoing, the Company is involved in various lawsuits arising in the normal course of business. In management's opinion, the ultimate outcome of these lawsuits will not have a material adverse effect on the Company's financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE AND OTHER SIGNIFICANT OFFICERS

     The directors and executive and significant other officers of the Company, their respective ages as of September 30, 1996 and their respective current positions with the Company are set forth below:

              NAME                   AGE                         POSITION
---------------------------------    ---     -------------------------------------------------
Jonathan Miller..................     48     Chairman of the Board, Chief Executive Officer
                                             and President, North American Group
Matthew Miller...................     43     Vice Chairman of the Board and President,
                                             European Group
W. Earl Stogner..................     56     Executive Vice President & Chief Financial
                                             Officer and Director
Conor Stack......................     49     Managing Director, European Manufacturing
Larry Tempesco...................     44     Vice President, Sales and Marketing
Michael R. Deschamps.............     40     Vice President, Manufacturing
Thomas Tuohy.....................     51     Vice President, Inventory Planning and Control
Roger D. Arrington...............     45     Vice President, Corporate Analysis
Mark E. Baer.....................     36     Vice President, Electrical Engineering
Joseph W. Crawford...............     52     Vice President and Treasurer
John Lilly.......................     50     Vice President, Information Services

     The terms of office for all of the above officers and directors are until their successors are chosen and qualified.
---------------

     Jonathan Miller joined Craftool Company in 1970 as Vice President. Upon Craftool's merger with the Company, Mr. Miller served as Vice President of Manufacturing and Engineering until 1981, at which time he was appointed President of the Shop Vac North American Group. In 1992, Mr. Miller was elected Chairman of the Board of Directors of the Company. Mr. Miller is the son of Martin Miller, the founder of the Company, and is the brother of Matthew Miller. Mr. Miller holds a degree in economics from Rutgers University.

     Matthew Miller joined the Company in 1975 as director of sales and marketing. In 1981, he was appointed to his current position of President of the Shop Vac European Group. Mr. Miller is the son of Martin Miller, the founder of the Company and the brother of Jonathan Miller. Mr. Miller holds an undergraduate degree from Dickinson College and a masters degree from Oxford University.

     W. Earl Stogner joined the Company in 1989 as Vice President and Chief Financial Officer and was promoted to Executive Vice President and appointed to the Board of Directors in 1990. Prior to joining the Company, Mr. Stogner served as Vice President -- Administration and Control for Chicago Pacific Corp. from 1986 to 1989 and as Vice President -- Finance of Pennsylvania House (a division of General Mills, Inc.) from 1972 to 1986. Mr. Stogner holds a degree in business administration and accounting from King's College.

     Conor Stack joined the European Group of the Company in 1979 as Financial Controller of Goblin Ireland, the Company's European manufacturing facility. In 1980, Mr. Stack was promoted to Managing Director, the position he currently holds. Prior to joining the Company, Mr. Stack was Financial Controller for Kerry Precision Ball Company from 1975 to 1980. Prior to that, Mr. Stack was an audit manager with Griffin Lynch & Co., Chartered Accountants. Mr. Stack is a Chartered Accountant and received a degree in business commerce from University College in Cork, Ireland.

     Larry Tempesco joined the Company in 1977 as Production Control Manager and was promoted to Assistant Marketing Manager in 1984, Director of Marketing in 1990, Vice President of Marketing in 1994 and Vice President of Sales and Marketing in 1996. Prior to joining the Company, Mr. Tempesco held a variety of management positions with Brodart Industries. Mr. Tempesco holds a degree from Bloomsburg University.

     Michael R. Deschamps joined the Company in 1993 as Director of the Plastics Division. He was promoted in 1995 to Vice President, Plastics Group and, in 1996, to Vice President, Manufacturing. Prior to joining the Company, Mr. Deschamps held a variety of management positions including Manager of Fabrication and Assembly Operations at Smith Corona Corporation from 1986 to 1993, and as Director of Product Development and Sales & Marketing at Ithaca Gun Company. Mr. Deschamps holds a B.S. in mechanical engineering from Cornell University.

     Thomas Tuohy joined the Company in 1994 as Director of Operations and in 1995 was promoted to Vice President of Inventory Planning and Control. Prior to joining the Company, Mr. Tuohy served in a variety of management and information systems positions, including Director of Materials at Smith Corona Corporation from 1969 to 1994. Mr. Tuohy holds a degree in business administration from Syracuse University.

     Roger D. Arrington joined the Company in 1989 as a Financial Analyst and was promoted to Vice President of Corporate Analysis in 1990. Prior to joining the Company, Mr. Arrington served in a variety of accounting functions for Bethlehem Steel Corporation, rising to Controller of the Company's wire rope division. Mr. Arrington holds a degree in business administration and accounting from Virginia Polytechnic Institute.

     Mark E. Baer joined the Company in 1988 as Director of Product Evaluation and was promoted to Vice President of Electrical Engineering in 1990. Prior to joining the Company, Mr. Baer served as Electrical Project Engineer with GS Electric from 1982 to 1987, and as a Senior Product Engineer with Yale Material Handling from 1987 to 1988. Mr. Baer has a B.S. in electrical engineering from the Pennsylvania State University.

     Joseph W. Crawford joined the Company in 1978 as Director of Credit and was promoted to Vice President and Treasurer in 1990. Prior to joining the Company, Mr. Crawford served as a Credit Analyst with Girard Trust Bank from 1965 to 1967, as a Credit Representative with American Mutual Insurance from 1967 to 1970, as an Assistant Credit Manager with Westinghouse Electric Supply from 1970 to 1972, and as a Credit Manager with KSM Fastening Systems (a division of Omark) from 1972 to 1978. Mr. Crawford holds a degree in business administration from Villanova University.

     John Lilly joined the Company in 1993 as Corporate Vice President of Information Services. Prior to joining the Company, Mr. Lilly served as Director of Information Services with Hamilton Beach/Proctor Silex from 1990 to 1993 and as a Management Consultant from 1988 to 1990. From 1970 to 1988, Mr. Lilly served in a variety of information services positions with Blue Cross/Blue Shield of Virginia, rising to the position of Director of Automated Services. Mr. Lilly has a degree in data processing from Smith Deal College in Richmond, Virginia.

EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid for the fiscal years ended December 31, 1993, 1994 and 1995 to each of the persons who are the most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION
                                                    -----------------------------------------------------
                                                                           OTHER ANNUAL       ALL OTHER
           NAME AND PRINCIPAL POSITION              YEAR     SALARY     COMPENSATION(1)(2)   COMPENSATION
--------------------------------------------------  ----   ----------   ------------------   ------------
Jonathan Miller...................................  1995   $  343,637        $ 11,951          $ 11,517(3)
  Chairman of the Board, Chief                      1994      900,000          35,527            41,892
  Executive Officer and President,                  1993    1,180,208          22,002            39,878
  North American Group
Matthew Miller....................................  1995   $  355,911        $     --          $  7,396(3)
  Vice Chairman of the Board                        1994      878,019              --            25,406
  and President, European Group                     1993    2,276,288              --            22,184
W. Earl Stogner...................................  1995   $  675,000        $  9,313          $  8,986(3)
  Executive Vice President                          1994      675,000           9,573            31,767
  and Chief Financial Officer                       1993      600,000           3,271            28,392

---------------
(1) The above listed executives are participants in the Shop Vac Corporation Pension Plan, a defined benefit pension plan. This plan provides an annual benefit based upon the employee's average compensation for his or her highest five consecutive years of compensation and the number of years' service to the Company. The table below sets forth the estimated annual benefit payable based on the indicated final average compensation and years of service, assuming retirement at age 65:

                                                                               YEARS OF SERVICE
                                                   ------------------------------------------------------------------------
                     REMUNERATION                       5           10        15        20        25        30        35
      -------------------------------------------  ------------   -------   -------   -------   -------   -------   -------
      $100,000...................................    $   15,625   $31,250   $46,875   $46,875   $46,875   $46,875   $46,875
      125,000....................................        20,000    40,000    60,000    60,000    60,000    60,000    60,000
      150,000 and above..........................        24,375    48,750    73,125    73,125    73,125    73,125    73,125

(2) Comprised of amounts reimbursed to Jonathan Miller and W. Earl Stogner in connection with taxes paid by them with respect to the value of the personal use portion of Company-provided vehicles.

(3) Comprised of (i) in the case of Jonathan Miller, employer matching contributions totaling $10,125 in 1995 to the Shop Vac Executive Benefit Trust through March 31, 1995 and a $1,392 term life insurance premium, (ii) in the case of Matthew Miller, employer matching contributions totalling $6,004 in 1995 to the Shop Vac Executive Benefit Trust through March 31, 1995 and a $1,392 term life insurance premium and (iii) in the case of W. Earl Stogner, employer matching contributions totalling $7,594 in 1995 to the Shop Vac Executive Benefit Trust through March 31, 1995 and to the Shop Vac Employee Savings Plan thereafter for the remainder of 1995 and a $1,392 term life insurance premium.

OTHER ARRANGEMENTS

     Pursuant to employment agreements between the Company and each of Jonathan Miller and Matthew Miller, the Company has agreed pay to each of them (i) a base salary at the rate of $350,000 per annum and (ii) commencing in calendar year 1997 and for each successive calendar year thereafter, incentive compensation of $400,000 for any calendar year if with respect to such year, the Company generates actual earnings before interest and taxes ("EBIT") that equal or exceed 90% of the Company's budgeted EBIT for such year or amounts of less than $400,000 for a given calendar year if the Company achieves certain lower EBIT threshholds for such year. In addition to the foregoing, the Company may increase such base salaries, based on merit review, taking into account performance, the employee's responsibilities and increased cost of living, and/or pay additional discretionary bonus compensation, at the discretion of the Company's independent directors. In exchange for such compensation, (i) Jonathan Miller has agreed to serve as Chairman of the

Company's Board of Directors, President of the Company's North American Group and Chief Executive Officer of the Company for a three year evergreen term, and
(ii) Matthew Miller has agreed to serve as Vice Chairman of the Company's Board of Directors and President of the Company's European Group for a three-year evergreen term. Under the terms of the agreement, if either Jonathan or Matthew Miller is terminated without cause or resigns with good reason, he is entitled to receive continued insurance coverage for the following three years and (at his option) either (i) the greater of (a) continued salary for the next three years, plus bonuses in each such year equal to the bonus paid to him in the year immediately prior to the year in which his employment was terminated or (b) $750,000 or (ii) a lump-sum payment equal to the present value of the payments described in clause (i). Each of Jonathan Miller and Matthew Miller is also entitled to receive such severance if his employment is terminated as a consequence of a change of control of the Company; however, if such termination occurs in connection with or as a consequence of a change of control occurring upon or following the exercise by the Holders of the Notes of their rights to the Millers' stock as a result of a default under the Indenture and the subsequent foreclosure on the collateral, each of Jonathan Miller and Matthew Miller have agreed that any and all payments due to them pursuant to their respective employment agreements with respect to such termination will be subordinated to the full payment of all sums due to the Holders of the Notes thereunder.

     Pursuant to the terms of an employment agreement between the Company and W. Earl Stogner, the Company has agreed to pay to Mr. Stogner a base salary at the rate of $675,000 per annum, plus a discretionary bonus determined by the Company's Board of Directors in its sole discretion. In exchange for such compensation, Mr. Stogner has agreed to serve as a Director, Executive Vice President and Chief Financial Officer of the Company for a three-year evergreen term. Under the terms of the agreement, if Mr. Stogner is terminated without cause or resigns with good reason, he is entitled to receive continued insurance coverage for the following three years and (at his option) either (i) continued salary for the next three years, plus bonuses in each such year equal to the bonus paid to him in the year immediately prior to the year in which his employment was terminated or (ii) a lump-sum payment equal to the present value of the payments described in clause (i). Mr. Stogner is also entitled to receive such severance upon a change of control of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company currently leases a sales/administration/distribution facility in Normanton, England from New Yorkshire Limited, a company controlled by Jonathan and Matthew Miller. Annual rent under this lease for 1996 is $340,000 and for 1997 is $360,000 and is comparable to annual rent paid for similar facilities in arms-length transactions in the local market. The Company has also guaranteed up to UKL 500,000 (approximately $800,000) of indebtedness incurred by New Yorkshire Limited from Midland Bank plc ("Midland") in connection with the acquisition of the Normanton facility.

     The Company and its stockholders have entered into a stockholders agreement which provides, in part, (i) for the accrual and payment of an annual dividend equal to 10% of the net income of the Company (after taxes) which accrues and is payable commencing upon the death, disability or incapacity of Jonathan Miller or Matthew Miller, (ii) effective joint control of the Company by Jonathan Miller and Matthew Miller and (iii) restrictions on the transfer of any of the Company's stock. The dividend provision set forth in the stockholders agreement suspends the payment of such dividends to the extent such payment would result in the breach or violation of the terms, conditions or covenants of the Company's financing arrangements, including the Notes. The Company and its stockholders have agreed in writing to permit the stockholders to pledge their respective shares of the Company's stock in connection with the Private Offering and the Exchange Offer, notwithstanding the provisions of the stockholders agreement.

     The Company has entered into written employment agreements with each of Jonathan Miller, Matthew Miller and W. Earl Stogner. See "Management -- Other Arrangements."

     All future transactions entered into by the Company with related parties will be on terms no less favorable than those available from unaffiliated parties. This is also a requirement in the Indenture. There are no proposed dealings between the Company and related parties other than as disclosed.

                             PRINCIPAL STOCKHOLDERS

     All of the voting common stock of the Company is beneficially owned equally by Jonathan Miller and Matthew Miller. Jonathan Miller beneficially owns 50% (3,250) of the issued and outstanding shares of the Company's voting stock through (a) his direct ownership of 2,053 shares and (b) his controlling ownership of a corporate general partner of a family limited partnership ("FLP"), which owns 1,197 shares. Matthew Miller beneficially owns 50% (3,250) of the issued and outstanding shares of the Company's voting stock (a) through his direct ownership of 2,053 shares, (b) as a controlling general partner of a separate FLP, which owns 989.5 shares and (c) as trustee of a trust (the "Trust") for the benefit of his children, which owns 207.5 shares. In the past ten years, the Company has paid no dividends and has made no other distribution to its stockholders with respect to its stock. In connection with the Private Offering, Jonathan Miller and Matthew Miller pledged all of the outstanding capital stock of the Company held directly by them, and caused the FLPs and the Trust to pledge all of the outstanding capital stock of the Company owned by such entities, to secure payment of the Company's obligations under the Notes. The address of both Jonathan Miller and Matthew Miller is c/o the Company, 2323 Reach Road, Williamsport, Pennsylvania 17701.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW REVOLVING CREDIT FACILITY

     On October 1, 1996, the Company and Felchar (together, the "Borrowers") entered into a Credit Agreement with First Union National Bank of North Carolina, as agent for the lenders and a lender (the "Lender"), to provide the New Revolving Credit Facility.

     The New Revolving Credit Facility has an initial term of three years and provides for an aggregate commitment of up to $25 million, subject to a borrowing base limitation (the "Borrowing Base") based on the aggregate of certain percentages of the eligible accounts receivable and eligible inventory of the Company and its domestic subsidiaries. With respect to the Borrowing Base, as of October 31, 1996, the Company was able to borrow up to approximately $23.0 million in the aggregate. The New Revolving Credit Facility includes (as part of and not in addition to the $25 million New Revolving Credit Facility) a sub-facility for the issuance of up to an aggregate of $10 million in stand-by and trade letters of credit to support the Company's operations.

     Amounts outstanding under the New Revolving Credit Facility will bear interest at either (i) 0.75% plus the higher of (a) the federal funds rate plus 0.50% per annum and (b) the Lender's prime commercial lending rate or (ii) LIBOR plus 2.00%, determined at the Company's option. Amounts outstanding under the New Revolving Credit Facility are secured by a first priority lien on the accounts receivable and inventories of the Borrowers, and the Company's obligations under the New Revolving Credit Facility is guaranteed by Felchar, which guarantee is secured by a pledge of Felchar's accounts receivable and inventories.

     The New Revolving Credit Facility contains covenants and provisions that restricts, among other things, the Company's ability to: (i) merge or consolidate with another entity; (ii) incur additional indebtedness, including guarantees; (iii) incur liens on its property; (iv) engage in certain asset sales or other dispositions or sale-leaseback transactions; (v) lend money; (vi) engage in joint ventures, acquisitions and other investments; (vii) create new subsidiaries; (viii) pay dividends, repurchase stock or make other restricted payments; (ix) engage in transactions with affiliates; (x) make certain changes in the Company's lines of business and (xi) enter into any negative pledges or other burdensome contractual covenants. The New Revolving Credit Facility requires the satisfaction of certain financial performance criteria (including a specified maximum annual operating lease expense of $3.0 million; specified limitations on annual capital expenditures (including capital lease obligations) of $3.5 million for each of 1997 and 1998 and $4.0 million annually thereafter; a leverage ratio of funded debt to EBITDA of 4.85:1 through September 30, 1997, 4.25:1 thereafter through September 30, 1998 and 3.50:1 thereafter and an interest coverage ratio of EBITDA to Interest Expense (as defined in the New Revolving Credit Facility) of 1.80:1 through September 30, 1997, 2.00:1 thereafter through September 30, 1998, 2.25:1 thereafter through September 30, 1999 and 2.50:1 thereafter). In addition, if any Subsidiary of either of the Borrowers issues or sells equity securities or subordinated debt, the New Revolving Credit Facility requires the Borrowers to make a mandatory principal payment in an amount equal to 100% of the net proceeds of such sale or issuance by such Subsidiary.

     Events of default under the New Revolving Credit Facility includes, among other things: (i) any failure of the Company to pay principal, interest or fees thereunder when due; (ii) payment default or other default under other Indebtedness; (iii) noncompliance with or breach of certain covenants contained in the New Revolving Credit Facility and certain related documents; (iv) material inaccuracy of any representation or warranty when made by the Company in the New Revolving Credit Facility and certain related documents; (v) certain events of bankruptcy or insolvency; (vi) imposition of judgment or ERISA liens;
(vii) invalidity of obligations created by the New Revolving Credit Facility and related documents; (viii) a Change of Control (as defined in the New Revolving Credit Facility); and (ix) a Material Adverse Change (as defined in the New Revolving Credit Facility).

FOREIGN DEBT OBLIGATIONS

     Societe Generale S.A. has extended a line of credit to Shop Vac France, a division of the Company, and Goblin France S.A., the Company's French subsidiary, which provides (i) an overdraft facility of FF 5.7 million (approximately $1.1 million) and a receivables financing of FF 24.0 million (approximately $4.6 million) for Shop Vac France and (ii) an overdraft facility of FF 4.8 million (approximately $900,000) for Goblin France S.A. At September 30, 1996, the aggregate outstanding borrowings under the overdraft facilities totalled FF 9.6 million (approximately $1.9 million) and under the receivables financing facility totalled FF 21.5 million (approximately $4.2 million).

     Goblin (UK) Limited, the Company's subsidiary in the United Kingdom ("Goblin UK"), has obtained credit facilities (the "Midland Facilities") for an amount in the aggregate of up to UKL 2.35 million (approximately $3.7 million) from Midland pursuant to a letter agreement accepted by Goblin UK as of March 1, 1995 and extended subsequently by a letter agreement dated March 21, 1996 through March 1997. The Midland Facilities are comprised of a sterling overdraft, a mixed currency overdraft, engagement facilities and documentary or other credits or acceptances, as well as up to UKL 350,000 (approximately $500,000) for duty deferment bonds. The Midland Facilities bear interest at Midland's base rate plus between 1.0% and 2.0%, depending upon the outstanding balance of the Midland Facilities. In addition, the Midland Facilities are secured by (i) a first priority fixed charge over all present and future bank and other debts of Goblin UK and (ii) a first priority floating charge over all present and future assets, goodwill, undertakings and uncalled capital of Goblin UK. The Company has guaranteed the Midland Facilities on behalf of Goblin UK. At September 30, 1996, there were no outstanding borrowings under the Midland Facilities.

     The Company has guaranteed indebtedness of its subsidiary, McCulloch Espana, with respect to credit facilities extended by four Spanish banks with an aggregate borrowing availability of approximately $1.9 million. At September 30, 1996, the aggregate outstanding borrowings under these facilities totalled approximately $700,000 and consisted of $600,000 of overdraft facility borrowings and $100,000 of accounts receivable financing.

     Under various agreements between Goblin Ireland Limited, the Company's Irish subsidiary ("Goblin Ireland"), and each of Shannon Free Airport Development Company Limited ("SFADC") and the Industrial Development Authority in Ireland (the "IDA"), Goblin Ireland has received, upon satisfaction of certain conditions, grants from SFADC and/or the IDA of approximately 45% of the acquisition cost of certain capital assets. In accordance with the grant agreements, Goblin Ireland is required to maintain aggregate retained earnings in the amount of $5.3 million. Either of the IDA or SFADC, as the case may be, may revoke its grants and require repayment of its grants previously made if Goblin Ireland breaches any of the various grant agreements with it. If, among other things, Goblin Ireland changes the nature of its operations, ceases to operate, fails to satisfy its obligations or becomes bankrupt, the various grant agreements with both SFADC and the IDA would be breached. Goblin Ireland believes it is in full compliance with the provisions of the various grant agreements. Goblin Ireland's contingent liability for the repayment of grants received under the various grant agreements terminates 10 years from receipt of the grant amounts and amounted to $3.7 million at December 31, 1995.

OLD REVOLVING CREDIT FACILITY

     On May 15, 1990, the Company and Felchar entered into the Old Revolving Credit Facility with the Lender. The Old Revolving Credit Facility contained certain financial and operating covenants which restricted the Company's ability to incur additional indebtedness, make investments or create or permit certain liens. In addition, the Old Revolving Credit Facility was secured by pledges of
(i) the Millers' Stock, (ii) substantially all of the Company's assets, (iii) all issued and outstanding shares of the capital stock of the Company's domestic subsidiaries and (iv) 65% of the equity interests in each of the Company's direct and indirect foreign subsidiaries. The Company was also required to maintain certain financial ratios.

     On February 1, 1994, the Company and Felchar amended the Old Revolving Credit Facility to provide for a revolving line of credit of up to $55 million that was scheduled to expire in 1999.

     On May 25, 1995, the Old Revolving Credit Facility was amended to provide for an additional $20 million of borrowing capacity, which was due on April 30, 1996 and has been repaid. The amendment agreement imposed additional financial and operating covenants, including a requirement that the Company meet minimum earnings levels and ratios related to debt, interest expense and accounts payable. The amendment also required a repayment of at least $60 million of outstanding principal in the event of either the sale of McCulloch or the issuance of equity securities by the Company.

     On November 1, 1995, with the $30 million net proceeds received in connection with the sale of McCulloch, the Company repaid the remaining $3.4 million outstanding under the additional $20 million loan obtained pursuant to the May 25, 1995 amendment agreement, repaid the remaining $8.0 million outstanding balance of term loans with the Lender, as well as a portion of the outstanding aggregate principal of the Old Senior Notes and the Old Revolving Credit Facility. Prior to the Company's repayment of the Old Revolving Credit Facility and the Old Senior Notes with a portion of the proceeds from the Private Offering, it had been in breach of various financial covenants of the Old Revolving Credit Facility. In addition, in April 1996, the Company failed to make a required $6.7 million principal payment to the Holders of the Old Senior Notes, and that payment default by the Company caused a cross-default of the Old Revolving Credit Facility. On August 28, 1996, the Old Revolving Credit Facility was amended to provide to the Company and Felchar a $7.5 million temporary priority facility maturing on October 31, 1996. The proceeds of the priority facility were available to be used (i) to make a $770,389 principal payment with respect to the Old Senior Notes, (ii) to pay $307,621 in amendment fees to the Holders of the Old Senior Notes in connection with an Amendment Agreement between the Company and such Noteholders, (iii) to make a $112,500 facility fee payment to the Lender upon closing the priority facility and (iv) for working capital and general corporate purposes. The priority facility was fully secured by a first priority lien on all the collateral securing the Old Revolving Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Risk
Factors -- Substantial Leverage; Recent Defaults."

     Pursuant to the Amendment Agreement with the Lender, the Lender temporarily waived all existing defaults and the parties temporarily suspended the relevant financial covenants and principal payment dates with respect to payments due or past due under the Old Revolving Credit Facility. The Old Revolving Credit Facility was repaid in full with a portion of the proceeds of the Private Offering. The Company is in full compliance with the terms of all of its financings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

OLD SENIOR NOTES

     The Old Senior Notes, which had an aggregate outstanding principal amount of approximately $30.0 million bearing interest at 10.83%, required (i) monthly interest payments and (ii) annual principal payments of $6.7 million commencing April 1996 through April 30, 2001. The Old Senior Notes were senior secured indebtedness of the Company and contained certain financial and operating covenants which, among other things, restricted the Company's ability to incur indebtedness, make investments or create or permit certain liens. The Company used a portion of the proceeds of the Private Offering to repay the Old Senior Notes; including the prepayment penalty of approximately $2.5 million.

     On May 25, 1995, the Holders of the Old Senior Notes agreed to permit the Company to incur an additional $20 million of senior secured debt in the form of a term loan from the Lender, and the Lender obtained a superpriority lien against the Company's assets. However, in exchange for such accommodation, the Company agreed to reduce its outstanding aggregate debt by $60 million not later than December 31, 1995. Although the McCulloch disposition generated $30 million in net cash proceeds, all of which were applied to reduce debt in order of seniority and priority, the Company had been in breach, prior to the Company's repayment of the Old Senior Notes and the Old Revolving Credit Facility with a portion of the proceeds from the Private Offering, of numerous financial covenants. In addition, in April 1996, the Company failed to make a $6.7 million required principal payment to the holders of Old Senior Notes. See "Risk
Factors -- Substantial Leverage; Recent Defaults" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     On August 28, 1996, contemporaneously with making a $770,389 principal payment to the Holders of the Old Senior Notes, the Company entered into an Amendment Agreement with the Holders of the Old Senior Notes pursuant to which such Holders temporarily waived all existing defaults under the Old Senior Notes and temporarily suspended the relevant financial covenants and principal payment dates with respect to payments due or past due under the Old Senior Notes. The Old Senior Notes were paid in full with a portion of the proceeds of the Private Offering. The Company is in full compliance with the terms of all of its financings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CAPITALIZED LEASES

     The Company and its subsidiaries have obligations under various capitalized leases which expire within the next eight years for real estate and equipment with a net book value of $10 million as of December 31, 1995.

SETTLEMENT LIABILITIES

     In connection with the final settlement of certain patent litigation between The Toro Company ("Toro"), on the one hand, and the Company and McCulloch, on the other hand, the Company agreed to pay Toro the sum total of $2.0 million as follows: (i) $500,000 on or before December 1, 1995, (ii) $250,000 on or before February 15, 1996 and (iii) $1,250,000 in 36 equal monthly installments of $34,722, commencing March 1, 1996. At September 30, 1996, the Company had an outstanding balance of approximately $1.0 million owing to Toro.

OTHER INDEBTEDNESS

     The remainder of the Company's indebtedness consists of certain indebtedness of its international subsidiaries and totalled approximately $2.6 million as of September 30, 1996.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

     The Exchange Notes will be issued pursuant to an Indenture (the "Indenture") between the Company and Marine Midland Bank, as trustee (the "Trustee"). The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"), as in effect on the date of the Indenture. The terms of the security arrangements with respect to the Notes are set forth in the Pledge Agreement (as defined), which was entered into simultaneously with the Indenture. The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture, the Pledge Agreement and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture and the Pledge Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Pledge Agreement, including the definitions therein of certain terms used below. A copy of the Indenture, the Pledge Agreement and Registration Rights Agreement is available as set forth under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     The Notes will rank senior in right of payment to all subordinated Indebtedness of the Company. The Notes will rank pari passu in right of payment with all senior borrowings, including borrowings under the New Revolving Credit Facility. The Notes are secured by a first priority pledge of the Millers' Stock. The New Revolving Credit Facility is secured by a pledge of the inventories and accounts receivable of the Company and Felchar Manufacturing Corporation, a domestic Subsidiary of the Company that manufactures motors ("Felchar").


     A portion of the operations of the Company are conducted through Felchar and the Company's foreign Subsidiaries and, therefore, the Company is dependent to a certain extent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Private Notes are, and the Exchange Notes will be, structurally subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be structurally subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. At September 30, 1996, on a pro forma basis after giving effect to the Private Offering and the application of the net proceeds therefrom, the aggregate principal amount of senior Indebtedness of the Company and its subsidiaries would have been approximately $113.6 million, $100.0 million of which would have been represented by the Notes. In addition, the Notes would have been structurally subordinated to approximately $6.4 million of Indebtedness and $38.7 million of other liabilities (including trade payables) of the Company's subsidiaries. See "Risk Factors -- Effective Ranking."


PRINCIPAL, MATURITY AND INTEREST

     The Notes will be limited in aggregate principal amount to $100.0 million and will mature on September 1, 2003. Interest on the Notes will accrue at the rate of 10 5/8% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on March 1, 1997, to Holders of record on the immediately preceding February 15 and August 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Notes having a principal amount of $1.0 million or more the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Notes will not be redeemable at the Company's option prior to September 1, 2000. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

                                       YEAR                                 PERCENTAGE
        ------------------------------------------------------------------  ----------
        2000..............................................................    105.313%
        2001..............................................................    102.656%
        2002 and thereafter...............................................    100.000%

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECURITY

     The Principals and certain family partnerships and trusts that together own 100% of the Millers' Stock have entered into a pledge agreement (the "Pledge Agreement") which provides for the first priority pledge by each such pledgor to Marine Midland Bank, as collateral agent (the "Collateral Agent"), of all of the Millers' Stock. Such pledge secures the payment and performance when due of all of the Obligations of the Company under the Indenture and the Notes as provided in the Pledge Agreement. The pledges under the Pledge Agreement are non-recourse to any of the other assets or income of the pledgors thereunder.

     So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Pledge Agreement, the pledgors will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the collateral (the "Collateral") pledged by them and to exercise any voting and other consensual rights pertaining to the Collateral pledged by them. Upon the occurrence and during the continuance of an Event of Default, (i) all rights of the pledgors to exercise such voting or other consensual rights shall cease, and all such rights shall become vested in the

Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights, (ii) all rights of the pledgors to receive all cash dividends, interest and other payments made upon or with respect to the pledged Collateral will cease and such cash dividends, interest and other payments will be paid to the Collateral Agent and
(iii) the Collateral Agent may sell the pledged Collateral or any part thereof in accordance with the terms of the Pledge Agreement. All funds distributed under the Pledge Agreement and received by the Collateral Agent for the benefit of the Holders of the Notes will be distributed by the Collateral Agent pro rata to the Holders of Notes in accordance with the provisions of the Indenture and the Pledge Agreement.

     Under the terms of the Pledge Agreement, the Collateral Agent will determine the circumstances and manner in which the pledged Collateral shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the pledged Collateral from the Liens created by the Pledge Agreement and whether to foreclose on the pledged Collateral following an Event of Default. Moreover, upon the full and final payment and performance of all Obligations of the Company under the Indenture and the Notes, the Pledge Agreement shall terminate and the pledged Collateral shall be released.

REPURCHASE AT THE OPTION OF HOLDERS

     Change of Control. Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On a date that is at least 30 but no more than 60 days from the date on which the Company mails notice of the Change of Control (the "Change of Control Payment Date"), the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and
(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer on the terms, in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Change of Control provisions described above shall be applicable whether or not any other provisions of the Indenture are applicable.

     The New Revolving Credit Facility contains prohibitions of certain events that would constitute a Change of Control. In addition, the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes or of their rights under the Pledge Agreement could cause a default under the New

Revolving Credit Facility. The Company's ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Company's then existing financial resources.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals or any Related Party (as defined below) thereof,
(ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation, but excluding any foreclosure on, or sale of Collateral by, the Collateral Agent pursuant to the Pledge Agreement) the result of which is that any "person" (as defined above), other than the Principals or any Related Party, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of (a) more than 35% of the voting stock of the Company and (b) more of the voting stock of the Company than is at the time "beneficially owned" (as defined above) by the Principals and their Related Parties in the aggregate or
(iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Principals" means Jonathan Miller and Matthew Miller.

     "Related Party" with respect to any Principal means (i) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or the estate of such Principal during any period in which such estate holds Equity Interests for the benefit of such Principal's spouse or child or (ii) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (i).

     Asset Sales. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet), of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are cancelled or assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds (i) to permanently reduce borrowings under one or more Credit Facilities (and to correspondingly reduce commitments with respect thereto), or (ii) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in the same line of business as the Company was engaged in on the date of the Indenture. Pending the final application of any such Net Proceeds, the Company may temporarily reduce the Credit Facilities or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes with denominations of $1,000 or integral multiples thereof, shall be purchased). Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

     Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii) and (iii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
     (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) $500,000.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any Indebtedness that is subordinated to the Notes in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)
(ii) of the preceding paragraph; and (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

     Incurrence of Indebtedness and Issuance of Preferred Stock. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least
(i) 2.0 to 1.0 in the case of Indebtedness incurred prior to September 1, 1998 and (ii) 2.25 to 1.0 in the case of Indebtedness incurred thereafter, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

     The foregoing provisions will not apply to:

          (i) the incurrence by the Company and Felchar of Indebtedness and letters of credit pursuant to one or more Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) in an aggregate principal amount not to exceed $25 million at any time outstanding, less any amounts applied to permanently reduce borrowings under Credit Facilities pursuant to the provisions described under "Asset Sales" above;

          (ii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

          (iii) the incurrence by the Company of Indebtedness represented by the Notes;

          (iv) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

          (v) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

          (vi) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

          (vii) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or currency exchange rate risk; and

          (viii) the incurrence by the Company or any of its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million.

     Liens. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

     Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(A) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (B) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) Existing Indebtedness and the New Revolving Credit Facility as in effect on the date of the Indenture, (B) applicable law, (C) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (D) by reason of restrictions imposed by Permitted Liens on the transfer of the assets that are subject to such Liens, (E) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (F) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired or (G) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

     Merger, Consolidation, or Sale of Assets. The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless
(i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and
(iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant.

     Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500,000, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the Independent Directors and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (x) any employment agreement in existence on the date of the Indenture and any similar agreement entered into by the Company or any of its Subsidiaries involving consideration that is not materially greater than that under any such existing employment agreement, (y) transactions between or among the Company and/or its Subsidiaries and (z) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments", in each case, shall not be deemed to be Affiliate Transactions.

     Sale and Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (A) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (B) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Asset Sales."

     Limitation on Issuances and Sales of Capital Stock of Wholly Owned Subsidiaries. The Indenture provides that the Company (i) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (A) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and (B) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales," and (ii) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company.

     Limitations on Issuances of Guarantees of Indebtedness. The Indenture provides that the Company will not permit any Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company (other than Guarantees by any domestic operating subsidiary with respect to Indebtedness incurred pursuant to the New Revolving Credit Facility) unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon either (i) the release or discharge of such Guarantee of such Indebtedness, except a discharge by or as a result of payment under such Guarantee, or (ii) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee will be attached as an exhibit to the Indenture.

     Business Activities. The Company will not, and will not permit any Subsidiary to, engage in any business other than a Permitted Business, except to such an extent as would not be material to the Company and its Subsidiaries taken as a whole.

     Independent Directors. From and after 180 days after the Closing Date, so long as any of the Notes are outstanding, the Company shall have at least two members of its Board of Directors who are neither officers nor employees of the Company or any of its Affiliates or immediate family members thereof (the "Independent Directors"). Any transaction requiring the approval of the majority of the Independent Directors shall be prohibited at any time that there are not at least two Independent Directors on the Company's Board of Directors. If the Company fails to comply with the first sentence of this covenant, the Company will pay Liquidated Damages to each Holder of Notes in an amount equal to $.50 per week per $1,000 in aggregate principal amount of Notes held by such Holder until such Independent Directors take office; provided that, if at any time after the first Independent Directors are appointed to the Board of Directors, the Company shall fail to have at least two Independent Directors on its Board of Directors, the Company shall have 90 days to cure such non-compliance before Liquidated Damages will be assessed. In addition, on each day, after the first anniversary of the date of the Indenture, that the Company fails to have two Independent Directors on its Board of Directors for 180 days out of the preceding 360-day period, the Company shall pay Liquidated Damages to each Holder of Notes in an amount equal to $.50 per week per $1,000 in aggregate principal amount of Notes held by such Holder. The Company shall not be required to pay Liquidated Damages pursuant to this covenant in excess of $.50 per week per $1,000 of Notes.

     Payments for Consent. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     Reports. The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the

Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, following consummation of the Exchange Offer, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, for so long as any Notes remain outstanding, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company to comply with the provisions described under the captions "-- Change of Control", "-- Asset Sales", "-- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; (iv) failure by the Company or any pledgor for 30 days after notice from the Trustee or Holders of at least 25% in aggregate principal amount of the then outstanding Notes to comply with any of its other agreements, or to have cured any breach of any representation or warranty, in the Indenture, the Notes or the Pledge Agreement; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $2.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $2.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) repudiation by any pledgor of its obligations under the Pledge Agreement, or the unenforceability of the Pledge Agreement against any pledgor for any reason; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to September 1, 2000 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to September 1, 2000, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

     There can be no assurance that in the event of an acceleration of Notes the Company will be able to pay. See "Risk Factors -- Effective Ranking," and "-- Substantial Leverage; Recent Defaults."

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS AND
PLEDGORS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Pledge Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. The liability of the pledgors under the Pledge Agreement will be limited to the Collateral. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided below, the Indenture, the Notes or the Pledge Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Pledge Agreement may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption
"-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, Liquidated Damages, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted in such acceleration),
(v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, Liquidated Damages, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"), or (viii) make any change in the foregoing amendment and waiver provisions.

     Without the consent of at least 66 2/3% in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no waiver or amendment to the Indenture may make any change in the provisions described above under the caption "-- Change of Control" or "-- Security" that adversely affect the rights of any Holder of Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture, the Notes or the Pledge Agreement, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the Company at 2323 Reach Road, P.O Box 3307, Williamsport, Pennsylvania 17701-0307, Attention: W. Earl Stogner.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices or in connection with the discontinuance of the McCulloch operations; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption " -- Change of Control" and/or the provisions described above under the caption " -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant, and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary and
(iii) a Restricted Payment that is permitted by the covenant described above under the caption " -- Restricted Payments" will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be reflected on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Revolving Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such

Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing consolidated revenues in determining such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Credit Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the New Revolving Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or inventory) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Revolving Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means any Subsidiary that executes a Subsidiary Guarantee and its successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest or currency exchange rate swap agreements, interest or currency exchange rate cap agreements and interest or currency exchange rate collar agreements and (ii) other agreements or arrangements, in any case, designed to protect such Person against fluctuations in interest or currency exchange rates and not entered into for speculative purposes.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Millers' Stock" means all of the capital stock of the Company owned, directly or indirectly, by Jonathan Miller, Matthew Miller and certain family partnerships or trusts.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary gain (but not loss) or any gain (but not loss) realized in connection with an Asset Sale, together with any related provision for taxes on such gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Senior Term Debt or Senior Revolving Debt) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means the sale of wet/dry vacuums, floor-care or cleaning products, or any similar products or any other business ancillary or reasonably related thereto.

     "Permitted Investments" means (i) any Investment in the Company or in a Wholly Owned Subsidiary of the Company that is evidenced by Capital Stock or Subsidiary Intercompany Notes; (ii) any Investment in Cash Equivalents; (iii) any Investment by the Company or any Subsidiary of the Company in a Person that is evidenced by Capital Stock or Subsidiary Intercompany Notes, if as a result of such Investment (A) such Person becomes a Wholly Owned Subsidiary of the Company or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company and that is engaged in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the date of the Indenture; (iv) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (v) any Investment acquired by the Company or any of its Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (vi) Hedging Obligations; and (vii) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed $0.5 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

     "Permitted Liens" means (i) Liens on the Collateral created by the Collateral Documents, (ii) Liens on the Company's and Felchar's receivables and inventory, and the proceeds from the disposition thereof, securing the borrowings or letters of credit under Credit Facilities that were permitted by the terms of the Indenture to be incurred; (iii) Liens in favor of the Company;
(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (v) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;
(viii) Liens existing on the date of the Indenture; (ix) Liens on the assets of the Company's Subsidiaries securing Indebtedness of such Subsidiaries that was permitted by the terms of the Indenture to be incurred; (x) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; and (xi) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $1.0 million at any one time outstanding.

     "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average

Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantee" means any Guarantee executed by a Subsidiary in accordance with the provisions of the Indenture.

     "Subsidiary Intercompany Notes" means the intercompany notes issued by Subsidiaries of the Company in favor of the Company to evidence advances by the Company, in each case, in the form attached as Exhibit E to the Indenture, which notes shall not be junior to any other unsecured indebtedness of such Subsidiary.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person, except that, with respect to Goblin France, at least 95% of the outstanding Capital Stock or other ownership interests thereof shall at the time be owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the Exchange Notes will initially be issued in the form of a global note (the "Global Note"). The Global Note will be deposited on the Closing Date with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary.

     Notwithstanding the foregoing, Notes (i) originally issued to or transferred to institutional "accredited investors," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not qualified institutional buyers or to any other persons who are not qualified institutional buyers or (ii) held by qualified institutional buyers who elect to take physical delivery of their certificates instead of holding their interest through the Global Note (and which are thus ineligible to trade through the Depositary) (collectively referred to herein as "Non-Global Purchasers") will be issued, in registered form, without interest coupons as "Certificated Notes." Upon the transfer to a qualified institutional buyer of such Certificated Notes initially issued to a Non-Global Purchaser, such Certificated Notes will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Exchange Notes being transferred.

     The Depositary has advised the Company that it is (i) a limited-purpose trust company organized under the laws of the State of New York, (ii) is a member of the Federal Reserve System, (iii) a "clearing operation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depositary was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Qualified institutional buyers may elect to hold Exchange Notes purchased by them through the Depositary. Qualified institutional buyers who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants. Persons that are not qualified institutional buyers may not hold Exchange Notes through the Depositary.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and (ii) ownership of the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Exchange Notes or to pledge the Exchange Notes as collateral will be limited to such extent.

     So long as the Depositary or its nominee is the registered owner or holder of the Global Note, the Depositary or such nominee will be considered the sole owner or holder of the Exchange Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have Exchange Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Exchange Notes represented by the Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, each qualified institutional buyer owing a beneficial interest in the Global Note must rely on the procedures of the Depositary and, if such qualified institutional buyer is not a Participant or an Indirect Participant, on the procedures of the Participant through which such qualified institutional buyer owns its interest, to exercise any rights of a holder under the Indenture or the Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders of Exchange

Notes or a qualified institutional buyer that is an owner of a beneficial interest in the Global Note desires to take any action that the Depositary, as the holder of the Global Note, is entitled to take, the Depositary would authorize the Participants to take such action and the Participants would authorize the qualified institutional buyers owning through such Participants to take such action or would otherwise act upon the instructions of such qualified institutional buyers. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

     Payments with respect to the principal of, premium, if any, interest and Liquidated Damages, if any, on any Exchange Notes represented by the Global Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered holder of the Global Note representing such Exchange Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Exchange Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the Global Note as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

     Neither the Company nor the Trustee will be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the related Exchange Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts of the Exchange Notes to be issued).

     The Indenture requires that payments in respect of the Exchange Notes having a principal amount in excess of $1.0 million (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Exchange Notes represented by the Global Note are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Exchange Notes will, therefore, be required by the Depositary to be settled in immediately available funds.

CERTIFICATED NOTES

     Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such Certificated Notes evidencing Private Notes will be subject to the legend requirements applicable to the Private Notes. In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in definitive form under the Indenture, then, upon surrender by the Depositary of the Global Note, Certificated Notes will be issued to each person that the Depositary identifies as being the beneficial owner of the Exchange Notes represented by the Global Note.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources the Company believes to be reliable. The Company will have no responsibility for the performance by the Depositary or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Latham & Watkins, counsel to the Company, the following are the material federal tax income consequences expected to result to Holders whose Private Notes are exchanged for Exchange Notes in the Exchange Offer. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF PRIVATE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

     The exchange of Private Notes for Exchange Notes will be treated as "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. As a result, no material federal income tax consequences will result to Holders exchanging Private Notes for Exchange Notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of up to 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the Holders of Private Notes (including any broker-dealers), and certain parties related to such Holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Exchange Notes offered hereby will be passed upon for the Company by Latham & Watkins, New York, New York. Rhoads & Sinon LLP, Harrisburg, Pennsylvania, will pass upon certain matters of New Jersey law on behalf of the Company.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company and its subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP refer to changes in 1993 in the method of accounting for post-retirement benefits other than pensions and income taxes.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. As a result of the Exchange Offer, the Company will become subject to the informational requirements of the Exchange Act. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 6061-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. Additionally, the Commission maintains a Web site that contains reports, proxy and information statements regarding registrants that file electronically with the Commission and the address of this site is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     Pursuant to the Indenture, the Company has agreed to furnish to the Trustee and to registered Holders of the Notes, without cost to the Trustee or such registered Holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Exchange Act, whether or not the Company is then required to file reports with the Commission. As a result of this Exchange Offer, the Company will become subject to the periodic reporting and other informational requirements of the Exchange Act. In the event that the Company ceases to be subject to the informational requirements of the Exchange Act, the Company has agreed that, so long as any Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and distribute to Holders of the Private Notes or the Exchange Notes, as applicable, copies of the financial information that would have been contained in such annual reports and quarterly reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," that would have been required to be filed with the Commission pursuant to the Exchange Act. The Company will also furnish such other reports as it may determine or as may be required by law.

     The principal address of the Company is 2323 Reach Road, Williamsport, Pennsylvania 17701, and the Company's telephone number is (717) 326-0502.

                     SHOP-VAC CORPORATION AND SUBSIDAIRIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Financial Statements:
  Consolidated Balance Sheets as of December 31, 1994 and 1995
     and September 30, 1996 (Unaudited)...............................................  F-3
  Consolidated Statements of Operations for the years ended December 31, 1993, 1994, and 1995 and Nine Months Ended September 30, 1995 and 1996 (Unaudited)...........  F-4
  Consolidated Statements of Stockholders' Equity (Deficit) for the years ended
     December 31, 1993, 1994, and 1995 and Nine Months Ended September 30, 1996
     (Unaudited)......................................................................  F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and Nine Months Ended September 30, 1995 and 1996 (Unaudited)...........  F-6
  Notes to Consolidated Financial Statements..........................................  F-7

                       [KPMG PEAT MARWICK LLP LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Shop-Vac Corporation:

     We have audited the accompanying consolidated balance sheets of Shop-Vac Corporation and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shop-Vac Corporation and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in notes 6 and 7 to the consolidated financial statements, the Company changed its method of accounting for postretirement benefits other than pensions and income taxes in 1993.

/s/ KPMG PEAT MARWICK LLP
---------------------------------------------------------
Harrisburg, Pennsylvania
March 6, 1996, except as to the second
  paragraph of Note 3, which is as of
  August 28, 1996 and the third
  paragraph of Note 3, which is as of
  October 1, 1996

                     SHOP-VAC CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                                  DECEMBER 31,
                                                               -------------------   SEPTEMBER 30,
                                                                 1994       1995         1996
                                                               --------   --------   -------------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents................................... $  2,167   $  2,682     $   3,142
  Accounts and notes receivable, less allowance for
     doubtful receivables of $1,833 in 1994, $1,725 in 1995
     and $1,579 in 1996 (unaudited)...........................   33,027     31,262        35,100
  Inventories.................................................   38,547     28,020        28,945
  Deferred income tax benefit.................................    2,101         --            --
  Prepaid expenses and other current assets...................    7,481      4,618         4,722
  Net current assets of discontinued operations...............   67,108     19,029        21,252
                                                               --------   --------      --------
Total current assets..........................................  150,431     85,611        93,161
Property, plant, and equipment, net...........................   33,554     36,503        32,588
Property, plant, and equipment under capital leases, net......    9,230     10,080         9,946
Other assets..................................................    4,960      3,286         1,940
Net noncurrent assets of discontinued operations..............   54,407         --            --
                                                               --------   --------      --------
                                                               $252,582   $135,480     $ 137,635
                                                               ========   ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt........................... $  7,515   $  6,258     $   6,819
  Accounts payable............................................   54,677     36,372        33,913
  Accrued expenses............................................    9,038     19,005        32,318
                                                               --------   --------      --------
Total current liabilities.....................................   71,230     61,635        73,050
Deferred income taxes.........................................    2,623         --            --
Long-term debt................................................   86,789     89,392        93,687
Other liabilities.............................................    9,034     26,054        12,506
                                                               --------   --------      --------
          Total liabilities...................................  169,676    177,081       179,243
                                                               --------   --------      --------
Stockholders' equity (deficit):
  Common stock, Class A voting, no par, 20,000 shares
     authorized, 6,500 shares issued. Class B
     nonvoting, no par, 1,000,000 shares authorized,
     650,000 shares issued....................................       85         85            85
  Paid-in capital.............................................      110        110           110
  Retained earnings (deficit).................................   83,414    (44,764)      (44,937)
  Equity adjustment from foreign currency translation.........     (703)     2,968         3,134
                                                               --------   --------      --------
          Total stockholders' equity (deficit)................   82,906    (41,601)      (41,608)
                                                               --------   --------      --------
                                                               $252,582   $135,480     $ 137,635
                                                               ========   ========      ========


          See accompanying notes to consolidated financial statements.

                     SHOP-VAC CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


                                                                               NINE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                                   -------------------------------------     ---------------------
                                     1993          1994          1995          1995         1996
                                   --------      ---------     ---------     --------     --------
                                                                                  (UNAUDITED)
Net sales........................  $224,726      $ 250,843     $ 231,323     $165,135     $151,308
Cost of sales....................   162,710        182,694       179,416      127,229      113,980
                                   --------      ---------     ---------     --------     --------
Gross profit.....................    62,016         68,149        51,907       37,906       37,328
Selling, general, and
  administrative expense.........    38,421         41,867        35,637       27,442       24,044
Restructuring charges............        --             --            --           --        4,714
                                   --------      ---------     ---------     --------     --------
Income from operations...........    23,595         26,282        16,270       10,464        8,570
Interest expense.................     7,210          8,826        11,629        8,966        7,175
Non-operating expense (income),
  net............................      (870)             9           459          299          396
                                   --------      ---------     ---------     --------     --------
Income from continuing operations
  before income taxes and
  cumulative effect of changes in
  accounting principles..........    17,255         17,447         4,182        1,199          999
Income taxes.....................     5,130          4,964         1,425        1,006        1,172
                                   --------      ---------     ---------     --------     --------
Income (loss) from continuing
  operations before cumulative
  effect of changes in accounting
  principles.....................    12,125         12,483         2,757          193         (173)
                                   --------      ---------     ---------     --------     --------
Discontinued operations:
  Loss from operations of
     discontinued business, net
     of income tax benefit.......    (4,148)        (4,525)      (10,639)      (6,397)          --
  Loss on disposal of
     discontinued business, net
     of income tax benefit.......        --             --      (120,296)          --           --
                                   --------      ---------     ---------     --------     --------
Loss on discontinued
  operations.....................    (4,148)        (4,525)     (130,935)      (6,397)          --
                                   --------      ---------     ---------     --------     --------
Income (loss) before cumulative
  effect of changes in accounting
  principles.....................     7,977          7,958      (128,178)      (6,204)        (173)
Cumulative effect of changes in
  accounting principles, net of
  income tax benefit.............    (1,049)            --            --           --           --
                                   --------      ---------     ---------     --------     --------
Net income (loss)................  $  6,928      $   7,958     $(128,178)    $ (6,204)    $   (173)
                                   ========      =========     =========     ========     ========


          See accompanying notes to consolidated financial statements.

                     SHOP-VAC CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)


                                     COMMON STOCK
                             -----------------------------
                                                                                      EQUITY
                                SHARES ISSUED                                       ADJUSTMENT        TOTAL
                             --------------------                      RETAINED    FROM FOREIGN   STOCKHOLDERS'
                             CLASS A    CLASS B              PAID-IN   EARNINGS      CURRENCY        EQUITY
                             VOTING    NON-VOTING   AMOUNT   CAPITAL   (DEFICIT)   TRANSLATION      (DEFICIT)
                             -------   ----------   ------   -------   ---------   ------------   -------------
Balance, January 1, 1993...   6,500      650,000     $ 85     $ 110    $  68,534     $    393       $  69,122
Net income.................      --           --       --        --        6,928           --           6,928
Equity adjustment from
  foreign currency
  translation..............      --           --       --        --           --       (3,511)         (3,511)
                                                       --
                              -----      -------                ---     --------     --------        --------
Balance, December 31,
  1993.....................   6,500      650,000       85       110       75,462       (3,118)         72,539
Net income.................      --           --       --        --        7,958           --           7,958
Equity adjustment from
  foreign currency
  translation..............      --           --       --        --           --        2,415           2,415
Redemption of minority
  interest in subsidiary...      --           --       --        --           (6)          --              (6)
                                                       --
                              -----      -------                ---     --------     --------        --------
Balance, December 31,
  1994.....................   6,500      650,000       85       110       83,414         (703)         82,906
Net loss...................      --           --       --        --     (128,178)          --        (128,178)
Equity adjustment from
  foreign currency
  translation..............      --           --       --        --           --        3,671           3,671
                                                       --
                              -----      -------                ---     --------     --------        --------
Balance, December 31,
  1995.....................   6,500      650,000       85       110      (44,764)       2,968         (41,601)
Net loss (unaudited).......      --           --       --        --         (173)          --            (173)
Equity adjustment from
  foreign currency
  translation
  (unaudited)..............      --           --       --        --           --          166             166
                                                       --
                              -----      -------                ---     --------     --------        --------
Balance, September 30, 1996
  (unaudited)..............   6,500      650,000     $ 85     $ 110    $ (44,937)    $  3,134       $ (41,608)
                              =====      =======       ==       ===     ========     ========        ========


          See accompanying notes to consolidated financial statements.

                     SHOP-VAC CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                              NINE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                                     ----------------------------------     ---------------------
                                                      1993         1994         1995          1995         1996
                                                     -------     --------     ---------     --------     --------
                                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)................................  $ 6,928     $  7,958     $(128,178)    $ (6,204)    $   (173)
  Adjustments to reconcile net income (loss) to net
     cash provided (used) by operating activities:
     Depreciation and amortization.................    4,278        5,054         6,132        4,586        5,963
     Loss on disposal of discontinued operations...       --           --       120,296           --           --
     Restructuring charges:
       Goodwill writeoff...........................       --           --            --           --        1,047
       Other non-cash charges......................       --           --            --           --          523
       Other accrued expenses......................       --           --            --           --        3,144
     Cumulative effect of changes in accounting
       principles..................................    1,049           --            --           --           --
     Changes in assets and liabilities:
       Accounts and notes receivable...............    4,139       (6,807)          609       (4,675)      (3,909)
       Inventories.................................   (6,298)      (8,557)       11,086         (588)      (1,109)
       Prepaid expenses and other current assets...      987       (4,215)        3,015        2,877         (518)
       Discontinued operations -- working capital
          changes and noncash charges..............  (11,360)      (7,102)       (9,317)        (460)      (3,151)
       Other assets................................   (1,138)        (773)        1,763        2,149       (1,281)
       Accounts payable and accrued expenses.......    4,527       14,274       (27,994)     (16,763)       6,909
       Deferred income taxes.......................     (536)       1,480          (412)          79           --
       Other liabilities...........................    4,063        2,395         4,070       (4,157)     (11,811)
                                                     -------     --------      --------     --------     --------
Net cash provided (used) by operating activities...    6,639        3,707       (18,930)     (23,156)      (4,366)
                                                     -------     --------      --------     --------     --------
Cash flows from investing activities:
  Capital expenditures.............................   (7,656)      (7,838)       (8,042)      (7,614)        (155)
  Proceeds from sale of property and equipment.....       --           66           222           --           --
  Proceeds from sale of discontinued operations....       --           --        30,000           --           --
  Investing activities of discontinued
     operations....................................   (7,153)     (12,618)       (2,887)      (2,306)          --
                                                     -------     --------      --------     --------     --------
Net cash provided (used) by investing activities...  (14,809)     (20,390)       19,293       (9,920)        (155)
                                                     -------     --------      --------     --------     --------
Cash flows from financing activities:
  Proceeds from revolving line-of-credit, net......    7,067       14,933        18,063       24,382        8,193
  Payment of term loan.............................   (4,000)      (4,000)       (8,000)          --           --
  Payment of private placement notes...............       --           --        (9,238)          --         (770)
  Payment of industrial development revenue
     bonds.........................................     (500)        (500)         (500)        (400)      (2,300)
  Proceeds from issuance of priority revolving
     line-of-credit................................       --           --        16,044       16,044           --
  Payment of priority revolving line-of-credit.....       --           --       (16,044)     (10,018)          --
  Proceeds from issuance of other long-term debt...    5,121        6,700         3,139        4,484        1,207
  Other long-term debt and capital lease
     payments......................................   (1,442)      (1,498)       (3,234)        (621)      (1,474)
                                                     -------     --------      --------     --------     --------
Net cash provided by financing activities..........    6,246       15,635           230       33,871        4,856
                                                     -------     --------      --------     --------     --------
Effect of exchange rate changes on cash............       --          116           (78)          65          125
                                                     -------     --------      --------     --------     --------
Net increase (decrease) in cash and cash
  equivalents......................................   (1,924)        (932)          515          860          460
Cash and cash equivalents, beginning of period.....    5,023        3,099         2,167        2,167        2,682
                                                     -------     --------      --------     --------     --------
Cash and cash equivalents, end of period...........  $ 3,099     $  2,167     $   2,682     $  3,027     $  3,142
                                                     =======     ========      ========     ========     ========


          See accompanying notes to consolidated financial statements.

                     SHOP-VAC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Shop-Vac Corporation is a multi-national engineering, manufacturing and distribution concern. The Company's principal line of business is wet/dry vacuum cleaners for consumer and industrial applications. The primary markets for the Company's products are the United States, Canada, Mexico, Australia, and Europe. The Company's primary customers include major discount retailers and major hardware and home center retailers. Sales and related cost of goods sold are recognized based upon shipment of products.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Shop-Vac Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  Use of Estimates in the Financial Statements

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Translation of Foreign Currency

     The functional currency for the Company's foreign operations is the applicable local currency. The translation of the applicable foreign functional currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate experienced during the period. The gains or losses resulting from such translations, net of income tax, are included in stockholders' equity (deficit). Gains or losses resulting from foreign currency transactions are included in results of operations.

  Foreign Currency Instruments

     The Company enters into foreign exchange forward contracts to hedge certain foreign currency transactions. These transactions include purchases of motors denominated in Italian lire and collections of accounts receivable denominated in German marks and other European currencies by the Company's Irish manufacturing subsidiary as well as collection of intercompany amounts due from the Company's Canadian subsidiary resulting from its purchase of product manufactured by the Company. These contracts are purchased to reduce the impact of foreign currency fluctuations on operating results. The Company enters into these financial instruments utilizing over-the-counter as opposed to exchange traded instruments. Assuming performance by the contracting parties, these contracts do not subject the Company to risk due to exchange rate movements as gains and losses on the contracts offset gains and losses on the transactions being hedged. The contracts are settled in cash upon expiration, resulting in a gain or loss measured by the difference between the spot rate and the contract rate at expiration. The Company does not hedge firm commitments beyond two years. The Company reduces the risk of losses due to nonperformance by counterparties by only entering into agreements with major international financial institutions. At December 31, 1994 and 1995 and

                     SHOP-VAC CORPORATION AND SUBSIDIARIES

September 30, 1996, the Company had foreign exchange forward contracts outstanding as follows (dollars in thousands):

                                                   DECEMBER 31,     DECEMBER 31,
                                                       1994             1995
                                                   ------------     ------------     SEPTEMBER 30,
                                                                                         1996
                                                                                     -------------
                                                                                      (UNAUDITED)
    Irish punt against Italian lira..............    $ 36,145         $ 22,036          $ 8,733
    Irish punt against German mark...............      11,779            6,159            1,041
    Irish punt against British pound.............      12,850            1,249               --
    Irish punt against French franc..............       6,392            1,184               --
    Irish punt against U.S. dollar...............       2,866              296               --
    Irish punt against Dutch guilder.............       1,489              269               --
    Canadian dollar against U.S. dollar..........       9,726            3,620            2,516
    Other currencies.............................      12,653            1,347              587
                                                     --------         --------         --------
                                                     $ 93,900         $ 36,160          $12,877
                                                     ========         ========         ========

  Fair Value of Financial Instruments

     The carrying value of cash and cash equivalents, accounts and notes receivable, accounts payable, and current portion of long-term debt approximate fair values due to the short-term maturities of these instruments.

     The fair values of the long-term portion of the Company's debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity. The amount reported in the consolidated balance sheet for long-term debt approximates fair value.

     The fair value of accounts receivables sold with recourse approximates the outstanding balances of those accounts receivable at each balance sheet date.

     The fair value of the Company's foreign exchange forward contracts are estimated based on the difference between the contracted exchange rate and the spot rate at each balance sheet date. The fair value of such contracts was an obligation of $386,000 and $1,020,000 at December 31, 1994 and 1995,
respectively. The fair value of such contracts was an asset of $316,000 at September 30, 1996 (unaudited). The financial statements include no carrying amounts with respect to these contracts.

  Inventories

     Inventories are stated at the lower of cost or market. Cost for most foreign inventories has been determined on the first-in, first-out (FIFO) basis. Cost for most domestic inventories has been determined on the last-in, first-out
(LIFO) basis. At December 31, 1994 and 1995 and September 30, 1996, approximately 71%, 68% and 59% (unaudited), respectively, of total inventories are stated on the LIFO method. If the FIFO cost method had been used with respect to such inventories, total inventories would have been approximately $3,045,000, $2,925,000 and $2,925,000 (unaudited) higher at December 31, 1994 and 1995 and September 30, 1996, respectively.

                     SHOP-VAC CORPORATION AND SUBSIDIARIES

     Inventories are classified as follows (dollars in thousands):

                                                            DECEMBER 31,
                                                         -------------------
                                                          1994        1995
                                                         -------     -------     SEPTEMBER 30,
                                                                                     1996
                                                                                 -------------
                                                                                  (UNAUDITED)
    Raw materials......................................  $23,614     $17,613        $16,865
    Work-in-process....................................      332         481            109
    Finished goods.....................................   14,601       9,926         11,971
                                                         --------    --------      --------
                                                         $38,547     $28,020        $28,945
                                                         ========    ========      ========

  Property, Plant, and Equipment and Depreciation

     Property, plant, and equipment are valued at cost less accumulated depreciation. Depreciation of property, plant, and equipment is computed for financial statement purposes on straight-line and declining balance methods over the estimated useful lives of the property and, in some instances, on differing methods and over different lives for income tax purposes. Leasehold improvements are amortized over the shorter of the life of the asset or the terms of the related leases.

     Expenditures for maintenance, repairs and renewals are generally charged to earnings as incurred. Renewals of significant items are capitalized.

  Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Earnings of foreign operations are reinvested in the business and no provision for domestic income tax or foreign withholding tax is made on such earnings until distributed (see note 7).

  Foreign Government Grants

     The Company recognizes foreign government grants relating to the training and continued employment of certain personnel as a reduction in relevant expenses in the period in which related costs are incurred. Foreign government grants received by the Company toward the purchase of equipment and by lessors of equipment leased by the Company under capital leases are recorded as a reduction in the cost of the acquired or leased asset (see note 10). The Company received government grants relating to equipment amounting to $159,000 in 1994. The Company did not receive government grants for the years ended December 31, 1993 and 1995 and the nine months ended September 30, 1996 (unaudited).

  Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year presentation.

  Research and Development Costs

     Research and development costs are expensed as incurred. Such expenses were approximately $757,000, $547,000 and $344,000 in 1993, 1994, and 1995,
respectively, and $271,000 (unaudited) and $219,000 (unaudited) for the nine-month periods ended September 30, 1995 and 1996, respectively.

                     SHOP-VAC CORPORATION AND SUBSIDIARIES

  Retirement Benefit Plans

     Substantially all domestic employees participate in noncontributory pension plans and substantially all non-U.S. employees participate in contributory or noncontributory pension plans. Pension accounting information is disclosed in note 6 to the consolidated financial statements.

  Statement of Cash Flows

     Cash in excess of daily requirements is invested in short-term marketable securities with an original maturity of three months or less. Such investments are deemed to be cash equivalents for purposes of the statement of cash flows.

     Supplemental disclosure of cash flow information (dollars in thousands):

                                                       DECEMBER 31,                SEPTEMBER 30,
                                               -----------------------------     -----------------
                                                1993       1994       1995        1995       1996
                                               ------     ------     -------     ------     ------
                                                                                    (UNAUDITED)
Cash paid for interest.....................    $7,427     $8,679     $11,879     $9,164     $7,435
Cash paid for income taxes.................       965      3,861       1,176      1,407        584
Capital lease obligations for new property,
  plant, and equipment.....................       112      5,895       1,654      1,654        558

(2) PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consisted of the following (dollars in thousands):

                                                                     DECEMBER 31,       SEPTEMBER
                                                                  -------------------      30,
                                                                   1994        1995       1996
                                                                  -------     -------   ---------
                                                                                        (UNAUDITED)
Land..........................................................    $ 1,579     $ 1,599    $ 1,595
Buildings and improvements....................................     18,642      18,912     18,882
Machinery and equipment.......................................     59,503      68,614     69,094
Construction in progress......................................      4,576       1,961        730
                                                                  -------     -------    -------
                                                                   84,300      91,086     90,301
Less accumulated depreciation.................................     50,746      54,583     57,713
                                                                  -------     -------    -------
Net property, plant, and equipment............................    $33,554     $36,503    $32,588
                                                                  =======     =======    =======

     Property, plant, and equipment under capital leases consisted of the following (dollars in thousands):

                                                                   DECEMBER 31,        SEPTEMBER
                                                                 ----------------         30,
                                                                  1994     1995          1996
                                                                 ------   -------     -----------
                                                                                      (UNAUDITED)
Buildings....................................................    $4,244   $ 4,274       $ 4,184
Machinery and equipment......................................     7,817     9,501        10,102
                                                                 -------  -------        ------
                                                                 12,061    13,775        14,286
Less accumulated amortization................................     2,831     3,695         4,340
                                                                 -------  -------        ------
Net property, plant, and equipment under capital leases......    $9,230   $10,080       $ 9,946
                                                                 =======  =======        ======

                     SHOP-VAC CORPORATION AND SUBSIDIARIES

(3) LONG-TERM DEBT

     Details of the Company's long-term debt are as follows (dollars in thousands):

                                               DECEMBER 31,          SEPTEMBER        PRO FORMA
                                            -------------------         30,         SEPTEMBER 30,
                                             1994        1995          1996             1996
                                            -------     -------     -----------     -------------
                                                                    (UNAUDITED)      (UNAUDITED)
     Revolving line of credit.............  $30,618     $48,681       $56,874                --
     Private placement notes..............   40,000      30,762        29,992                --
     Industrial development revenue
       bonds..............................    2,800       2,300            --                --
     Term loan............................    8,000          --            --                --
     10 5/8% Senior Secured Notes due
       2003...............................       --          --            --           100,000
     Capital lease agreements, interest at
       rates ranging from 4% to 11.35%....   11,211      10,038         8,564             8,564
     Other, substantially foreign,
       interest at average rate of 9.5%...    1,675       3,869         5,076             5,076
                                            -------     -------       -------          --------
                                             94,304      95,650       100,506           113,640
     Less current installments............    7,515       6,258         6,819             6,819
                                            -------     -------       -------          --------
                                            $86,789     $89,392       $93,687         $ 106,821
                                            =======     =======       =======          ========

     At January 1, 1996, the Company was not in compliance with certain covenants of the revolving line of credit agreement and private placement note agreement. In addition, the Company did not make the required annual principal payment of $6.7 million due on the private placement notes on April 30, 1996. (The private placement notes required annual principal payments of $6,700,000 through 1999 with final maturity of $3,962,000 in April 2000.) On August 28, 1996, the Company entered into Amendment Agreements with the holders of the private placement notes and the lender under the revolving line of credit which suspended the relevant financial covenants and payment dates with respect to payments due or past due under either the private placement notes or the revolving line of credit to provide that no principal payments will become due until October 31, 1996. Furthermore, the revolving line of credit lender will provide an additional $7.5 million of availability (maximum $62.5 million) from August 28, 1996 through October 31, 1996 (the "Priority Facility"), the proceeds of which were used to make a $770,389 principal payment with respect to the private placement notes, to pay $307,621 in amendment fees to the holders of the private placement notes, to make a $112,500 facility fee payment upon closing the Priority Facility and for working capital and general corporate purposes. The Amendment Agreements require the Company to comply with certain covenants through October 31, 1996, including limitation on capital expenditures and asset dispositions, as well as providing periodic financial information to the lenders.

     On October 1, 1996, the Company issued $100 million of senior secured notes. The notes bear interest, payable semi-annually, at 10 5/8% and mature on September 1, 2003. The net proceeds from the issuance of the notes were approximately $95.6 million after payment of $3.5 million in underwriters discounts and approximately $900,000 in expenses related to the offering. The net proceeds were used to repay $57.5 million outstanding under the Company's existing revolving line of credit and priority facility, $30.0 million of outstanding 10.83% private placement notes due 2001 and $2.5 million of related prepayment fees and expenses, which were expensed. The remaining proceeds will be used for general corporate purposes. The interest expense for the year ended December 31, 1995 and the nine months ended September 30, 1996 on a pro forma basis assuming the senior secured notes were issued at the beginning of the year was $12.8 million (unaudited) and $9.5 million (unaudited), respectively. Also on October 1, 1996, the Company established a new revolving credit facility for up to $25 million, subject to a borrowing base limitation based on the aggregate of certain percentages of the eligible accounts receivable and eligible inventory of the Company and its domestic subsidiaries. The new revolving credit facility expires in 1999 and bears interest, at the Company's

                     SHOP-VAC CORPORATION AND SUBSIDIARIES
option, at either: 0.75% plus the higher of the federal funds rate plus 0.5% per annum or the lender's prime commercial lending rate (9.0% at October 1, 1996); or LIBOR plus 2% (7.375% at October 1, 1996). The agreements with the lenders of the senior secured notes and the new revolving credit facility contain financial and operating covenants requiring the Company to maintain certain financial ratios, limiting capital expenditures and restricting its ability to incur indebtedness, make investments and create or permit certain liens. The obligations related to the prior revolving line of credit and the private placement notes were in default at January 1, 1996. These obligations are reported in the accompanying balance sheet as long-term as a result of the issuance of the senior secured notes and the use of the proceeds to repay the prior revolving line of credit and the private placement notes. Based on this refinancing, the Company's future principal payments on long-term debt for the next five years are approximately as follows: 1996 - $6,258,000;
1997 - $2,300,000; 1998 - $2,455,000; 1999 - $2,454,000; and 2000 - $894,000.

     The Company's prior revolving line of credit bore interest at the lender's adjusted base rate which was 9.25% at December 31, 1995 and 9.0% (unaudited) at September 30, 1996. The total availability at December 31, 1995 was $55 million of which $48,681,000 was outstanding. At December 31, 1995 and September 30, 1996 (unaudited), the private placement notes' interest rate was 10.83%.

     The Industrial Development Revenue Bonds bear interest at a variable rate determined periodically (6.23% at December 31, 1995). The bonds were secured at December 31, 1995 by an irrevocable letter of credit from a financial institution in the amount of $2,370,000. The bonds were redeemed in June 1996 (unaudited).

     The Company currently leases a sales/administration/distribution facility in England from a company controlled by the stockholders of the Company. This lease has been recorded as a capital lease with annual payments of approximately $340,000 (interest at 9%) which management believes is comparable to terms for similar facilities in arms-length transactions. At December 31, 1995, land, building and equipment under capital lease of $2,192,000 and capital lease obligations of $2,068,000 have been recognized with respect to this lease. The Company also guaranteed up to UKL 500,000 (approximately $800,000) of indebtedness incurred by the company in connection with the company's acquisition of the facility.

(4) COMMITMENTS AND CONTINGENCIES

     It is the opinion of the Company's management and legal counsel that various claims and litigation in which the Company is currently involved have been adequately provided for, and any resulting claims or judgments will not materially affect the Company's business, financial condition, cash flows, or operations.

     Certain of the Company's European operations regularly discount portions of their trade accounts receivable with local banks. These accounts receivable are sold to the banks with recourse to the Company to the extent that the accounts receivable are not collectible by the bank. The sale of these receivables has been reflected as a reduction of accounts receivable. The discount on the receivables sold has been included in interest expense. Accounts receivable approximating $7,932,000, $28,504,000 and $17,171,000 were sold under these arrangements during the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 (unaudited), respectively. As of December 31, 1994 and 1995 and September 30, 1996 accounts receivable with outstanding balances of approximately $4,310,000, $5,391,000 and $4,971,000 (unaudited) respectively, were held by the banks.

     Stockholder Agreement

     The Company and its stockholders have entered into an agreement which provides, in part, for (i) the accrual and payment of an annual dividend equal to 10% of the net income of the Company (after taxes) which accrues and is payable commencing upon the death, disability or incapacity of Jonathan Miller or Matthew Miller, (ii) effective joint control of the Company by Jonathan Miller and Matthew Miller and (iii) restrictions on the transfer of any of the Company's stock. The dividend provision set forth in the stockholders

                     SHOP-VAC CORPORATION AND SUBSIDIARIES
agreement suspends the payment of such dividends to the extent such payment would result in the breach or violation of the terms, conditions or covenants of the Company's financing arrangements.


     European Operations (unaudited)



     The Company intends to terminate the manufacture of steam cleaners at its facility in France and to consolidate all of its European manufacturing activities, including the production of steam cleaners, into its facility in Ireland. In connection with the foregoing consolidation, the Company incurred a pre-tax charge in the third quarter of 1996 of approximately $1.5 million to cover severance, lease termination payments, shut-down and related expenses. The Company also intends to terminate its distribution operations in Austria, Germany, Hungary, the Netherlands and Spain. In connection with such termination, the Company incurred a pre-tax charge in the third quarter of 1996 of approximately $3.2 million to cover severance, lease termination payments, shut-down and related expenses. Although the Company expects that the termination of these distribution operations will negatively impact sales in the near-term, the Company expects to continue sales to its major customers in these markets on a direct basis. In addition, the Company recorded charges of approximately $200,000 and $600,000 related to accounts receivable and inventories at these locations. These amounts are recorded in selling, general and administrative expenses and cost of sales, respectively. Furthermore, the Company expects to incur approximately $500,000 of additional expenses in the fourth quarter of 1996 and the first quarter of 1997 related to these locations.



     The restructuring charges include approximately $1.8 million for severance and termination benefits for substantially all employees of the Company's steam cleaner manufacturing operations and the Company's distribution operations in Austria, Germany, Hungary, the Netherlands and Spain. Approximately 70 employees will be terminated as a result of this restructuring.



     The restructuring charges also include charges of approximately $500,000 to recognize the reduction in value of leasehold improvements at leased locations which are being abandoned as a result of the shut down of the steam cleaner and distribution operations. Additionally, a loss of $1.0 million is included in the restructuring charges which recognizes the decline in value to zero of goodwill associated with the Company's Netherlands distribution operation, which will be shut down as part of the restructuring.



     The remainder of the restructuring charges represents the accrual for lease terminations and other obligations at September 30, 1996. At September 30, 1996, no amounts had yet been paid with respect to the restructuring charges.



     The Company anticipates the liquidation of these operations to be completed by March 31, 1997.



     Summarized information relating to the Company's distribution operations to be terminated are presented below for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996:



                                                                    1994       1995       1996
                                                                   ------     ------     ------
Net Sales........................................................  23,759     21,335     10,429
Costs and expenses...............................................  24,645     22,857     11,883
Restructuring charges............................................      --         --      3,212
                                                                   ------     ------     ------
Loss from operations.............................................    (886)    (1,522)    (4,666)



     Sales by the Company's French steam-cleaner facility are principally intercompany.



(5) OPERATING LEASES



     The Company rents certain real property and machinery and equipment under operating leases expiring at various dates through 2000. Rental expense under operating leases, including short-term machinery and

                     SHOP-VAC CORPORATION AND SUBSIDIARIES
equipment rentals, aggregated approximately $530,000 in 1993, $617,000 in 1994 and $873,000 in 1995, and approximately $684,000 (unaudited) and $626,000 (unaudited) for the nine-month periods ended September 30, 1995 and 1996, respectively.

     Future minimum lease payments required under all noncancelable operating leases of continuing operations at December 31, 1995 are approximately as follows (dollars in thousands):

                  1996........................................      $1,034
                  1997........................................         562
                  1998........................................         391
                  1999........................................         237
                  2000........................................          79
                                                                    ------
                  Total minimum lease payments................      $2,303
                                                                    ======

(6) EMPLOYEE BENEFIT PLANS

     The Company provides non-contributory, defined benefit pension plans covering substantially all domestic personnel. The benefits are based on average compensation and the number of years of service. The Company's funding policy is to contribute the recommended amount based on the calculations of the plans' consulting actuary.

     The following table sets forth the plans' funded status and amounts recognized in the Company's balance sheet (dollars in thousands):

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                       1994         1995
                                                                      -------     --------
    Actuarial present value of benefit obligation:
      Accumulated benefit obligation, including vested
         benefits of $5,913 in 1994 and $7,531 in 1995..............  $(6,406)    $ (8,246)
                                                                      =======     ========
    Projected benefit obligation for service rendered to date.......  $(9,521)    $(10,515)
    Plan assets at fair value, primarily short-term marketable
      securities and mutual funds...................................    7,438        8,744
                                                                      -------     --------
    Projected benefit obligation in excess of plan assets...........   (2,083)      (1,771)
    Unrecognized prior service cost.................................       70           57
    Unrecognized net loss...........................................    2,073        1,294
    Unrecognized net transition obligation..........................     (100)         (88)
                                                                      -------     --------
    Accrued pension cost included in accounts payable
      and accrued expenses..........................................  $   (40)    $   (508)
                                                                      =======     ========

     Net periodic pension cost includes the following components (dollars in thousands):

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1993        1994        1995
                                                            -------     -------     -------
    Service cost-benefits earned during the period........  $   947     $ 1,298     $ 1,478
    Interest cost on projected benefit obligations........      503         643         720
    Return on plan assets.................................     (452)       (524)       (714)
    Net amortization and deferral.........................       20         154         222
                                                            -------     -------     -------
    Net periodic pension cost.............................  $ 1,018     $ 1,571     $ 1,706
                                                            =======     =======     =======

     A weighted-average discount rate of 8% in 1993 and 1994 and 7.5% in 1995 and a rate of increase in future compensation levels of 5% in 1993 and 1994 and 4% in 1995 were used in determining the actuarial

                     SHOP-VAC CORPORATION AND SUBSIDIARIES
present value of the projected benefit obligation. The expected long-term rate of return on assets was 8.9% in 1993, 1994, and 1995.

     Certain U.S. employees of the Company are eligible to participate in the Shop-Vac Employees' Savings Plan. This plan allows employees to contribute up to 15% of their earnings as pretax contributions. The Company also makes matching contributions to each participant's account equal to 25% of the amount contributed by the employee, up to a maximum employee contribution of 6%. The Company's contributions to this plan totaled approximately $134,000, $170,000, and $173,000 during the years ended December 31, 1993, 1994, and 1995, respectively.


     Until March 31, 1995, certain executive officers of the Company were eligible to participate in the Shop-Vac Executive Benefit Trust, a nonqualified deferred compensation plan. This plan allowed participants to contribute up to 30%, 40%, and 40% of their earnings as pretax contributions for the years ended December 31, 1993, 1994, and 1995, respectively. The Company also made matching contributions to each participant's account equal to 75% of the amount contributed by the employee, up to a maximum employee contribution of 6%. The Company's contributions to this plan totaled approximately $172,000, $260,000, and $64,000 during the years ended December 31, 1993, 1994, and 1995, respectively. This plan was terminated in 1995.


     Prior to April 6, 1993, the Company contributed to a union security plan. Contributions to this security plan amounted to $101,000 in 1993. Employees voted to decertify the union which represented them effective April 6, 1993. This action resulted in the cessation of the Company's obligation to contribute to the union's pension and health and welfare funds. These employees are now covered by the benefit plans of the Company. The Company has reflected the estimated withdrawal liability under the multi-employer plan in the accompanying consolidated financial statements.

     Certain employees are also covered by a retirement benefit plan providing prescription drug benefits. The plan is not funded. The Company accounts for these costs by accruing for them over the employee service period. The Company adopted the provisions of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, during 1993. The effect of this accounting change was a non-cash charge of $1,568,000 before income taxes ($949,000 after income taxes.) The accumulated benefit obligation at December 31, 1994 and 1995 was $1,422,000 and $1,279,000, respectively, and is reflected in other liabilities in the accompanying consolidated balance sheet. The benefit obligation was calculated using a discount rate of 8% and 7.5% at December 31, 1994 and 1995, respectively, and a 5% annual rate of increase in the cost of covered benefits. The effect of a one percentage point increase in the annual rate would increase the accumulated benefit obligation by approximately 13%.

(7) INCOME TAXES

     During 1993, the Company adopted the provisions of SFAS No. 109, Accounting for Income Taxes, which requires a change from the deferred method of accounting for income taxes to the asset and liability method. The cumulative effect of this accounting change was a charge of $100,000 and has been reflected in the consolidated statement of operations for the year ended December 31, 1993. The $100,000 cumulative effect reflects the previously unrecognized tax effect of differences between the financial statement bases and tax bases of certain assets and liabilities in the Company's consolidated financial statements, primarily inventories and fixed assets. Purchase accounting adjustments to certain assets and liabilities recorded net of related income tax effects have been adjusted as part of the cumulative effect, to reflect the related deferred taxes or future income tax benefits in the consolidated balance sheet.

                     SHOP-VAC CORPORATION AND SUBSIDIARIES

     Total income tax expense (benefit) is allocated as follows (dollars in thousands):


                                                                                NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                            -------------------------------     ------------------
                                             1993        1994        1995        1995        1996
                                            -------     -------     -------     -------     ------
                                                                                   (UNAUDITED)
Income from operations....................  $ 5,130     $ 4,964     $ 1,425     $ 1,006     $1,172
Cumulative effect of changes in accounting
  principles..............................     (519)         --          --          --         --
Results of discontinued operations........   (1,553)     (1,195)        (76)     (2,506)        --
Loss on disposal of discontinued
  business................................       --          --        (454)         --         --
                                             ------       -----     -------     -------     -------
                                            $ 3,058     $ 3,769     $   895     $(1,500)    $1,172
                                             ======       =====     =======     =======     =======

     The domestic and foreign components of income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principles are as follows (dollars in thousands):


                                                                                NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                          --------------------------------      ------------------
                                           1993         1994         1995        1995        1996
                                          -------      -------      ------      ------      ------
                                                                                   (UNAUDITED)
Domestic................................  $10,024      $10,595      $3,150      $  172      $4,303
Foreign.................................    7,231        6,852       1,032       1,027      (3,304)
                                           ------          ---      ------      -------     -------
                                          $17,255      $17,447      $4,182      $1,199      $  999
                                           ======          ===      ======      =======     =======


     The difference between the expected income tax expense from continuing operations at the statutory federal income tax rate of 35% and the actual income tax expense from continuing operations as reflected in the accompanying consolidated financial statements is as follows (dollars in thousands):


                                                                                NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                           -------------------------------      ------------------
                                            1993        1994         1995        1995        1996
                                           ------      -------      ------      ------      ------
                                                                                   (UNAUDITED)
Expense at statutory rate...............   $6,039      $ 6,106      $1,464      $  420      $  350
State income tax, net...................      323          339          64           9          41
Foreign taxes...........................     (664)      (1,104)         70         577       2,357
Change in beginning of year valuation
  allowance for deferred tax assets
  allocated to income tax expense.......       --           --          --          --      (1,576)
Foreign tax credits.....................     (326)        (310)         --          --          --
Other...................................     (242)         (67)       (173)         --          --
                                           ------         ----      ------      ------      ------
Total provision for income taxes from
  continuing operations.................   $5,130      $ 4,964      $1,425      $1,006      $1,172
                                           ======         ====      ======      ======      ======

                     SHOP-VAC CORPORATION AND SUBSIDIARIES

     Components of income tax expense (benefit) from continuing operations are as follows (dollars in thousands):

                                                                        DEFERRED
                                                                  --------------------
                                                        CURRENT   CURRENT   NONCURRENT   TOTAL
                                                        -------   -------   ----------   ------
    YEAR ENDED DECEMBER 31, 1993
    Federal...........................................  $ 2,324   $ 1,315    $   (873)   $2,766
    Foreign...........................................    2,196      (394)         65     1,867
    State.............................................      418       238        (159)      497
                                                        -------   -------     -------    -------
                                                        $ 4,938   $ 1,159    $   (967)   $5,130
                                                        =======   =======     =======    =======
    YEAR ENDED DECEMBER 31, 1994
    Federal...........................................  $ 1,861   $  (490)   $  1,777    $3,148
    Foreign...........................................    1,514       (27)       (193)    1,294
    State.............................................      178      (131)        475       522
                                                        -------   -------     -------    -------
                                                        $ 3,553   $  (648)   $  2,059    $4,964
                                                        -------   -------     -------    -------
    YEAR ENDED DECEMBER 31, 1995
    Federal...........................................  $ 1,309   $ 2,037    $ (2,451)   $  895
    Foreign...........................................      493      (162)        100       431
    State.............................................      145       226        (272)       99
                                                        -------   -------     -------    -------
                                                        $ 1,947   $ 2,101    $ (2,623)   $1,425
                                                        -------   -------     -------    -------
    NINE MONTHS ENDED SEPTEMBER 30,
      1995 (UNAUDITED)
    Federal...........................................  $    56   $    87    $    (87)   $   56
    Foreign...........................................      858        (3)         82       937
    State.............................................       13        20         (20)       13
                                                        -------   -------     -------    -------
                                                        $   927   $   104    $    (25)   $1,006
                                                        =======   =======     =======    =======
    NINE MONTHS ENDED SEPTEMBER 30,
      1996 (UNAUDITED)
    Federal...........................................  $     4   $(1,491)   $  1,491    $   84
    Foreign...........................................    1,025        --          --     1,025
    State.............................................       63      (213)        213        63
                                                        -------   -------     -------    -------
                                                        $ 1,172   $(1,704)   $  1,704    $1,172
                                                        =======   =======     =======    =======

                     SHOP-VAC CORPORATION AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (dollars in thousands):


                                                            YEAR ENDED DECEMBER
                                                                    31,
                                                            --------------------     SEPTEMBER 30,
                                                             1994         1995           1996
                                                            -------      -------     -------------
                                                                                      (UNAUDITED)
Deferred tax assets:
  Accounts receivable, principally due to allowance for
     doubtful accounts....................................  $   558      $   504        $   434
  Inventories, including uniform capitalization...........       24          475            400
  Compensated absences and postretirement benefits
     principally due to accrual for financial reporting
     purposes.............................................    2,234        1,871          1,687
  Liabilities due to accrual for financial reporting
     purposes.............................................      514        6,945          4,993
  Credit carryovers.......................................    4,078        5,697          5,781
  Loss carryforward from discontinued operations..........    2,754       21,149         21,170
  Other...................................................      752          331          1,002
                                                            --------     --------      --------
Total gross deferred tax assets...........................   10,914       36,972         35,467
Less valuation allowance..................................    6,739       33,704         32,128
                                                            --------     --------      --------
                                                              4,175        3,268          3,339
                                                            --------     --------      --------
Deferred tax liabilities:
  Plant and equipment, due to differences in depreciation
     and capitalized interest.............................    3,782        3,119          3,277
  Costs deferred for financial reporting currently
     deductible for tax...................................      915          149             62
                                                            --------     --------      --------
Total gross deferred tax liabilities......................    4,697        3,268          3,339
                                                            --------     --------      --------
Net deferred tax assets (liabilities).....................  $  (522)     $    --        $    --
                                                            ========     ========      ========



     The valuation allowance for deferred tax assets at January 1, 1995 was $6,739,000. The net change in valuation allowance for the year ended December 31, 1995 was an increase of $26,965,000 and for the period ended September 30, 1996 was a decrease of $1,576,000 (unaudited).


     The Company has not recognized a deferred tax liability for the basis differences related to the stock in certain foreign subsidiaries since such differences are primarily related to undistributed earnings and the earnings are not expected to be remitted and become taxable to the Company in the foreseeable future. The accumulated amount of such undistributed earnings was approximately $17,537,000 and $14,837,000 (unaudited) at December 31, 1995 and September 30, 1996, respectively.

     At December 31, 1995 and September 30, 1996, the Company has federal alternative minimum tax credit carryovers of approximately $1,350,000 and $1,434,000 (unaudited), respectively, which are available to reduce future regular income taxes, if any, over an indefinite period.

     At December 31, 1995 and September 30, 1996 (unaudited), the Company also has general business credit carryforwards of approximately $454,000 and foreign tax credit carryforwards of approximately

                     SHOP-VAC CORPORATION AND SUBSIDIARIES

$3,893,000 which are available to offset future federal income taxes. If not used to reduce federal income taxes these credits will expire as follows (dollars in thousands):

                                                                     GENERAL    FOREIGN
                                                                     BUSINESS     TAX
                                                                      CREDIT    CREDIT
                                                                     --------   -------
          December 31, 1997.........................................  $   --        259
          December 31, 1998.........................................      --      1,441
          December 31, 1999.........................................      --        574
          December 31, 2000.........................................      --      1,619
          December 31, 2008.........................................     203         --
          December 31, 2009.........................................     251         --

     The Company has an estimated tax loss carryforward for income tax purposes of $48.7 million at December 31, 1995 and September 30, 1996 (unaudited), which is available to reduce federal income taxes, if any, through 2010 and state income taxes over various carryforward periods. Based on the Company's historical and current pretax operating results, future reversals of existing taxable temporary differences, estimates of future taxable income and available tax planning strategies, management believes that it is more likely than not that the recorded deferred tax assets, net of the valuation allowance, will be realized.

(8) GEOGRAPHIC INFORMATION

     The Company and its subsidiaries are primarily engaged in the manufacture and sale of various types of industrial and consumer shop vacuums. The Company and subsidiaries operate in various geographic areas as indicated by the following (dollars in thousands):

                                                           EUROPE,
                                                         PRINCIPALLY
                                                           FRANCE,
                                                           GERMANY,
                                                         IRELAND AND
                                                          THE UNITED
                                         UNITED STATES     KINGDOM        OTHER   ELIMINATIONS   CONSOLIDATED
                                         -------------  --------------   -------  ------------   ------------
Year ended December 31, 1993:
  Total sales............................   $ 134,331      $ 82,114      $24,788    $(16,507)      $224,726
  Operating profit.......................   $  17,172      $  5,766      $   657    $     --       $ 23,595
  Identifiable assets,                                     $ 34,080                 $     --       $106,978
     December 31, 1993...................   $  64,738                    $ 8,160

Year ended December 31, 1994:
  Total sales............................   $ 157,412      $ 85,157      $24,674    $(16,400)      $250,843
  Operating profit (loss)................   $  19,418      $  6,879      $   (15)   $     --       $ 26,282
  Identifiable assets,                                     $ 42,679                 $     --       $131,067
     December 31, 1994...................   $  80,860                    $ 7,528

Year ended December 31, 1995:
  Total sales............................   $ 144,459      $ 77,820      $22,982    $(13,938)      $231,323
  Operating profit.......................   $  14,458      $  1,627      $   185    $     --       $ 16,270
  Identifiable assets,
     December 31, 1995...................   $  71,203      $ 38,042      $ 7,206    $     --       $116,451

                     SHOP-VAC CORPORATION AND SUBSIDIARIES

                                                           EUROPE,
                                                         PRINCIPALLY
                                                           FRANCE,
                                                           GERMANY,
                                                         IRELAND AND
                                                          THE UNITED
                                         UNITED STATES     KINGDOM        OTHER   ELIMINATIONS   CONSOLIDATED
                                         -------------  --------------   -------  ------------   ------------
Nine months ended September 30, 1995
  (unaudited):
  Total sales............................   $ 100,755      $ 58,035      $16,354    $(10,009)      $165,135
  Operating profit.......................   $   8,978      $  1,403      $    83    $     --       $ 10,464
  Identifiable assets,
     September 30, 1995..................   $  93,162      $ 43,966      $ 8,443    $     --       $145,571
Nine months ended September 30, 1996
(unaudited):
  Total sales............................   $  91,991      $ 54,007      $16,481    $(11,171)      $151,308
  Operating profit.......................   $  10,970      $ (2,702)     $   302    $     --       $  8,570
  Identifiable assets,
     September 30, 1996..................   $  69,105      $ 38,331      $ 8,947    $     --       $116,383


Sales between geographic areas are made at the cost of producing the items plus a profit margin. Operating profit is total operating revenue less operating expenses; interest, other nonoperating income and expenses and income taxes are not considered in computing operating profit. Identifiable assets are those assets identified with the operations in each geographic area. Identifiable assets exclude the net assets of discontinued operations.

(9) BUSINESS AND CREDIT CONCENTRATIONS

     Most of the Company's customers are in the consumer products retail industry. Approximately 11%, 15%, and 14% of net sales for the years ended December 31, 1993, 1994, and 1995, respectively, were with one customer. Approximately 14% and 12% (unaudited) of net sales for the nine-month periods ended September 30, 1995 and 1996, respectively, were with one customer. The Company's ten largest customers accounted for approximately 41%, 46%, and 49% of the Company's net sales for 1993, 1994, and 1995, respectively, approximately 51% (unaudited) and 56% (unaudited) of the Company's net sales for each of the nine-month periods ended September 30, 1995 and 1996, respectively, and approximately 44%, 44% and 60% of the Company's accounts receivable balances at December 31, 1994 and 1995, and September 30, 1996 (unaudited), respectively.

(10) FOREIGN GOVERNMENT GRANTS

     Under various agreements between one of the Company's foreign subsidiaries and the industrial development authority of a foreign government, the foreign subsidiary has received, upon satisfaction of certain conditions, grants from the foreign government amounting to approximately 45% of the cost of acquiring certain capital assets. In accordance with the grant agreements, the foreign subsidiary is required to maintain retained earnings in the amount of $5.3 million that may not be distributed as dividends for a period of 10 years from the date of the grant agreements. The foreign government may revoke the grants and require repayment of grants received by the foreign subsidiary if the foreign subsidiary violates any of the various grant agreements' provisions. Violation of the agreements would occur if, among other things, the foreign subsidiary changes the nature of its operations, ceases to operate, stops paying its liabilities, or becomes bankrupt. The foreign subsidiary believes it is in compliance with the provisions of the agreements. The foreign subsidiary's contingent liability for the repayment of grants received terminates 10 years from receipt of the grant amounts and amounted to $3.7 million at December 31, 1995 and September 30, 1996 (unaudited). This contingent

                     SHOP-VAC CORPORATION AND SUBSIDIARIES
liability expires in varying amounts (ranging from $157,000 to $837,000 annually) beginning in 1996 and ending in 2004.

(11) DISCONTINUED OPERATIONS

     During the early part of 1995 the Company was in the process of negotiating the restructuring and refinancing of its existing debt. Based upon negotiations with the lenders and a comprehensive product strategy and planning strategy review, it was decided to dispose of a major subsidiary and related product lines. As a result, the Company adopted a formal plan of disposal and engaged an investment banking firm to sell its McCulloch Corporation subsidiary and other related assets worldwide. Subsequently, the Company entered into an agreement in October 1995 with a buyer to sell all of the McCulloch operations which sale was completed on November 1, 1995. Furthermore, the agreement to sell McCulloch required the Company to distribute McCulloch products in certain European locations through December 31, 1996. The Company was obligated to use the net proceeds from the sale of the operations to reduce debt.

     The assets and liabilities of the discontinued operations have been reclassified in the accompanying consolidated financial statements to separately identify them as net current assets and net noncurrent assets related to discontinued operations. These net assets consist of net working capital, net property, plant and equipment, other assets, and intangible assets, less related liabilities, as follows as of December 31, 1994 and 1995 and September 30, 1996:

                                                                DECEMBER 31,
                                                            --------------------     SEPTEMBER 30,
                                                              1994        1995           1996
                                                            --------     -------     -------------
                                                                                     (UNAUDITED)
Current assets:
  Accounts receivable.....................................  $ 38,380     $ 8,734        $10,819
  Inventory...............................................    74,160       9,223          9,533
  Prepaid expenses........................................     7,955       1,072            900
                                                             -------     -------        -------
                                                             120,495      19,029         21,252
                                                             -------     -------        -------
Current liabilities:
  Loans payable...........................................     8,667          --             --
  Accounts payable........................................    40,603          --             --
  Accrued expenses........................................     4,117          --             --
                                                             -------     -------        -------
                                                              53,387          --             --
                                                             -------     -------        -------
Net current assets of discontinued operations.............  $ 67,108     $19,029        $21,252
                                                             =======     =======        =======
Noncurrent assets:
  Fixed assets............................................  $ 62,928     $    --        $    --
  Other assets and intangibles............................     7,915          --             --
                                                             -------     -------        -------
                                                              70,843          --             --
                                                             -------     -------        -------
Noncurrent liabilities:
  Deferred income taxes...................................     8,419          --             --
  Other liabilities.......................................     8,017          --             --
                                                             -------     -------        -------
                                                              16,436          --             --
                                                             -------     -------        -------
Net noncurrent assets of discontinued operations..........  $ 54,407     $    --        $    --
                                                             =======     =======        =======

     The disposal of the McCulloch operations has been accounted for as a discontinued operation and, accordingly, its operating results are segregated and reported as discontinued operations in the accompanying

                     SHOP-VAC CORPORATION AND SUBSIDIARIES
consolidated statement of operations. Prior year financial statements have been reclassified to conform with the current year presentation. Sales and related costs of the European distribution arrangement are included in discontinued operations and inventory and receivables related to the distribution agreement are included with net current assets of discontinued operations. Summarized information relating to the McCulloch operations for the years ended December 31, 1993 and 1994 and the ten months ended October 31, 1995 are as follows:

                                                           1993         1994         1995
                                                         --------     --------     --------
    Net sales..........................................  $203,578     $247,160     $267,123
    Cost and expenses..................................   209,279      252,880      277,838
                                                         --------     --------     --------
    Loss before income taxes...........................    (5,701)      (5,720)     (10,715)
    Income tax (benefit)...............................    (1,553)      (1,195)         (76)
                                                         --------     --------     --------
    Net loss...........................................  $ (4,148)    $ (4,525)    $(10,639)
                                                         ========     ========     ========

     The Company has recorded a loss on disposition of the net assets of discontinued operations of $120.3 million, net of a tax benefit of $0.5 million, which was recorded in the fourth quarter of 1995. The loss on disposal represents the net book value of the operations being disposed of less the proceeds received of $30 million in November 1995. Further, the loss includes charges amounting to $19.6 million for reduction in the number of employees as a result of the sale, consolidation of certain offices and leased facilities, disposition of certain assets, estimated losses on existing contractual arrangements, estimated losses on European distribution of McCulloch products through December 31, 1996 and certain other charges resulting from the McCulloch disposition, such as certain indemnity obligations arising in connection with the McCulloch disposition, including, but not limited to, indemnification of the purchaser of McCulloch with respect to certain potential environmental, lease, product and workers' compensation liabilities. Through September 30, 1996 approximately $1.9 million (unaudited) of cash had been paid with respect to those items.

------------------------------------------------------
------------------------------------------------------

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................   12
The Exchange Offer....................   19
Use of Proceeds.......................   26
Capitalization........................   27
McCulloch Disposition.................   28
Selected Consolidated Financial
  Data................................   29
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   31
Business..............................   39
Management............................   53
Certain Relationships and Related
  Transactions........................   57
Principal Stockholders................   58
Description of Certain Indebtedness...   59
Description of Exchange Notes.........   63
Book Entry; Delivery and Form.........   82
Certain Federal Income Tax
  Considerations......................   84
Plan of Distribution..................   85
Legal Matters.........................   86
Experts...............................   86
Available Information.................   86
Index to Financial Statements.........  F-1

     UNTIL             , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE
EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENT OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                      LOGO

                              SHOP VAC CORPORATION

                             OFFER TO EXCHANGE ITS
                          10 5/8% SENIOR SECURED NOTES
                                    DUE 2003
WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY
                           AND ALL OF ITS OUTSTANDING
                                 10 5/8% SENIOR
                             SECURED NOTES DUE 2003
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                           , 1997

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 14A:3-5 of the New Jersey Business Corporation Act provides in relevant part any corporation organized for any purpose under any general or special law of New Jersey shall have the power to indemnify a corporate agent against such agent's expenses and liabilities in connection with any proceeding involving the corporate agent by reason of such agent being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if such corporate agent acted in good faith and in a manner the corporate agent reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceedings, such corporate agent had no reasonable cause to believe such agent's conduct was unlawful.

     In addition, Section 14A:3-5 provides that a corporation shall have the power to indemnify a corporate agent against such agent's expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of the corporate agent being or having been such corporate agent, if the corporate agent acted in good faith and in a manner the corporate agent reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless, and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

     Additionally, Section 14A:3-5(4) provides that a corporation shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in the above-described provision or in defense of any claim, issue or matter therein.

     New Jersey law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that the corporate agent's acts or omissions were in breach of the corporate agent's duty of loyalty to the corporation or its shareholders, were not in good faith or involved a knowing violation of law or resulted in receipt by the corporate agent of an improper personal benefit.

     "Corporate Agent" for the purposes of the above-described provisions means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent.

     Section 14A:2-7(3) of the New Jersey Corporation Act provides that a certificate of incorporation may provide that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission in breach of such person's duty of loyalty to the corporation or its shareholders, not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. As used in this subsection, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which such person has a material conflict of interest.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


 EXHIBIT
   NO.                                         DESCRIPTION
----------   --------------------------------------------------------------------------------
  3.1*       Certificate of Incorporation, as amended, of Shop Vac Corporation.
  3.2*       By-Laws of Shop Vac Corporation.
  4.1*       Indenture, dated as of October 1, 1996, between Shop Vac Corporation and Marine
             Midland Bank, as trustee, relating to $100,000,000 aggregate principal amount of
             10 5/8% Senior Secured Notes due 2003.
  4.2*       Registration Rights Agreement, dated as of October 1, 1996, between Shop Vac
             Corporation, Lehman Brothers and First Union Capital Markets Corp.
  4.3*       Specimen Certificate of 10 5/8% Senior Secured Notes due 2003 (the "Private
             Notes") (included in Exhibit 4.1 hereto).
  4.4*       Specimen Certificate of 10 5/8% Senior Secured Notes due 2003 (the "Exchange
             Notes") (included in Exhibit 4.1 hereto).
  5.1        Opinion of Latham & Watkins regarding the validity of the Exchange Notes.
  8.1*       Opinion of Latham & Watkins regarding the material United States Federal income tax consequences to holders of the securities being registered.
 10.1*       Credit Agreement, dated as of October 1, 1996, between Shop Vac Corporation,
             Felchar Manufacturing Corporation and First Union National Bank of North
             Carolina with respect to a $25,000,000 revolving credit facility.
 10.2*       Pledge Agreement, dated as of October 1, 1996, by Jonathan Miller, Matthew
             Miller, the Jonathan Miller Family Limited Partnership, the Matthew Miller
             Family Limited Partnership and the Matthew Miller 1984 Children's Trust in favor of Marine Midland Bank.
 10.3*       Purchase Agreement, dated as of September 25, 1996, between Shop Vac
             Corporation, Lehman Brothers and First Union Capital Markets Corp.
 10.4*       Shareholders Agreement dated July 21, 1987 by and among Shop Vac Corporation,
             Martin Miller, as trustee, Jonathan Miller, individually and as a trustee, and
             Matthew Miller, individually and as a trustee, as amended by Amendment to
             Shareholders Agreement dated August 1, 1991.
 10.5*       Employment Agreement dated March 14, 1996 with respect to Jonathan Miller, as amended by a First Amendment dated September 25, 1996.
 10.6*       Employment Agreement dated March 14, 1996 with respect to Matthew Miller, as amended by a First Amendment dated September 25, 1996.
 10.7*       Employment Agreement dated March 14, 1996 with respect to W. Earl Stogner.
 10.8*       Agreement between District 65 Pension Plan and Shop Vac Corporation concerning preliminary payments dated March 14, 1996.
 10.9*       Stock Purchase Agreement dated October 22, 1995 by and among Beaver Acquisition
             Corporation and Shop Vac Corporation, and Amendment No. 1 to the Stock Purchase
             Agreement dated November 1, 1995.
 12.1*       Statement of Computation of Ratio of Earnings to Fixed Charges.
 21.1*       Subsidiaries of Shop Vac Corporation.
 23.1        Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1).
 23.2        Consent of KPMG Peat Marwick LLP.
 24.1*       Power of Attorney of Shop Vac Corporation (included on signature page to this
             Registration Statement on Form S-4).
 25.1*       Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture
             Act of 1939 of Marine Midland Bank (bound separately).
 27.1*       Financial Data Schedule.
 99.1*       Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer.

 EXHIBIT
   NO.                                         DESCRIPTION
----------   --------------------------------------------------------------------------------
 99.2*       Forms of Notices of Guaranteed Delivery.


     (b) Financial Statement Schedules:

        Schedule II.* Valuation and Qualifying Accounts.
---------------

*  Previously filed.


                               SCHEDULES OMITTED

     Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or the registrant in the successful defense of any action, suit paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into this Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 22, 1997.


                                          SHOP VAC CORPORATION

                                          By:      /s/  W. EARL STOGNER

                                            ------------------------------------
                                                      W. Earl Stogner
                                                Executive Vice President and
                                            Chief Financial Officer and Director
                                               (Principal Accounting Officer)

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                         DESCRIPTION
----------
    3.1*     Certificate of Incorporation, as amended, of Shop Vac Corporation.
    3.2*     By-Laws of Shop Vac Corporation.
    4.1*     Indenture, dated as of October 1, 1996, between Shop Vac Corporation and Marine
             Midland Bank, as trustee, relating to $100,000,000 aggregate principal amount of
             10 5/8% Senior Secured Notes due 2003.
    4.2*     Registration Rights Agreement, dated as of October 1, 1996, between Shop Vac
             Corporation, Lehman Brothers and First Union Capital Markets Corp.
    4.3*     Specimen Certificate of 10 5/8% Senior Secured Notes due 2003 (the "Private
             Notes") (included in Exhibit 4.1 hereto).
    4.4*     Specimen Certificate of 10 5/8% Senior Secured Notes due 2003 (the "Exchange
             Notes") (included in Exhibit 4.1 hereto).
    5.1      Opinion of Latham & Watkins regarding the validity of the Exchange Notes.
    8.1*     Opinion of Latham & Watkins regarding the material United States Federal income tax consequences to holders of the securities being registered.
   10.1*     Credit Agreement, dated as of October 1, 1996, between Shop Vac Corporation,
             Felchar Manufacturing Corporation and First Union National Bank of North
             Carolina with respect to a $25,000,000 revolving credit facility.
   10.2*     Pledge Agreement, dated as of October 1, 1996, by Jonathan Miller, Matthew
             Miller, the Jonathan Miller Family Limited Partnership, the Matthew Miller
             Family Limited Partnership and the Matthew Miller 1984 Children's Trust in favor of Marine Midland Bank.
   10.3*     Purchase Agreement, dated as of September 25, 1996, between Shop Vac
             Corporation, Lehman Brothers and First Union Capital Markets Corp.
   10.4*     Shareholders Agreement dated July 21, 1987 by and among Shop Vac Corporation,
             Martin Miller, as trustee, Jonathan Miller, individually and as a trustee, and
             Matthew Miller, individually and as a trustee, as amended by Amendment to
             Shareholders Agreement dated August 1, 1991.
   10.5*     Employment Agreement dated March 14, 1996 with respect to Jonathan Miller, as amended by a First Amendment dated September 25, 1996.
   10.6*     Employment Agreement dated March 14, 1996 with respect to Matthew Miller, as amended by a First Amendment dated September 25, 1996.
   10.7*     Employment Agreement dated March 14, 1996 with respect to W. Earl Stogner.
   10.8*     Agreement between District 65 Pension Plan and Shop Vac Corporation concerning preliminary payments dated March 14, 1996.
   10.9*     Stock Purchase Agreement dated October 22, 1995 by and among Beaver Acquisition
             Corporation and Shop Vac Corporation, and Amendment No. 1 to the Stock Purchase
             Agreement dated November 1, 1995.
   12.1*     Statement of Computation of Ratio of Earnings to Fixed Charges.
   21.1*     Subsidiaries of Shop Vac Corporation.
   23.1      Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1).
   23.2      Consent of KPMG Peat Marwick LLP.
   24.1*     Power of Attorney of Shop Vac Corporation (included on signature page to this
             Registration Statement on Form S-4).
   25.1*     Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture
             Act of 1939 of Marine Midland Bank (bound separately).
   27.1*     Financial Data Schedule.
   99.1*     Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer.
   99.2*     Forms of Notices of Guaranteed Delivery.


---------------

*  Previously filed.